                      SCHEDULE 14A INFORMATION
                           (Rule 14a-101)
              INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934
                          (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    LINCOLN HERITAGE CORPORATION
          (Name of Registrant as Specified in Its Charter)
                                N/A
  (Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1)   Title of each class of securities to which transaction applies:
               COMMON STOCK, NO PAR VALUE
     2)   Aggregate number of securities to which transaction applies:
               10,648 OUTSTANDING SHARES
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               $527.70 PER SHARE FOR 10,648 OUTSTANDING SHARES
     4)   Proposed maximum aggregate value of transaction: $5,618,949.60
     5)   Total fee paid: $1,123.79

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

             [LINCOLN HERITAGE CORPORATION LETTERHEAD]

                                                 February 14, 2000

Dear Shareholder:

     I cordially invite you to attend a special meeting of the shareholders of Lincoln Heritage Corporation, a Texas corporation, to be held at 10:00 a.m. Central Time on Thursday, March 9, 2000, at the law offices of Wittner, Poger, Spewak and Maylack, P.C., 7700 Bonhomme Avenue, Suite 400, St. Louis, Missouri 63105. At this meeting, shareholders of record on February 10, 2000 will vote on the following proposals:

     1.   To adopt a proposal to amend our Amended and Restated
          Articles of Incorporation to change our corporate name to "Forever Enterprises, Inc."

     2. To approve a stock acquisition agreement, dated as of December 20, 1999, by and between Lincoln Heritage Corporation and National Heritage Enterprises, Inc., and the transactions contemplated thereby. The stock acquisition agreement provides, among other things, that National Heritage Enterprises, Inc. will sell to Lincoln Heritage Corporation all of the issued and outstanding shares of common stock of Forever Enterprises, Inc. In exchange for such stock, Lincoln Heritage will issue to National Heritage shares of Lincoln Heritage stock with a market value of $12,000,000 based on the closing price on the trading day immediately preceding the day on which the acquisition is consummated, provided that Lincoln Heritage Corporation will not be obligated to issue more than 2.4 million shares.

     For the reasons set forth in the attached proxy statement, your board of directors has unanimously determined that the amendment to our Amended and Restated Articles of Incorporation and the stock acquisition agreement and transactions contemplated thereby are in the best interests of Lincoln Heritage and our shareholders and has approved the stock acquisition agreement and transactions contemplated thereby.
Crown Capital Corporation, financial advisor to Lincoln Heritage's board of directors, has rendered an opinion dated February 14, 2000 to the effect that, as of such date, the acquisition is fair from a financial point of view to Lincoln Heritage's shareholders. The opinion is attached to the accompanying proxy statement as Annex A.
                                                -------

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES AND "FOR" APPROVAL OF THE STOCK ACQUISITION AGREEMENT AND THE TRANSACTIONS
CONTEMPLATED THEREBY.

     Attached is a Notice of Special Meeting of Shareholders and a Proxy Statement containing a discussion of the background of, reasons for and terms of the acquisition. Please read this material carefully. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE STOCK ACQUISITION AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY. If you attend the special meeting, you may withdraw your proxy and vote in person if you wish. Your vote is important regardless of the number of shares you own.


                                    Sincerely,

                                    /s/ Brent D. Cassity
                                    --------------------------
                                    Brent D. Cassity
                                    Chairman

                 [LINCOLN HERITAGE CORPORATION LETTERHEAD]

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON MARCH 9, 2000

To Our Shareholders:

     We are contacting you to notify you that a special meeting of shareholders of Lincoln Heritage Corporation, a Texas corporation, will be held on Thursday, March 9, 2000, at the law offices of Wittner, Poger, Spewak and Maylack, P.C., 7700 Bonhomme Avenue, Suite 400,
St. Louis, Missouri 63105 for the following purposes:

     1.   To adopt a proposal to amend our Amended and Restated
          Articles of Incorporation to change our corporate name to "Forever Enterprises, Inc."

     2. To approve a stock acquisition agreement, dated as of December 20, 1999, by and between Lincoln Heritage Corporation and National Heritage Enterprises, Inc., and the transactions contemplated thereby. The stock acquisition agreement provides, among other things, that National Heritage Enterprises, Inc. will sell to Lincoln Heritage Corporation all of the issued and outstanding shares of common stock of Forever Enterprises, Inc. In exchange for such stock, Lincoln Heritage will issue to National Heritage shares of Lincoln Heritage stock with a market value of $12,000,000 based on the closing price on the trading day immediately preceding the day on which the acquisition is consummated, provided that Lincoln Heritage Corporation will not be obligated to issue more than 2.4 million shares.

     3. To transact any other business that is properly brought before the special meeting or any adjournment or postponement of the special meeting.

     Your board of directors has fixed the close of business on
February 10, 2000 as the record date to determine the shareholders who are entitled to notice of, and to vote at, the special meeting. Please read carefully the accompanying proxy statement and the copy of the stock acquisition agreement that is attached as Annex B to the proxy
                                                -------
statement. The proxy statement describes the stock acquisition agreement and certain other transactions entered into in connection with the acquisition. The proxy statement and its annexes are deemed incorporated by reference in and form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING. IF YOU SIGN AND SEND IN YOUR PROXY CARD AND DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE "FOR" THE MATTERS CONSIDERED AT THE SPECIAL MEETING. IF YOU FAIL TO RETURN THE PROXY CARD OR TO VOTE AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE "AGAINST" THE MATTERS CONSIDERED AT THE SPECIAL MEETING.

                        By Order of the Board of Directors of Lincoln
                          Heritage Corporation


                        /s/ Brent D. Cassity
                        --------------------------------
                        Brent D. Cassity
February 14, 2000       Chairman

                    LINCOLN HERITAGE CORPORATION
                   1250 Capital of Texas Highway
                       Building 3, Suite 100
                        Austin, Texas 78716
                          _______________

                          PROXY STATEMENT
                          _______________

               FOR A SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON March 9, 2000


     We are furnishing this proxy statement to the shareholders of Lincoln Heritage Corporation, a Texas corporation, to solicit proxies for use at a special meeting of shareholders scheduled for 10:00 a.m., Central Time, on Thursday, March 9, 2000, at the law offices of Wittner, Poger, Spewak and Maylack, P.C., 7700 Bonhomme Avenue, Suite 400,
St. Louis, Missouri 63105, and at any adjournment or postponement of the special meeting.

     We are first mailing this proxy statement and the accompanying notice, proxy card and letter on or about February 14, 2000, to shareholders entitled to receive notice of, and to vote at, the special meeting.

     At the special meeting, shareholders will be asked to consider and vote:

     1.   To adopt a proposal to amend our Amended and Restated
          Articles of Incorporation to change our corporate name to "Forever Enterprises, Inc."

     2. To approve a stock acquisition agreement, dated as of December 20, 1999, by and between Lincoln Heritage Corporation and National Heritage Enterprises, Inc. and the transactions contemplated thereby. The stock acquisition agreement provides, among other things, that National Heritage Enterprises, Inc. will sell to Lincoln Heritage Corporation all of the issued and outstanding shares of common stock of Forever Enterprises, Inc. In exchange for such stock, Lincoln Heritage will issue to National Heritage shares of Lincoln Heritage stock with a market value of $12,000,000 based on the closing price on the trading day immediately preceding the day on which the acquisition is consummated, provided that Lincoln Heritage Corporation will not be obligated to issue more than 2.4 million shares.

     3. To transact any other business that is properly brought before the special meeting or any adjournment or postponement of the special meeting.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENT TO OUR AMENDED AND RESTATED
ARTICLES AND "FOR" APPROVAL OF THE STOCK ACQUISITION AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY.

     All information in this proxy statement about National Heritage Enterprises and Forever Enterprises was supplied by National Heritage Enterprises, and Lincoln Heritage did not independently verify it. Except as otherwise indicated, Lincoln Heritage supplied or prepared all other information in this proxy statement.

Dated: February 14, 2000

                                   TABLE OF CONTENTS
                                                                                         Page
                                                                                         ----
Cautionary Statement Concerning Forward-Looking Information                                 1

Questions and Answers About The Meeting, The Amendment to our Amended and Restated
   Articles of Incorporation and the Acquistion                                             2

Summary                                                                                     5
      The Companies                                                                         5
      The Special Meeting                                                                   5
      Record Date; Voting Power                                                             6
      Vote Required                                                                         6
      Voting by our Directors and Executive Officers                                        6
      Revocability of Proxies                                                               6
      Solicitation of Proxies                                                               6
      Proposal One - Amendment to Amended and Restated Articles of Incorporation            6
      Proposal Two - The Acquisition                                                        7

The Special Meeting                                                                        13

Proposal One - Amendment to Our Amended and Restated Articles of Incorporation to
   Change Our Corporate Name to Forever Enterprises, Inc.                                  16

Proposal Two - The Forever Enterprises Transaction                                         17

The Stock Purchase Agreement                                                               22

Pro Forma Financial Information                                                            26

Certain Information Regarding Lincoln Heritage Corporation                                 34

Voting Securities and Principal Holders Thereof                                            44

Description of Lincoln Heritage Securities                                                 45

Selected Consolidated Financial Data of Lincoln Heritage Corporation                       48

Management's Discussion and Analysis of Financial Condition and Results of Operations
   of Lincoln Heritage Corporation                                                         50

Certain Information Regarding Forever Enterprises, Inc.                                    59

Selected Consolidated Financial Data of Forever Enterprises, Inc.                          60

Management's Discussion and Analysis of Financial Conditions and Results of Operations
   of Forever Enterprises                                                                  61

                                i




Independent Auditors                                                                       64

Shareholder Proposals                                                                      64

Other Matters                                                                              65

Where You Can Find More Information                                                        65

Index to Consolidated Financial Statements                                                 66




Annex A - Opinion of Crown Capital Corporation                                            A-1

Annex B - Stock Acquisition Agreement dated as of December 20, 1999, by and between
   Lincoln Heritage Corporation and National Heritage Enterprises, Inc.                   B-1

                  CAUTIONARY STATEMENT CONCERNING
                    FORWARD-LOOKING INFORMATION

   This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the beliefs of our management as well as on assumptions made by and information currently available to us at the time such statements were made. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of management's assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, our actual results may differ materially from those indicated by the forward-looking statements.

   The factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to:
(1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to sell our products, the market value of our investments and the lapse rate and profitability of our policies; (2) our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives;
(3) mortality, morbidity and other factors that may affect the profitability of our insurance products; (4) changes in the federal income tax laws and regulations that may affect the cost of or demand for our products; (5) increasing competition in the sale of our products; (6) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products; (7) the availability and terms of future acquisitions; (8) unanticipated events associated with Year 2000 compliance relating to work on development or modification to computer systems and to software, including work performed by suppliers or vendors; and (9) the risk factors or uncertainties listed in our other filings with the Securities and Exchange Commission.

   When used in this report, the words "anticipate," "believe,"
"estimate," "expect," "intends" and similar expressions, as they relate to Lincoln Heritage are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

------------------------------------------------------------------------

      QUESTIONS AND ANSWERS ABOUT THE MEETING, THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE ACQUISITION

Q. WHAT WILL HAPPEN IN THE ACQUISITION?

A. We propose a transaction in which Lincoln Heritage Corporation will purchase from National Heritage Enterprises, Inc. all of the issued and outstanding shares of Forever Enterprises, Inc. In exchange for such shares, Lincoln Heritage Corporation will issue to National Heritage Enterprises, common stock of Lincoln Heritage with a market value of $12.0 million, provided that Lincoln Heritage Corporation will not be obligated to issue more than 2.4 million shares. Based on the closing price of $4.875 per share as reported by the Pacific Stock Exchange on February 10, 2000, Lincoln Heritage would issue 2,400,000 shares in connection with the acquisition.

   The Amended and Restated Articles of Incorporation of Lincoln
   Heritage Corporation will be further amended to change its name to "Forever Enterprises, Inc."

   Lincoln Heritage Corporation will continue to be incorporated in Texas; however, its corporate headquarters will be relocated to 10 South Brentwood, Clayton, Missouri 63105. In addition, in connection with the acquisition of Forever Enterprises, it currently is anticipated that once the transaction is consummated, the board of directors will elect the following people to serve as the officers of the company:

   Howard A. Wittner - Chairman and Secretary
   Brent D. Cassity - Chief Executive Officer
   J. Tyler Cassity - Co-Chief Executive Officer (Technology,
     Research and Development)
   Clifton Mitchell - President and Chief Financial Officer
   Randall K. Sutton - Vice President

Q. WHY ARE OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION BEING
   AMENDED?

A. Your board of directors believes that the name change of Lincoln Heritage Corporation to Forever Enterprises, Inc. will more closely reflect the strategic direction of our business and allow the general public to more clearly associate our corporate name with our products and services.

Q. WHY IS YOUR BOARD RECOMMENDING THAT I VOTE FOR THE STOCK
   ACQUISITION AGREEMENT AND TRANSACTIONS CONTEMPLATED?

A. Your board of directors believes that the terms and conditions of the stock acquisition agreement and transactions contemplated thereby are fair to and in the best interests of Lincoln Heritage and our shareholders. To review the background and reasons for the acquisition in greater detail, see pages 17 to 18.

Q. WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE ACQUISITION TO ME?

A. Your board of directors believes that the acquisition of Forever Enterprises will add unique products to your company in an expanding industry. In addition, your board of directors believes that the acquisition will expand our Internet sales through the acquisition of Forever Memorial, a subsidiary of Forever Enterprises. The acquisition of Forever Enterprises will result in a dilution of

------------------------------------------------------------------------

------------------------------------------------------------------------

   each shareholder's respective ownership interest. In addition, that can be no assurance that we will be able to integrate Forever Enterprises into our existing business operations. The RBT Trust II, dated September 28, 1990, owns all the outstanding stock of National Heritage Enterprises, Inc. and, upon consummation of the acquisition, its beneficial ownership of Lincoln Heritage will increase from 88.4% to 92.3% based on the closing price of our stock on February 10, 2000.

Q. WHAT RIGHTS DO I HAVE IF I OPPOSE THE ACQUISITION?

A. Holders of our common stock are not entitled under Texas law or under our Amended and Restated Articles of Incorporation to any dissenters' rights, to seek appraisal of their shares or to any preemptive rights in connection with the acquisition.

Q: WHAT DO I NEED TO DO NOW?

A: Please vote your shares as soon as possible so that your shares
   ---------------------------------------------------------------
   will be represented at the special meeting.  You may grant your
   ------------------------------------------
   proxy by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to our Secretary before the special meeting or attend the special meeting in person, revoke your proxy and vote your shares.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY
   BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary for him or her to vote your shares. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker, which will have the effect of a vote against the amendment to our Amended and Restated Articles of Incorporation and against the stock acquisition agreement and transactions contemplated thereby.

Q: WHO CAN VOTE AT THE SPECIAL MEETING?

A: Holders of shares of our common stock at the close of business on February 10, 2000 may vote at the special meeting.

Q. HOW MANY VOTES ARE REQUIRED TO ADOPT THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION?

A. Holders of at least two-thirds of the outstanding shares of our common stock must vote in favor of the amendment to our Amended and Restated Articles of Incorporation. Howard Wittner, trustee of the RBT Trust II, dated September 28, 1990, has advised us of his intention to vote the Trust's shares in favor of the amendment to our Amended and Restated Articles of Incorporation. Because Mr. Wittner controls 88.4% of the outstanding shares of our common stock, his vote is sufficient to adopt the amendment to our Amended and Restated Articles of Incorporation.

Q. HOW MANY VOTES ARE REQUIRED TO APPROVE THE STOCK ACQUISITION
   AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY?

A. Holders of a majority of the outstanding shares of our common stock must vote

------------------------------------------------------------------------

------------------------------------------------------------------------

   in favor of the stock acquisition agreement in order for the acquisition to be consummated. Howard Wittner, trustee of the RBT Trust II, dated September 28, 1990, has advised us of his intention to vote the Trust's shares in favor of the stock acquisition agreement and transactions contemplated thereby. Because Mr. Wittner controls 88.4% of the outstanding shares of our common stock, his vote is sufficient to approve the stock acquisition agreement and transactions contemplated thereby.

Q. WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE ACQUISITION?

A. There are no material tax consequences that will result from the consummation of this transaction.

Q. WHEN AND WHERE IS THE SPECIAL MEETING?

A. The special meeting will take place at 10:00 a.m. Central Time on Thursday, March 9, 2000, at the law offices of Wittner, Poger,
   Spewak and Maylack, P.C., 7700 Bonhomme Avenue, Suite 400,
   St. Louis, Missouri 63105.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the matters addressed in this proxy statement or if you need additional copies of this proxy statement, you should contact:

        Lincoln Heritage Corporation
        1250 Capital of Texas Highway
        Building 3, Suite 100
        Austin, Texas  78716

        Attention: Brent D. Cassity
                   (314) 726-6706 (phone)
                          or
                   Clifton Mitchell
                   (512) 328-0075 (phone)

------------------------------------------------------------------------

------------------------------------------------------------------------

                               SUMMARY

   This summary, together with the preceding Questions and Answers section, highlights selected information from this proxy statement and does not contain all of the information that is important to you. To understand the stock acquisition agreement and transactions contemplated thereby fully and for a more complete description of the legal terms of the stock acquisition agreement and transactions contemplated thereby, you should carefully read this entire document and the other documents to which we have referred you and the annexes attached to this proxy statement. See "Where You Can Find More Information" on page 65. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. A copy of the stock acquisition agreement is attached as Annex B to this proxy
                                               -------
statement. We encourage you to read the stock acquisition agreement in full, since it is the legal document governing the transaction.

   Throughout this proxy statement when we refer to the "acquisition," we mean the acquisition of the stock of Forever Enterprises by us as described in the stock acquisition agreement. From and after the amendment of our Amended and Restated Articles of Incorporation and consummation of the acquisition, the operations of Forever Enterprises will be wholly-owned by Lincoln Heritage, which will be renamed "Forever Enterprises, Inc." Forever Enterprises will be renamed "Forever Properties, Inc." upon consummation of the proposed transactions.

THE COMPANIES (pages 34 and 59)

Lincoln Heritage Corporation
1250 Capital of Texas Highway
Building 3, Suite 100
Austin, Texas 78716
(512) 328-0075

   We are a life insurance holding company engaged in the ownership and operation of life insurance companies and related services. We also acquire existing life insurance policies, either through direct purchase or the acquisition of insurance companies. Our life insurance operations are conducted through our wholly owned life insurance subsidiaries. As of September 30, 1999, we reported, on a consolidated basis, total assets of $159.5 million and shareholders' equity of $3.2 million. Lincoln Heritage Corporation is an insurance holding company headquartered in Austin, Texas, and is not affiliated in any way with Lincoln Heritage Life Insurance Company headquartered in Phoenix, Arizona.

Forever Enterprises, Inc.
10 S. Brentwood, Suite 340
Clayton, Missouri 63105
(314) 726-3371

   Forever Enterprises owns and operates cemetery properties in Los Angeles, California and St. Louis and Independence, Missouri.
Currently, Forever Enterprises operates the Bellerive Cemetery in
St. Louis, the Mount Washington Cemetery in Independence, and the Hollywood Forever Cemetery (f/k/a Hollywood Memorial Park Cemetery) in
Los Angeles. As of September 30, 1999, Forever Enterprises reported total assets of $12.4 million and shareholder's equity of $5.6 million. All of the issued and outstanding stock of Forever Enterprises is owned by National Heritage Enterprises, which also owns 88.4% of the outstanding shares of Lincoln Heritage.


THE SPECIAL MEETING (page 13)

   Our special meeting of shareholders will be held at the law offices of Wittner, Poger, Spewak and Maylack, P.C., 7700 Bonhomme Avenue, Suite 400, St. Louis, Missouri 63105, on Thursday, March 9, 2000 at 10:00 a.m., Central Time. At the special meeting, shareholders will consider and vote upon the proposed amendment of our Amended and Restated Articles of Incorporation and the stock

------------------------------------------------------------------------

------------------------------------------------------------------------

acquisition agreement and transactions contemplated thereby.

RECORD DATE; VOTING POWER (page 13)

   Holders of shares of our common stock are entitled to receive notice of, and vote at, the special meeting if they owned shares as of the close of business on February 10, 2000, the record date for the meeting.

   On the record date, there were 4,533,259 shares of our common stock entitled to vote at the special meeting. Holders of shares of our common stock will have one vote at the special meeting for each share of our common stock they owned on the record date.

VOTE REQUIRED (page 13)

   The affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock present in person or by proxy at the special meeting is necessary to adopt the amendment to our Amended and Restated Articles of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting is necessary to approve the stock acquisition agreement and transactions contemplated thereby.

VOTING BY OUR DIRECTORS AND EXECUTIVE OFFICERS (page 14)

   On the record date, Howard A. Wittner, trustee of the RBT Trust
II, beneficially owned 4,000,500 shares of our common stock, or 88.4% of the outstanding shares of our common stock. Mr. Wittner has advised us that he intends to vote the Trust's shares in favor of the amendment to our Amended and Restated Articles of Incorporation and the stock acquisition agreement and transactions contemplated thereby. Accordingly, this vote will be sufficient to adopt the amendment to our Amended and Restated Articles of Incorporation and to approve the stock acquisition agreement and transactions contemplated thereby. RBT Trust II's beneficial ownership of Lincoln Heritage will increase from 88.4% to 92.3% based upon the closing price of our common stock on February 10, 2000. Our other directors and executive officers also have indicated that they intend to vote the shares of our common stock owned by them in favor of the amendment to our Amended and Restated Articles of Incorporation and in favor of the stock acquisition agreement and transactions contemplated thereby.

REVOCABILITY OF PROXIES (page 15)

   Our shareholders are being asked to sign and return to us the proxy card accompanying this proxy statement as soon as possible. If you are unable to attend the special meeting, a proxy card is attached for use at the special meeting. You are requested to sign and return
                                ------------------------------------
the enclosed proxy card as promptly as possible, whether you plan to
--------------------------------------------------------------------
attend the meeting in person or not.  You may revoke your proxy at any
----------------------------------------------------------------------
time prior to the meeting or, if you do attend the meeting, you may
-------------------------------------------------------------------
revoke your proxy at that time, if you wish.
-------------------------------------------

SOLICITATION OF PROXIES (page 15)

   We will bear the cost of soliciting proxies from our shareholders.

PROPOSAL ONE - AMENDMENT TO AMENDED AND RESTATED ARTICLES OF
INCORPORATION (page 16)

GENERAL

   Your board of directors has approved an amendment to our Amended and Restated Articles of Incorporation to change our corporate name to "Forever Enterprises, Inc." Your board of directors believes that the new corporate name will more closely reflect the strategic direction of our business and allow the general public to more clearly associate our corporate name with our products and services.
------------------------------------------------------------------------

------------------------------------------------------------------------


BOARD OF DIRECTORS RECOMMENDATION TO SHAREHOLDERS (PAGE 16)

   Your board of directors believes that the amendment to our Amended and Restated Articles of Incorporation is in the best interests of Lincoln Heritage and our shareholders and unanimously recommends that you vote for the amendment to our Amended and Restated Articles of Incorporation.

PROPOSAL TWO - THE ACQUISITION (page 17)

GENERAL

   On December 20, 1999, Lincoln Heritage and National Heritage Enterprises entered into the stock acquisition agreement. A copy of the stock acquisition agreement is attached to this proxy statement as Annex B
                                                                   -------
We encourage you to read the stock acquisition agreement in full, since it is the legal document governing the transaction. The stock acquisition agreement provides for us to acquire all of the capital stock of Forever Enterprises in exchange for Lincoln Heritage common stock with a market value of $12.0 million based on the closing price on the day immediately preceding the closing date, provided that Lincoln Heritage Corporation will not be obligated to issue more than 2.4 million shares.

BACKGROUND OF THE TRANSACTION (page 17)

   We believe we have been successful in implementing our business strategy of building our company through increased insurance funded pre-need sales coupled with insurance acquisition activity. The primary source of new pre-need sales have been National Prearranged Services, a marketing organization with which we have an exclusivity agreement, and its affiliate, Forever Enterprises, a cemetery operator. After assessing the current business environment in the funeral home and cemetery industry, management identified what it believes is a unique opportunity. With the largest companies in the industry having difficulties from over-valuation of properties combined with their aggressive buying strategy, management believes that there is an opportunity to acquire cemetery properties at reasonable prices that did not exist over the past few years, as these large companies significantly scale back their acquisition strategies. This opportunity, together with Forever Enterprises' proven operational program and Forever Memorial's unique cemetery product, creates a unique opportunity to create growth for our shareholders. In order to implement such a strategy, capital is needed. Management believes that improved access to public capital markets expected to be attained by this transaction will significantly increase the likelihood of success of the business strategy. This acquisition of Forever also brings under one corporate structure one of the primary sources of our new sales and all of the company's operational units.

BOARD OF DIRECTORS RECOMMENDATION TO SHAREHOLDERS (page 17)

   Your board of directors has unanimously approved and adopted the stock acquisition agreement and transactions contemplated thereby, and has determined that the transactions are fair, from a financial point of view to, and in the best interests of, Lincoln Heritage and our shareholders. The board recommends that you vote for the approval and adoption of the stock acquisition agreement and transactions contemplated thereby.

OUR REASONS FOR THE TRANSACTION (page 17)

   The following are among the factors your board of directors considered in approving the stock acquisition agreement and transactions contemplated thereby:

* the board's knowledge of our business, operations, properties, assets, financial condition and operating results

* the business, operations, properties, assets, financial condition and operating results of Forever Enterprises

------------------------------------------------------------------------

------------------------------------------------------------------------

*  the opportunity to acquire unique properties

* the consistency of the stock acquisition with our long-term business strategy

* our view that we are positioned to grow and compete successfully in our operation of the businesses of Forever Enterprises and will be able to achieve financial performance beyond what we would achieve without the businesses of Forever Enterprises

* our belief that we can integrate successfully Forever Enterprises into our existing business operations

* our belief that the acquisition of Forever Enterprises will permit us to substantially enhance our presence in our primary markets and in our core businesses

* the relationship between Forever Enterprises and our insurance operations will be strengthened

*  the complementary nature of our businesses

* the opinion of Crown Capital Corporation that the consideration to be paid by Lincoln Heritage is fair to its shareholders from a financial point of view

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION
(page 18)

   Some of the members of your board of directors and executive officers have certain interests in the acquisition that are different from or in addition to the interests of our shareholders generally. These additional interests relate to the fact that the percentage of beneficial ownership by the RBT Trust of Lincoln Heritage will increase. Your board of directors was aware of these interests and considered them, among other things, prior to approving the stock acquisition agreement and transactions contemplated thereby. You should consider these interests in assessing the acquisition and the recommendation of your board that our shareholders vote to approve and adopt the stock acquisition agreement and transactions contemplated thereby.

TRANSACTION CONSIDERATION (page 18)

   In exchange for all of the issued and outstanding shares of stock of Forever Enterprises, Lincoln Heritage will issue to National Heritage shares of Lincoln Heritage common stock with a market value of $12,000,000 based on the closing price on the trading day immediately preceding the closing date of the transaction.

FAIRNESS OPINION OF FINANCIAL ADVISOR (page 19)


   In deciding to approve the stock acquisition agreement and transactions contemplated thereby, your board of directors considered the opinion of its financial advisor, Crown Capital Corporation, as to the fairness of the consideration to be received by our shareholders in the acquisition from a financial point of view. This opinion is attached as Annex A to this proxy statement. WE ENCOURAGE YOU TO READ CROWN
   -------
CAPITAL CORPORATION'S OPINION CAREFULLY.

ACCOUNTING TREATMENT (page 20)

   It is intended that the acquisition will be accounted for in a manner similar to the pooling-of-interests method of accounting. See "The Transaction - Accounting Treatment."

MATERIAL TAX CONSEQUENCES OF THE TRANSACTION (page 21)

   There are no material tax consequences that will result from the transaction.

REGULATORY MATTERS (page 21)

   The acquisition is not subject to the prior approval of any Federal or state regulatory authority.

------------------------------------------------------------------------

------------------------------------------------------------------------

DISSENTERS' RIGHTS (page 21)

   Holders of our common stock are not entitled under Texas law or under our Amended and Restated Articles of Incorporation to any dissenters' rights, to seek appraisal of their shares or to any preemptive rights in connection with the acquisition.

CONDITIONS TO THE TRANSACTION (page 23)

   Our obligation to consummate the transaction depends on a number of conditions being met (any of which may be waived in whole or in part). These include:

* that the covenants, representations and warranties made by National Heritage and contained in the stock acquisition agreement are true on the closing date

* compliance by National Heritage with all covenants, agreements and conditions contained in the stock acquisition agreement

* execution and delivery by National Heritage of instruments of transfer that we may reasonably require to effectively carry out the transfer of stock contemplated by the stock acquisition agreement

* approval of the stock acquisition agreement by Lincoln Heritage Corporation's shareholders

* receipt by us of an opinion from our financial advisor that the consideration to be paid by Lincoln Heritage for the shares of stock of National Heritage is fair to the shareholders of Lincoln Heritage from a financial point of view

TERMINATION OF THE STOCK ACQUISITION AGREEMENT (page 25)

   If any of the foregoing conditions are not met, we are not obligated to close the transaction and, therefore, can terminate the stock acquisition agreement.

   The agreement also can be terminated upon mutual agreement of the parties.

------------------------------------------------------------------------

------------------------------------------------------------------------

SUMMARY OF HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA - LINCOLN
                     HERITAGE CORPORATION

   We are providing the following summary of selected consolidated financial data for us as of the dates and for the periods indicated, to aid you in your analysis of the financial aspects of the acquisition. Certain of the data presented here is derived from our consolidated financial statements. The consolidated financial data as of December 31, 1998 and for the three years in the period ended December 31, 1998 have been derived from, and should be read in conjunction with, our consolidated financial statements, which are included with this proxy statement. The following table also sets forth consolidated financial data as of September 30, 1999 and for the nine months ended
September 30, 1999 and 1998, which have been derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements, which are included with this proxy statement and which, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for such period. You should read those financial statements and related notes thereto and the selected consolidated financial data for a further explanation of the financial data summarized herein. You also should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lincoln Heritage" section which describes a number of factors that have affected our financial results. See "Where You Can Find More Information."

                                                                                                                NINE MONTHS
                                                      YEARS ENDED DECEMBER 31,                               ENDED SEPTEMBER 30,
                                --------------------------------------------------------------------       ----------------------
                                 1994           1995           1996          1997<F1>       1998<F1>        1998           1999
                                -------        -------        -------        --------       --------       -------        -------
                              (UNAUDITED)                      (IN THOUSANDS, EXCEPT PER SHARE DATA)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Premium income                  $24,001        $27,354        $33,274        $38,044        $41,363        $31,631        $33,358
Net investment income and
 realized gains                   3,908          4,514          5,729          8,838         12,575          9,184          7,680
Other revenue                         -              -              -              -            748            213            173
                                -------        -------        -------        -------        -------        -------        -------
   Total revenues                27,909         31,868         39,003         46,882         54,686         41,028         41,211

Benefits incurred                19,563         20,775         24,750         31,151         33,088         27,753         26,206
Other expenses <F2>              11,848          9,625         13,351         13,404         19,142         13,981         16,395
                                -------        -------        -------        -------        -------        -------        -------
Income (loss) before federal
 taxes                           (3,502)         1,468            902          2,327          2,456           (706)        (1,390)
Income taxes (benefits)            (610)           317            197            672            440           (204)          (331)
                                -------        -------        -------        -------        -------        -------        -------

Net income (loss)               $(2,892)       $ 1,151        $   705        $ 1,655        $ 2,016        $  (502)       $(1,059)
                                =======        =======        =======        =======        =======        =======        =======

Weighted average shares
 outstanding
   Basic                          4,000          4,000          4,000          4,000          4,087          4,000          4,523
   Diluted                        4,000          4,000          4,000          4,000          4,190          4,000          4,523
Earnings (loss) per share:
   Basic                        $  (.72)       $   .29        $   .18        $   .41        $   .49        $  (.13)       $  (.23)
   Diluted                         (.72)           .29            .18            .41            .48           (.13)          (.23)


                                                            YEAR ENDED             NINE  MONTHS
                                                         DECEMBER 31, 1998    ENDED SEPTEMBER 30, 1999
                                                         -----------------    ------------------------
PRO FORMA STATEMENT OF OPERATIONS DATA (UNAUDITED)<F4>:

Premium income                                             $   41,195              $   33,172
Net investment income and realized gains                       12,574                   7,680
Cemetery revenues                                               2,151                   2,065
Other revenue                                                     748                     173
                                                           ----------              ----------
   Total revenues                                              56,668                  43,090

Benefits incurred                                              32,924                  26,056
Other expenses                                                 21,681                  18,516
Other income                                                      150                      69
                                                           ----------              ----------
Income (loss) before federal taxes                              2,213                  (1,413)
Income taxes (benefits)                                           358                    (331)
                                                           ----------              ----------

Net income (loss)                                          $    1,855              $   (1,082)
                                                           ==========              ==========

Weighted average shares outstanding
   Basic                                                    6,086,667               6,523,474
   Diluted                                                  6,189,804               6,523,474
Earnings (loss) per share:
   Basic                                                   $     0.30              $    (0.17)
   Diluted                                                       0.30                   (0.17)

(footnotes on following page)


------------------------------------------------------------------------

                                10


------------------------------------------------------------------------


                                                                  PRO FORMA
                                    DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                       1998           1999          1999<F5>
                                    ------------  -------------  -------------
                                                          (UNAUDITED)
                                                (IN THOUSANDS)
BALANCE SHEET DATA<F1><F3>:

Current assets                       $133,831       $123,962       $127,845
Total assets                          164,073        159,496        170,339
Total policy liabilities              152,425        154,859        154,186
Shareholders' equity                    8,815          3,173          7,950

----------
<F1> Comparison of selected consolidated financial data in the table above is significantly affected by the assumption through coinsurance of a block of life and annuity business from Woodmen Accident and Life Company effective September 1, 1997. We received $48,025 in cash in exchange for assuming $50,857 in insurance liabilities. For the year ended December 31, 1998, amounts related to such assumption included premiums of approximately $58, investment income of approximately $1,227 for interest earned on the assets purchased with the cash received, benefits incurred of approximately $909 in interest paid on policyholder deposits and increase in future policy benefits. As of December 31, 1998, invested and total assets included approximately $41,657 and policy liabilities included approximately $42,048 associated with the assumption of the block of life and annuity business from Woodmen Accident and Life Company.

<F2> Other expenses for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 are net of expense reimbursements from National Prearranged Services in the amounts of $2,695, $2,254, $2,064 and $2,067, respectively.

<F3> Comparison of selected consolidated financial data in the table above also is affected by the assumption through coinsurance of a block of life and annuity business from World Insurance Company effective on April 1, 1998. We received $19,941 in assets in exchange for assuming $21,910 in insurance liabilities. During 1998, we retroceded, through a coinsurance agreement, 50% of the life insurance assumed from World Insurance Company to Alabama Reassurance Company. As of December 31, 1998 and September 30, 1999, invested and total assets included approximately $22,200 and $21,700, respectively, and policy liabilities included approximately $21,800, and $21,600, respectively, associated with the business assumed from World Insurance Company.

<F4> Gives effect to the acquisition of Forever Enterprises as if such acquisition had occurred as of the first day of the period presented.

<F5> Gives effect to the acquisition of Forever Enterprises as if such acquisition were consummated on September 30, 1999.

------------------------------------------------------------------------

------------------------------------------------------------------------

       SUMMARY OF SELECTED FINANCIAL DATA - FOREVER ENTERPRISES

     We are providing the following summary of selected consolidated financial data for Forever Enterprises as of the dates and for the periods indicated, to aid you in your analysis of the financial aspects of the acquisition. The Forever Enterprises financial data as of and for the year ended December 31, 1998 have been derived from, and should be read in conjunction with, Forever Enterprises' audited financial statements, which are included with this proxy statement. The Forever Enterprises financial data for the two years in the period ended December 31, 1997 have been derived from, and should be read in conjunction with Forever Enterprises' unaudited financial statements which are included with this proxy statement. The following table also sets forth consolidated financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998, which have been derived from, and should be read in conjunction with, Forever Enterprises' unaudited condensed financial statements included with this proxy statement. In the opinion of management, all the unaudited financial information presented below of Forever Enterprises, contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly Forever Enterprises' financial condition as of such dates and results of operations for such periods. You should read the unaudited financial statements and related notes thereto and the selected consolidated financial data for a further explanation of the financial data summarized here. You also should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Forever Enterprises" section which describes a number of factors that have affected Forever Enterprises' financial results.

                                                                                                               NINE MONTHS
                                                       YEAR ENDED DECEMBER 31,                              ENDED SEPTEMBER 30,
                                ------------------------------------------------------------------        -----------------------
                                  1994           1995         1996<F1>         1997          1998          1998            1999
                                -------        -------        --------       -------       -------        -------         -------
                                                     (UNAUDITED)                          (AUDITED)             (UNAUDITED)
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Cemetery revenues               $ 4,433        $ 5,883        $   982        $ 1,622       $ 2,150        $ 1,364         $ 2,065
Expenses                          3,059          5,431          1,081          1,295         2,539          1,610           2,121
                                -------        -------        -------        -------       -------        -------         -------
Operating income (loss)           1,374            452            (99)           327          (389)          (246)            (56)
Other revenues (expenses)          (151)           801            (80)           (38)          150            (28)             69
                                -------        -------        -------        -------       -------        -------         -------
Net income (loss) before
  income taxes                    1,223          1,253           (179)           289          (239)          (274)             13
Income taxes (benefits)              --             --             --             --           (82)            --              --
                                -------        -------        -------        -------       -------        -------         -------
Net income (loss)               $ 1,223        $ 1,253        $  (179)       $   289       $  (157)       $  (274)        $    13
                                =======        =======        =======        =======       =======        =======         =======


Weighted average shares
  outstanding:
     Basic                       10,648         10,648         10,648         10,648        10,648         10,648          10,648
     Diluted                     10,648         10,648         10,648         10,648        10,648         10,648          10,648
Earnings (loss) per share:
     Basic                      $114.86        $117.67        $(16.80)       $ 27.15       $(14.73)       $(25.73)        $  1.25
     Diluted                     114.86         117.67         (16.80)         27.15        (14.73)        (25.73)           1.25

                                     DECEMBER 31,     SEPTEMBER 30,
                                        1998              1999
                                     ------------     -------------
                                      (AUDITED)        (UNAUDITED)
                                            (IN THOUSANDS)
BALANCE SHEET DATA:<F2>

Cemetery  property, net                $2,160           $ 2,133
Total assets                            9,927            12,356
Notes payable                           2,464             2,442
Shareholder's equity                    3,001             5,619

----------------
<F1> In February 1996, Forever Enterprises sold all of its funeral homes and two of its cemetery properties.

<F2> At June 30, 1999, Forever Enterprises entered into an agreement with its affiliated companies whereby net amounts due from Forever Enterprises totaling approximately $2.6 million were capitalized. In addition, Forever Enterprises' parent company, National Heritage Enterprises, granted Forever Enterprises a 10% interest in its common stock in exchange for approximately $2.0 million in accounts receivable.

------------------------------------------------------------------------

                        THE SPECIAL MEETING

     We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies from our shareholders by your board of directors for use at the special meeting.

DATE, TIME AND PLACE

     We will hold the special meeting at the law offices of Wittner, Poger, Spewak and Maylack, P.C., 7700 Bonhomme Avenue, Suite 400,
St. Louis, Missouri 63105, 10:00 a.m., Central Time on Thursday,
March 9, 2000.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, we are asking holders of common stock to approve and adopt the amendment to our Amended and Restated Articles of Incorporation and the stock acquisition agreement and transactions contemplated thereby. Your board of directors:

     * has determined that the amendment to our Amended and Restated Articles and the stock acquisition agreement and transactions contemplated thereby are fair and in the best interests of Lincoln Heritage and our shareholders;

     * has unanimously approved the amendment to our Amended and Restated Articles and the stock acquisition agreement and transactions contemplated thereby; and

     * unanimously recommends that holders of shares of Lincoln Heritage common stock vote for the approval and adoption of the amendment to our Amended and Restated Articles and the stock acquisition agreement and transactions contemplated thereby.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only record holders of shares of our common stock at the close of business on February 10, 2000, the record date, are entitled to vote at the special meeting. On the record date, 4,533,259 shares of our common stock were issued and outstanding and held by approximately 67 holders of record. Holders of record of shares of our common stock at the close of business on the record date are entitled to one vote per share at the special meeting.

     A quorum is present at the special meeting if holders of a majority of the outstanding shares of our common stock entitled to vote are represented in person or by proxy. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established.

     Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting unless the holder is present solely to object to the special meeting.

VOTE REQUIRED

     Each share of our common stock outstanding on the record date is entitled to one vote at the special meeting. The approval and adoption of the amendment to our Amended and Restated Articles requires the affirmative vote of the holders of at least two-thirds of our common stock entitled to vote at the special meeting. The approval and adoption of the stock acquisition agreement and transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the meeting.

VOTING BY LINCOLN HERITAGE DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on the record date, our directors and executive officers were entitled to vote 4,064,000 shares of our common stock, or 89.6% of the shares outstanding on that date.

     On the record date, Howard A. Wittner, trustee of the RBT Trust II, was entitled to vote 4,000,500 shares of our common stock, or 88.4% of our outstanding shares. Howard A. Wittner has advised us of his intention to vote the Trust's shares in favor of the amendment to our Amended and Restated Articles and in favor of the stock acquisition agreement and the transactions contemplated thereby. Accordingly, this vote is sufficient to approve the amendment to our Amended and Restated Articles and the stock acquisition agreement and transactions contemplated thereby. Our other directors and executive officers also have indicated that they intend to vote the shares of our common stock owned by them in favor of the stock acquisition agreement and transactions contemplated thereby.

VOTING OF PROXIES

     All shares of our common stock represented by properly submitted proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly submitted proxies that do not contain voting instructions will be voted for the approval and adoption of the amendment to our Amended and Restated Articles and the stock acquisition agreement and transactions contemplated thereby.

     If you are a record holder of shares of our common stock, in order for your shares of common stock to be included in the vote, you must vote your shares by one of the following means:

     *    in person; or

     * by proxy by completing, signing and dating the enclosed proxy and returning it in the enclosed postage-paid envelope.

If you hold your shares of common stock in street name, you must follow the instructions provided by your broker in order to vote your shares.

     Shares of common stock represented at the special meeting but not voting will be treated as present at the special meeting for determining whether or not a quorum exists for the transaction of all business.
This includes shares of our common stock for which proxies have been received but for which the holders of shares have abstained from voting. If a broker or other nominee holder indicates on the proxy that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be treated as present at the special meeting for purposes of determining the presence of a quorum and will not be considered as voted for purposes of determining the approval of the shareholders on a particular proposal.

     Only shares of our common stock voted for adoption and approval of the amendment to our Amended and Restated Articles and the stock acquisition agreement and transactions contemplated thereby, including properly submitted proxies that do not contain voting instructions, will be counted as favorable votes. Since the approval and adoption of the amendment to our Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock and the approval and adoption of the stock acquisition agreement and transactions contemplated thereby requires the affirmative vote of the holders of a majority of our outstanding shares, abstentions and broker non-votes will have the effect of a vote against the amendment and the stock acquisition agreement and transactions contemplated thereby.

REVOCABILITY OF PROXIES

     Mailing the enclosed proxy card does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to the vote by:

     * notifying our Secretary in writing of the revocation of your proxy;

     * submitting a duly executed proxy to our Secretary bearing a later date; or

     *    appearing at the special meeting and voting in person.

     Simply attending the special meeting, without voting at the meeting, will not constitute revocation of a proxy.

SOLICITATION OF PROXIES

     We will bear the cost of soliciting proxies from our shareholders. In addition to the solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this.
We will have brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of outstanding shares of our common stock on the record date. We will reimburse these persons for their reasonable out-of-pocket expenses in doing so.

INDEPENDENT AUDITORS

     We have been advised that representatives of Deloitte & Touche LLP, our independent auditors, will participate by conference call during the special meeting, and will be available to respond to appropriate questions.

                            PROPOSAL ONE

    AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO
        CHANGE OUR CORPORATE NAME TO "FOREVER ENTERPRISES, INC."

     Your board has approved the following resolutions, subject to the approval of our shareholders by the requisite vote at the Special
Meeting:

               RESOLVED, that Article First of the Amended and Restated Articles of Incorporation of Lincoln Heritage
          Corporation (the "Corporation") be amended in its entirety to read as follows:

                    FIRST: The name of the Corporation is Forever
               Enterprises, Inc.; and

               RESOLVED FURTHER, that the President and Chief Executive Officer, the Vice President and Chief Financial Officer or any Vice President of the Company shall be authorized to execute the Certificate of Amendment to the Corporation's Amended and Restated Articles of Incorporation setting forth the amendment authorized in the immediately preceding resolution and to file the same with the Secretary of State of the State of Texas.

     Your board of directors believes that the change of the corporate name to "Forever Enterprises, Inc." will better reflect the planned broadening of the scope of our business. The proposed transaction is expected to expand our business into cemetery operations and related services and strengthen our preneed life insurance business. While your board believes that there is some goodwill associated with the "Lincoln Heritage" name, your board believes that the new corporate name will more closely reflect the strategic direction of our company and allow the general public to more clearly associate our corporate name with our products and services. If the proposed amendment to our Amended and Restated Articles of Incorporation is approved and adopted by the requisite vote of our shareholders at the Special Meeting, such amendment will become effective when the Certificate of Amendment to our Amended and Restated Articles of Incorporation is filed with the Secretary of State of the State of Texas.

REQUIRED VOTE

     Pursuant to Section 4.02(A)(3) of the Texas Business Corporation Act, approval of the amendment to our Amended and Restated Articles of Incorporation requires the affirmative vote of holders of at least two-thirds of our outstanding shares of common stock.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THE AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION IS IN THE BEST INTERESTS OF LINCOLN HERITAGE AND OUR SHAREHOLDERS, AND ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDMENT.

                            PROPOSAL TWO

                THE FOREVER ENTERPRISES TRANSACTION

BACKGROUND OF THE TRANSACTION; HISTORY OF NEGOTIATIONS AND RELATIONSHIP BETWEEN LINCOLN HERITAGE AND FOREVER ENTERPRISES

     We have sought to implement our business strategy of adding shareholder value through increased insurance funded preneed sales coupled with insurance acquisition activity. The primary sources of new preneed sales have been National Prearranged Services, a marketing organization with which we have an exclusivity agreement, and its affiliated cemetery operator subsidiary, Forever Enterprises, Inc.
After assessing the current business environment in the funeral home and cemetery industry, management identified what it believes is a unique opportunity. With the largest companies in the industry having difficulties from over-valuation of properties combined with an aggressive buying strategy, management believes that there is an opportunity to acquire cemetery properties at reasonable prices that did not exist over the last few years caused by these large companies significantly scaling back their acquisition strategy. This opportunity, together with Forever Enterprises' proven operational program and Forever Memorial's unique cemetery product, creates a unique opportunity to create substantial growth for our shareholders. In order to implement such a strategy, capital is needed. Management believes that our access to public capital markets will be enhanced significantly, which will increase the likelihood of success of the business strategy. This acquisition of Forever also brings under one corporate structure one of the primary sources of our new sales and all of the company's operational units.

RECOMMENDATION OF YOUR BOARD; OUR REASON FOR TRANSACTION

     Your board of directors has unanimously determined that the acquisition is advisable and fair to and in the best interests of you and your company and has approved the stock acquisition agreement and the transactions contemplated thereby. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE STOCK ACQUISITION AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY.

     In reaching its determination that the acquisition is advisable and fair to and in the best interests of you and your company, the board considered a number of factors, which included (but did not consist exclusively of) the following:

     * the board's knowledge of our business, operations, properties, assets, financial condition and operating results

     * the business, operations, properties, assets, financial condition and operating results of Forever Enterprises

     *    the opportunity to acquire unique properties

     * the consistency of the stock acquisition with our long-term business strategy

     * our view that we are positioned to grow and compete successfully in our operation of the businesses of Forever Enterprises and will be able to achieve financial performance beyond what we would achieve without the businesses of Forever Enterprises

     *    our belief that we can integrate successfully Forever
          Enterprises into our existing business operations

     * our belief that the acquisition of Forever Enterprises will permit us to enhance our presence in our primary markets and in our core businesses

     * the relationship between Forever Enterprises and our insurance operations will be strengthened

     *    the complementary nature of our businesses

     * the opinion of Crown Capital Corporation that the consideration to be paid by Lincoln Heritage is fair to its shareholders from a financial point of view

     Your board also recognized that some members of the board and some of our executive officers have interests in the acquisition that are different from our other shareholders. See "--Benefits of the Transaction to our Directors and Executive Officers."

     The foregoing discussion of the information and factors discussed by the board is not meant to be exhaustive but includes all material factors considered by the board. In view of the complexity and wide variety of information and factors considered, both positive and negative, the board did not find it practical to quantify, rank or otherwise attach any relative weight to the various factors. In addition, the board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including thorough discussions with our management and legal and financial advisors. As a result of its consideration of the foregoing, the board determined that the stock acquisition agreement and transactions contemplated thereby are advisable and fair to and in the best interests of you and your company and approved the stock acquisition agreement and transactions contemplated thereby.

BENEFITS OF THE TRANSACTION TO OUR DIRECTORS AND EXECUTIVE OFFICERS

     When you consider your board of directors' recommendation to vote for the acquisition agreement and transactions contemplated thereby, you should be aware of interests which some of your directors and executive officers have in the acquisition that are different from your and their interests as Lincoln Heritage shareholders. These interests relate to the fact that the percentage of beneficial ownership by the RBT Trust of Lincoln Heritage will increase. Your board was aware of these and other interests and specifically considered them before approving the acquisition agreement and transactions contemplated thereby.

TRANSACTION CONSIDERATION

     In exchange for all of the issued and outstanding shares of stock of Forever Enterprises, Lincoln Heritage will issue to National Heritage shares of Lincoln Heritage common stock with a market value of $12.0 million based on the closing price on the trading day immediately preceding the closing date of the transaction, provided that Lincoln Heritage Corporation shall not be obligated to issue more than 2.4 million shares.

OPINION OF THE FINANCIAL ADVISOR TO LINCOLN HERITAGE

     Your board of directors retained Crown Capital Corporation as its financial advisor in connection with the agreement with National Heritage Enterprises and to render an opinion with respect to the consideration to be paid by us in the acquisition. Our decision to engage Crown Capital Corporation was based upon its experience and expertise in reviewing merger and acquisition transactions. Crown Capital Corporation is an investment banking firm that is regularly engaged in the independent valuation of securities in connection with acquisition transactions, mergers and recapitalizations.

     Crown Capital was engaged to evaluate the fairness of the purchase price proposed to be paid by us for Forever Enterprises. At a board meeting held on December 20, 1999, our board of directors reviewed the opinion of Crown Capital as well as the acquisition agreement and the related analyses.

     The full text of the Crown Capital opinion is attached to this filing and describes the procedures followed, the information considered, the limitations on the review and the opinion reached. Crown Capital has consented to the inclusion of their opinion.

     The Crown Capital opinion is directed to our board of directors.
It relates only to the fairness of the acquisition from a financial point of view, does not address any other aspect of the acquisition and does not constitute a recommendation to you as to how you should vote on the proposed acquisition. The summary of the Crown Capital opinion in this document is qualified in its entirety by reference to the full text of that opinion.

     In arriving at its opinion, Crown Capital considered the following:

     *    certain publicly available information with respect to us
     *    financial forecasts for Forever Enterprises
     * discussions with certain officers and employees of Lincoln Heritage and Forever Enterprises regarding past and current business operations and financial conditions
     * financial studies, analyses, investigations and financial, economic and market criteria of the companies and of other companies in similar industries

     In connection with its review, Crown Capital did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Crown Capital. Crown Capital relied on this information being complete and accurate in all material respects. With respect to the financial forecasts of Lincoln Heritage and Forever Enterprises, Crown Capital assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Lincoln Heritage or Forever Enterprises regarding future performance. Crown Capital rendered no opinion with regard to the future forecasts. Crown Capital also assumed that the acquisition will be consummated according to the acquisition agreement. Crown Capital did not make an independent evaluation or appraisal of the assets or liabilities of Lincoln Heritage or Forever Enterprises.

     The Crown Capital opinion was based on financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Crown Capital did not express any opinion as to the actual value of our common stock when issued pursuant to the acquisition agreement or as to the prices at which our common stock will trade after the acquisition is complete.

     In preparing its opinion, Crown Capital performed a variety of financial analyses, including a discounted cash flow valuation. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Crown Capital made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Crown Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and the Crown Capital opinion.

     In its analyses, Crown Capital made numerous assumptions with respect to us and Forever Enterprises, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lincoln Heritage and Forever Enterprises. No company, transaction or businesses used in these analyses as a comparison is identical to Lincoln Heritage or Forever Enterprises or the proposed acquisition. Moreover, an evaluation of the results of these analyses is not entirely mathematical; rather, these characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     The Crown Capital opinion and the financial analyses presented to our board were among many factors considered by our board in its evaluation of the acquisition and should not be viewed as determinative of the views of our board or management with respect to the acquisition.

     Pursuant to our engagement of Crown Capital, we agreed to pay Crown Capital a cash fee of $30,000 or advisory services rendered in connection with the transaction. We paid Crown Capital $15,000 of such fee on commencement of their engagement and the remaining $15,000 when they delivered their written opinion.

ACCOUNTING TREATMENT

     We anticipate that we will account for the acquisition of Forever Enterprises in a manner similar to a "pooling-of-interests" transaction under generally accepted accounting principles. Under this method of accounting, our shareholders and Forever Enterprises shareholders will be deemed to have combined their existing common stock interests by virtue of their common control by National Heritage Enterprises both before and after the proposed transaction. Accordingly, the book value of the assets, liabilities and shareholders' equity of Forever Enterprises, as reported on its consolidated balance sheets, will be carried over to our consolidated balance sheets. No goodwill will be recognized. Upon consummation of the acquisition, our historical consolidated financial statements will be restated to include the financial position and results of operations of Forever Enterprises as if the acquisition occurred at the beginning of the earliest period presented.

     We have prepared the unaudited pro forma financial information contained in this proxy statement using an accounting method similar to the "pooling-of-interests" to give effect to the acquisition. See "Pro Forma Financial Information."

TAX CONSEQUENCES

     There are no material tax consequences that will result from the consummation of this transaction.

REGULATORY MATTERS

     The acquisition is not subject to the prior approval of any Federal or state regulatory authority.

DISSENTERS' RIGHTS

     Holders of our common stock are not entitled under Texas law or under our Amended and Restated Articles of Incorporation to any dissenters' rights, to seek appraisal of their shares or to any preemptive rights in connection with the acquisition.

RELOCATION OF HEADQUARTERS AND ELECTION OF OFFICERS

     Upon consummation of the transaction, Lincoln Heritage Corporation will continue to be incorporated in Texas; however, it currently is anticipated that its corporate headquarters will be relocated to 10 South Brentwood, Clayton, Missouri 63105.

     In connection with acquisition of Forever Enterprises, it also is anticipated that once the transaction is consummated, the board of directors will elect the following people to serve as the officers of the company:

          Howard A. Wittner - Chairman and Secretary
          Brent D. Cassity - Chief Executive Officer
          J. Tyler Cassity - Co-Chief Executive Officer (Technology, Research and Development)
          Clifton Mitchell - President and Chief Financial Officer Randall K. Sutton - Vice President

                  THE STOCK ACQUISITION AGREEMENT

     The following description summarizes the material provisions of the stock acquisition agreement. You should carefully read the stock acquisition agreement which is attached as Annex B to this proxy
                                           -------
statement and incorporated herein by reference.

GENERAL

     Subject to the terms and conditions of the stock acquisition agreement, National Heritage will sell to Lincoln Heritage all of the issued and outstanding shares of common stock of Forever Enterprises for a purchase price of $12.0 million, provided Lincoln Heritage Corporation shall not be obligated to issue more than 2.4 million shares. Forever Enterprises has four wholly-owned subsidiaries: Forever Memorial, Inc., a Missouri corporation; BDC Properties, Inc., a Missouri corporation, Dartmont Investment, Inc., a Delaware corporation, and Mount Washington Forever, Inc., a Missouri corporation. Forever Enterprises directly and indirectly through its subsidiary, Dartmont Investment, Inc., in the aggregate also owns 90% of the issued and outstanding stock of Hollywood Forever, Inc., a California corporation. Hollywood is the record owner of real property located in Hollywood, California known as the Hollywood Cemetery. In addition, Forever Enterprises also owns all of the beneficial ownership units in Mason Securities Association, a Missouri common law business trust. Mason is the record owner of real property located in Creve Coeur, Missouri known as the Bellerive Cemetery.

TRANSACTION CONSIDERATION

     In exchange for all of the issued and outstanding stock of Forever Enterprises, Lincoln Heritage will issue to National Heritage a number of shares of Lincoln Heritage common stock with a market value of $12,000,000 based on the closing price on the trading day immediately preceding the day the transaction closes.

REPRESENTATIONS AND WARRANTIES

     In the stock acquisition agreement, we make representations and warranties to National Heritage with respect to, among other things:

     *    the corporate organization and existence of Lincoln Heritage
     *    the corporate power and authority of Lincoln Heritage
     *    governmental and regulatory approvals
     *    compliance of the stock acquisition agreement with
          -    the articles of incorporation and bylaws of Lincoln
               Heritage
          -    material agreements, instruments or obligations
          -    any judgment, decree, order or award
          -    applicable law
     *    financial statements
     *    validity of common stock

     In the stock acquisition agreement, National Heritage makes representations and warranties to us with respect to, among other things:

     *    the corporate organization and existence of National
          Heritage
     *    the corporate power and authority of National Heritage

     * ownership by National Heritage of the common stock of Forever Enterprises
     * the corporate organization and existence of Forever Enterprises and its subsidiaries
     * ownership by Forever Enterprises of 90% of the common stock of Hollywood Forever Enterprises
     * ownership by Forever Enterprises of all business units of Mason Securities Association
     * assets and liabilities of Forever Enterprises and its subsidiaries
     * the filing and accuracy of the tax returns of Forever Enterprises and any subsidiary
     * pending litigation to which Forever Enterprises or any of its subsidiaries is a party
     * violation of law by National Heritage, Forever Enterprises, or any of its subsidiaries
     * the absence of environmental liabilities of Forever Enterprises or any of its subsidiaries
     * labor and employment agreements of Forever Enterprises or any of its subsidiaries
     *    the compliance of the stock acquisition agreement with:
          - articles of incorporation and bylaws of National Heritage and Forever Enterprises
          -    any judgment, decree, order or award
          -    applicable law
          -    material agreements, instruments and obligations
     *    governmental approvals required with respect to National
          Heritage
     *    financial statements of Forever Enterprises
     * the absence of undisclosed liabilities of Forever Enterprises or any of its subsidiaries
     * the absence of material changes or events with respect to the business of Forever Enterprises or any of its subsidiaries since December 31, 1998
     * investment representations of National Heritage with respect to stock received from Lincoln Heritage

CONDITIONS TO CLOSING

     Our obligation to effect the acquisition is subject to the satisfaction or waiver, on or prior to the closing date of the acquisition, of the following customary closing conditions:

     * that the covenants, representations and warranties of National Heritage and Forever Enterprises are true on the closing date of the transaction
     * that National Heritage and Forever Enterprises have performed or complied with all covenants, agreements and conditions required by the stock acquisition agreement by the closing date of the transaction
     * that National Heritage has executed and delivered all instruments of transfer that we may reasonably request to effectively carry out the transfer of the Forever Enterprises stock owned by National Heritage
     * the stock acquisition agreement and the transactions it contemplates will have been duly approved by our shareholders
     * we shall have received from our financial advisor an opinion, dated as of the date of this proxy statement, that the consideration to be paid by Lincoln Heritage for the shares of National Heritage is fair to the shareholders of Lincoln Heritage from a financial point of view

CONDUCT OF BUSINESS PENDING THE STOCK ACQUISITION

     Under the stock acquisition agreement, prior to the closing date of the transaction, National Heritage has agreed to:

     * allow employees, attorneys, accountants and other authorized representatives of Lincoln Heritage free and full access to the offices, properties, books, records, documents and correspondence of Forever Enterprises and all of the work papers and other documents relating to Forever Enterprises in the possession of its auditors or counsel, in order that Lincoln Heritage may have full opportunity to make such investigation as it may desire of the property, assets and the business of Forever Enterprises

     * use its best efforts to preserve the businesses and business organizations of Forever Enterprises and its subsidiaries, to keep available to Lincoln Heritage their present employees and to preserve their present relationships with their customers and others having business relations with them

     * to continue to operate the businesses of Forever Enterprises and its subsidiaries in their normal and customary manner and to not make any changes in their policies or methods of operations and to maintain all of their real property and improvements, equipment, furniture, fixtures and other assets in good order and repair

     * to not further mortgage, pledge or subject to any lien, charge or encumbrance, any of the assets of Forever
          Enterprises or any of its subsidiaries, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default

     * to not sell, assign, transfer or otherwise dispose of any of the inventory or assets of Forever Enterprises or its subsidiaries other than in the ordinary course of business

     * to not amend the articles of incorporation or bylaws of Forever Enterprises or its subsidiaries (other than the name change approved by Lincoln Heritage)

     * to not enter into any transaction material in nature or amount other than in the ordinary and usual course of business of Forever Enterprises or its subsidiaries

     *    to maintain the books, accounts and records of Forever
          Enterprises and its subsidiaries in the usual, regular and ordinary manner on a basis consistent with that which is currently employed

     * to conduct the businesses of Forever Enterprises and its subsidiaries in accordance with all applicable laws, rules and regulations of relevant city, state and federal governments

     * with respect to Forever Enterprises and its subsidiaries, to maintain in full force and effect existing insurance policies to cover and protect against loss or damage to their respective assets, all presently existing health insurance, and all fidelity insurance, if any, presently carried

     * to not increase any compensation of any officer, employee or agent of Forever Enterprises or its subsidiaries, or make any bonus payments or arrangements with any such person

     * with respect to Forever Enterprises or its subsidiaries, to not declare, set aside, pay or make any dividend in cash, property or stock, or redeem, purchase, issue or acquire any of the shares, or any options or warrants or make any distribution of any kind or make any other changes in the capital structure of Forever or its subsidiaries, or agree to do or permit any of the foregoing to be done

TERMINATION

     The obligation of Lincoln Heritage to consummate the acquisition is subject to the satisfaction of the following conditions (any of which may be waived in whole or in part by Lincoln Heritage):

     * the covenants, representations and warranties of National Heritage contained in the stock acquisition agreement must be true on the closing date

     * National Heritage must have performed or complied with all covenants, agreements and conditions required by the stock acquisition agreement by the closing date

     * National Heritage must execute and deliver all instruments of transfer as Lincoln Heritage may reasonably require to effectively carry out the transfer of the stock contemplated by the stock acquisition agreement

     * the shareholders of Lincoln Heritage must approve the stock acquisition agreement

     * Lincoln Heritage must receive from its financial advisor an opinion, dated as of the date of this proxy statement, that the consideration to be paid by Lincoln Heritage for the shares of National Heritage is fair to the shareholders of Lincoln Heritage

If any of the foregoing conditions are not satisfied, the stock acquisition agreement may be terminated by Lincoln Heritage.

     The stock acquisition agreement may also be terminated upon mutual agreement by the parties.

                  PRO FORMA FINANCIAL INFORMATION

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth for the periods indicated selected historical per share data of Lincoln Heritage and Forever Enterprises and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed acquisition. The data presented is based upon the consolidated financial statements and related notes of Lincoln Heritage and Forever Enterprises included herein and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this proxy statement. This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the proposed acquisition had been consummated prior to the periods indicated. Neither Lincoln Heritage nor Forever Enterprises paid any dividends on its capital stock during the nine months ended September 30, 1999 or the three years ended December 31, 1998.

                                                                      LINCOLN         LINCOLN
                                                                      HERITAGE/      HERITAGE/
                                                                       FOREVER        FOREVER
                                         LINCOLN        FOREVER      ENTERPRISES    ENTERPRISES
                                         HERITAGE     ENTERPRISES     PRO FORMA      PRO FORMA
                                         REPORTED       REPORTED     COMBINED<F1>  EQUIVALENT<F2>
                                         --------     -----------    ------------  --------------
Book value per share:
  September 30, 1999                      $  .70        $527.70         $ 1.22        $263.20
  December 31, 1998                         2.16         281.87           1.94         364.72

Basic earnings (loss) per share:
  Nine months ended September 30, 1999    $(0.23)       $ (1.25)        $(0.17)       $(26.32)
  Year ended December 31, 1998              0.49         (14.73)          0.30          56.40
  Year ended December 31, 1997              0.41          27.15           0.31          58.28
  Year ended December 31, 1996              0.18         (16.80)          0.07          16.92

Diluted earnings (loss) per share:
  Nine months Ended September 30, 1999    $(0.23)       $ (1.25)        $(0.17)       $(26.32)
  Year ended December 31, 1998              0.48         (14.73)          0.30          56.40
  Year ended December 31, 1997              0.41          27.15           0.31          58.28
  Year ended December 31, 1996              0.18         (16.80)          0.07          16.92

Market price/book value per share:
  At February 10, 2000<F3>                $ 4.88        $527.70

-------------
<F1>  Includes the effect of pro forma adjustments for Forever
      Enterprises, as appropriate.  See "Pro Forma Financial
      Information--Notes to Pro Forma Combined Consolidated
      Financial Statements."

<F2>  Based on the pro forma combined per share amounts multiplied by 188, the assumed exchange ratio applicable to one share of Forever Enterprises common stock in the acquisition. Further explanation of the assumptions used in the preparation of the pro forma combined consolidated financial statements is included in the notes to pro forma combined consolidated financial statements. See "Pro Forma Financial Information--Notes to Pro Forma Combined Condensed Financial Statements."

<F3>  The market value of our common stock disclosed as of
      February 10, 2000, the last trading day preceding the public announcement of the acquisition and the last practicable date prior to the mailing of this proxy statement, is based on the last sale price as reported on the Pacific Stock Exchange. The market value of Forever Enterprises common stock disclosed as of February 10, 2000, the last trading day preceding the public announcement of the acquisition and the last practicable date prior to the mailing of this proxy statement, is based on the book value per share of common stock as of September 30, 1999.

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

     The following unaudited pro forma combined condensed balance sheet gives effect to the acquisition of Forever Enterprises as if it were consummated on September 30, 1999.

     The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 1999 and for the years ended December 31, 1998, 1997 and 1996 set forth the results of operations of Lincoln Heritage combined with the results of operations of Forever Enterprises as if such acquisition had occurred as of the first day of the period presented.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Condensed Financial Statements and with the historical financial statements of Lincoln Heritage and Forever Enterprises. These pro forma combined condensed financial statements may not be indicative of the results of operations that actually would have occurred if the proposed acquisition had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                            LINCOLN HERITAGE CORPORATION
                                    PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                          SEPTEMBER 30, 1999 (UNAUDITED)
                                                           LINCOLN            FOREVER          PRO FORMA              PRO FORMA
                                                           HERITAGE         ENTERPRISES       ADJUSTMENTS             COMBINED
                                                         ------------       -----------       -----------           ------------
ASSETS
   Cash and cash equivalents                             $ 25,695,254       $    16,844       $        --           $ 25,712,098
   Investment in National Heritage Enterprises, Inc.               --         2,000,000          (805,502)<Ff>         1,194,498
   Fixed maturity investments                              71,076,038                --                --             71,076,038
   Common stocks                                            5,216,974                --                --              5,216,974
   Policy loans                                            21,973,465                --                --             21,973,465
   Trade accounts receivable, net                                  --         2,672,241                --              2,672,241
                                                         ------------       -----------       -----------           ------------

      Current assets                                      123,961,731         4,689,085          (805,502)<Ff>       127,845,314

   Cemetery property, net                                          --         2,132,990                --              2,132,990
   Property and equipment, net                              1,447,980         2,857,589                --              4,305,569
   Deferred policy acquisition costs, net                  19,750,731                --                --             19,750,731
   Cost of policies acquired, net                           3,050,297                --                --              3,050,297
   Goodwill                                                 1,358,017                --                --              1,358,017
   Other assets                                             9,927,293         2,676,924          (708,499)<Fa>,<Fe>   11,895,718
                                                         ------------       -----------       -----------           ------------

      Total assets                                       $159,496,049       $12,356,588       $(1,514,001)          $170,338,636
                                                         ============       ===========       ===========           ============

LIABILITIES
   Policy liabilities
      Future policy benefits                             $114,331,574       $        --       $  (672,389)<Fa>      $113,659,185
      Policyholder deposits                                40,527,061                --                --             40,527,061
   Deferred preneed revenues                                       --         3,519,329                --              3,519,329
   Notes payable                                                   --         2,442,309                --              2,442,309
   Other                                                    1,464,746           776,049                --              2,240,795
                                                         ------------       -----------       -----------           ------------

      Total liabilities                                   156,323,381         6,737,687          (672,389)           162,388,679
                                                         ------------       -----------       -----------           ------------

TOTAL STOCKHOLDERS' EQUITY                                  3,172,668         5,618,901          (841,612)             7,949,957
                                                         ------------       -----------       -----------           ------------

      Total liabilities and stockholders' equity         $159,496,049       $12,356,588       $(1,514,001)          $170,338,636
                                                         ============       ===========       ===========           ============

See Notes to Pro Forma Combined Condensed Financial Statements.

                                           LINCOLN HERITAGE CORPORATION
                               PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                                                            LINCOLN            FOREVER          PRO FORMA            PRO FORMA
                                                           HERITAGE          ENTERPRISES       ADJUSTMENTS           COMBINED
                                                          -----------        -----------       -----------          -----------
REVENUE
   Life insurance premiums                                $33,357,696        $       --         $(185,877)<Fb>     $33,171,819
   Investment income, net of expenses                       7,526,920                --                --            7,526,920
   Realized investment gains                                  153,002                --                --              153,002
   Cemetery revenues                                               --         2,064,886                --            2,064,886
   Other                                                      173,182                --                --              173,182
                                                          -----------        ----------         ---------          -----------


      Total revenue                                        41,210,800         2,064,886          (185,877)          43,089,809
                                                          -----------        ----------         ---------          -----------

BENEFITS AND EXPENSES
   Policy benefits                                         14,513,886                --           (78,793)<Fc>      14,435,093
   Increase in future policy benefits                      10,130,252                --           (70,974)<Fd>      10,059,278
   Interest paid on deposit funds                           1,561,942                --                --            1,561,942
   Selling, general and administrative expenses            18,605,624         1,657,624                --           20,263,248
   Change in deferred acquisition costs                    (2,869,253)               --                --           (2,869,253)
   Amortization cost of policies purchased                    658,362                --                --              658,362
   Other operating costs                                           --           462,730                --              462,730
                                                          -----------        ----------         ---------          -----------

      Total benefits and expenses                          42,600,813         2,120,354          (149,767)          44,571,400
                                                          -----------        ----------         ---------          -----------

   Other income                                                    --            68,804                --               68,804
                                                          -----------        ----------         ---------          -----------

   Income (loss) before income taxes                       (1,390,013)           13,336           (36,110)          (1,412,787)
                                                          -----------        ----------         ---------          -----------

   Income tax benefit                                        (330,563)               --                --             (330,563)
                                                          -----------        ----------         ---------          -----------

      Net income (loss)                                   $(1,059,450)       $   13,336         $ (36,110)         $(1,082,224)
                                                          ===========        ==========         =========          ===========

   Income (loss) per share
      Basic                                               $     (0.23)       $     1.25                            $     (0.17)
      Diluted                                                   (0.23)             1.25                                  (0.17)

   Weighted average shares outstanding
      Basic                                                 4,523,474            10,648                              6,523,474
      Diluted                                               4,523,474            10,648                              6,523,474

See Notes to Pro Forma Combined Condensed Financial Statements.

                                           LINCOLN HERITAGE CORPORATION
                               PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                 FOR THE YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)
                                                            LINCOLN           FOREVER           PRO FORMA            PRO FORMA
                                                           HERITAGE         ENTERPRISES        ADJUSTMENTS           COMBINED
                                                          -----------       -----------        -----------          -----------
REVENUE
   Life insurance premiums                                $41,363,384        $       --         $(168,086)<Fb>     $41,195,298
   Investment income, net of expenses                      10,638,406                --                --           10,638,406
   Realized investment gains                                1,935,935                --                --            1,935,935
   Cemetery revenues                                               --         2,150,577                --            2,150,577
   Other                                                      747,848                --                --              747,848
                                                          -----------        ----------         ---------          -----------

      Total revenue                                        54,685,573         2,150,577          (168,086)          56,668,064
                                                          -----------        ----------         ---------          -----------

BENEFITS AND EXPENSES
   Policy benefits                                         19,572,361                --          (113,591)<Fc>      19,458,770
   Increase in future policy benefits                      12,019,701                --           (50,618)<Fd>      11,969,083
   Interest paid on deposit funds                           1,495,680                --                --            1,495,680
   Selling, general and administrative expenses            21,808,305         1,827,143                --           23,635,448
   Change in deferred acquisition costs                       711,564                --                --              711,564
   Amortization cost of policies purchased                 (4,326,608)               --                --           (4,326,608)
   Other operating costs                                      948,452           712,238                --            1,660,690
                                                          -----------        ----------         ---------          -----------

      Total benefits and expenses                          52,229,455         2,539,381          (164,209)          54,604,627
                                                          -----------        ----------         ---------          -----------

   Other income                                                    --           149,864                --              149,864
                                                          -----------        ----------         ---------          -----------

   Income (loss) before income taxes                        2,456,118          (238,940)           (3,877)           2,213,301
                                                          -----------        ----------         ---------          -----------

   Provision for income tax                                   440,459           (82,120)               --              358,339
                                                          -----------        ----------         ---------          -----------

      Net income (loss)                                   $ 2,015,659        $ (156,820)        $  (3,877)         $ 1,854,962
                                                          ===========        ==========         =========          ===========

   Earnings (loss) per share
      Basic                                               $      0.49        $   (14.73)                           $      0.30
      Diluted                                                    0.48            (14.73)                                  0.30

   Weighted average shares outstanding
      Basic                                                 4,086,667            10,648                              6,086,667
      Diluted                                               4,189,804            10,648                              6,189,804

See Notes to Pro Forma Combined Condensed Financial Statements.

                                           LINCOLN HERITAGE CORPORATION
                               PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                 FOR THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
                                                            LINCOLN           FOREVER           PRO FORMA            PRO FORMA
                                                           HERITAGE         ENTERPRISES        ADJUSTMENTS           COMBINED
                                                          -----------       -----------        -----------          -----------
REVENUE
   Life insurance premiums                                $38,044,470        $       --         $(188,204)<Fb>     $37,856,266
   Investment income, net of expenses                       6,171,215                --                --            6,171,215
   Realized investment gains                                2,666,448                --                --            2,666,448
   Cemetery revenues                                               --         1,622,356                --            1,622,356
                                                          -----------        ----------         ---------          -----------

      Total revenue                                        46,882,133         1,622,356          (188,204)          48,316,285
                                                          -----------        ----------         ---------          -----------

BENEFITS AND EXPENSES
   Policy benefits                                         13,667,217                --          (133,518)<Fc>      13,533,699
   Increase in future policy benefits                      16,432,947                --               463 <Fd>      16,433,410
   Interest paid on deposit funds                           1,051,087                --                --            1,051,087
   Selling, general and administrative expenses            14,546,636           956,112                --           15,502,748
   Change in deferred acquisition costs                    (1,405,263)               --                --           (1,405,263)
   Amortization cost of policies purchased                    262,188                --                --              262,188
   Other operating costs                                           --           338,763                --              338,763
                                                          -----------        ----------         ---------          -----------

      Total benefits and expenses                          44,554,812         1,294,875          (133,055)          45,716,632
                                                          -----------        ----------         ---------          -----------

   Other income (expense)                                          --           (38,428)               --              (38,428)
                                                          -----------        ----------         ---------          -----------

   Income before income taxes                               2,327,321           289,053           (55,149)           2,561,225
                                                          -----------        ----------         ---------          -----------

   Provision for income tax                                   671,895                --                --              671,895
                                                          -----------        ----------         ---------          -----------

      Net income                                          $ 1,655,426        $  289,053         $ (55,149)         $ 1,889,330
                                                          ===========        ==========         =========          ===========

   Earnings per share
      Basic                                               $      0.41        $    27.15                            $      0.31
      Diluted                                                    0.41             27.15                                   0.31

   Weighted average shares outstanding
      Basic                                                 4,000,000            10,648                              6,000,000
      Diluted                                               4,000,000            10,648                              6,000,000

See Notes to Pro Forma Combined Condensed Financial Statements.

                                           LINCOLN HERITAGE CORPORATION
                               PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                 FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                                                            LINCOLN           FOREVER           PRO FORMA            PRO FORMA
                                                           HERITAGE         ENTERPRISES        ADJUSTMENTS           COMBINED
                                                          -----------       -----------        -----------          -----------
REVENUE
   Life insurance premiums                                $33,273,417        $       --         $(303,943)<Fb>     $32,969,474
   Investment income, net of expenses                       3,710,720                --                --            3,710,720
   Realized investment gains                                2,018,362                --                --            2,018,362
   Cemetery revenues                                               --           981,559                --              981,559
                                                          -----------        ----------         ---------          -----------

      Total revenue                                        39,002,499           981,559          (303,943)          39,680,115
                                                          -----------        ----------         ---------          -----------

BENEFITS AND EXPENSES
   Policy benefits                                         16,915,116                --           (69,592)<Fc>      16,845,524
   Increase in future policy benefits                       7,621,130                --          (128,995)<Fd>       7,492,135
   Interest paid on deposit funds                             214,054                --                --              214,054
   Selling, general and administrative expenses            14,619,857           873,111                --           15,492,968
   Change in deferred acquisition costs                    (1,269,257)               --                --           (1,269,257)
   Amortization cost of policies purchased                         --                --                --                   --
   Other operating costs                                           --           207,676                --              207,676
                                                          -----------        ----------         ---------          -----------

      Total benefits and expenses                          38,100,900         1,080,787          (198,587)          38,983,100
                                                          -----------        ----------         ---------          -----------

   Other income (expense)                                          --           (79,642)               --              (79,642)
                                                          -----------        ----------         ---------          -----------

   Income (loss) before income taxes                          901,599          (178,870)         (105,356)             617,373
                                                          -----------        ----------         ---------          -----------

   Provision for income tax                                   196,969                --                --              196,969
                                                          -----------        ----------         ---------          -----------

      Net income (loss)                                   $   704,630        $ (178,870)        $(105,356)         $   420,404
                                                          ===========        ==========         =========          ===========

   Earnings (loss) per share
      Basic                                               $      0.18        $   (16.80)                           $      0.07
      Diluted                                                    0.18            (16.80)                                  0.07

   Weighted average shares outstanding
      Basic                                                 4,000,000            10,648                              6,000,000
      Diluted                                               4,000,000            10,648                              6,000,000

See Notes to Pro Forma Combined Condensed Financial Statements.

                                32

                    LINCOLN HERITAGE CORPORATION
     NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                            (UNAUDITED)

     The acquisition of the capital stock of Forever Enterprises is expected to be accounted for at historical cost in a manner similar to a pooling-of-interests transaction. Under the stock acquisition agreement, the number of shares of our common stock to be issued will be based on the market price of our common stock as of the closing date. For purposes of these pro forma combined condensed financial statements, the number of shares of our common stock to be issued in exchange for all of the capital stock of Forever Enterprises is based upon an assumed fair market price for our common stock of $6.00 per share. Based on an acquisition price of $12.0 million, the number of shares of our common stock to be issued at an assumed fair market value of $6.00 per share would be 2,000,000.

     The following pro forma adjustments represent adjustments necessary to eliminate intercompany transactions between entities:

[FN]
    <Fa>  To eliminate the value of insurance policies in trust on preneed contracts and related policy liabilities.
    <Fb>  To eliminate intercompany insurance premiums.
    <Fc>  To eliminate intercompany policy benefits.
    <Fd>  To eliminate the increase in future policy benefits
          resulting from the increase in the value of insurance policies in trust on preneed contracts.
    <Fe>  To eliminate deferred preneed expenses resulting from the elimination of premiums and benefits.
    <Ff>  To eliminate reciprocal ownership interest of Lincoln
          Heritage Corporation.

     CERTAIN INFORMATION REGARDING LINCOLN HERITAGE CORPORATION

GENERAL

     We are a life insurance holding company engaged in the ownership and operation of life insurance companies and related services. We are not affiliated in any way with Lincoln Heritage Life Insurance Company headquartered in Phoenix, Arizona. We also acquire existing life insurance policies, either through direct purchase or the acquisition of insurance companies. Our life insurance operations are conducted through our wholly-owned life insurance subsidiaries.

     Substantially all of our life insurance policies are issued to fund prearranged funeral contracts that are sold by National Prearranged Services, Inc. and NPS Agency, Inc. National Prearranged Services is an affiliated company that collects all payments for prearranged funeral contracts and remits such amounts to us either directly or through assumed reinsurance.

     Lincoln Heritage was incorporated in Texas in 1980. We formed Memorial Service Life Insurance Company in 1986, acquired New Life Insurance Company (formerly known as Lincoln Memorial Life Insurance Company) in 1992, and Lincoln Memorial Life Insurance Company (formerly known as World Service Life Insurance Company of America) in 1998.

     Effective December 31, 1998, we reorganized our insurance company subsidiaries. The purpose of the reorganization was to streamline and consolidate our insurance operations and strengthen the existing capital structure to facilitate the approval of acquisitions by regulatory authorities. The reorganization was accounted for as a tax-free transaction and had no impact on the consolidated financial statements. Concurrent with the reorganization, the name of Lincoln Memorial Life Insurance Company was changed to New Life Insurance Company and the name of World Service Life Insurance Company of America was changed to Lincoln Memorial Life Insurance Company.

     Effective September 1, 1997, we acquired a block of life insurance and annuity policies from Woodmen Accident and Life Company for a purchase price of approximately $3.5 million. In connection with this transaction, we assumed approximately $51 million of insurance liabilities and received approximately $48 million in cash.

     Effective April 1, 1998, we acquired a block of life insurance and annuity policies through coinsurance from World Insurance Company for a purchase price of approximately $2.0 million. In connection with this transaction, we assumed approximately $21.9 million of insurance liabilities and received approximately $19.9 million in assets.

     On May 15, 1998, we acquired all of the outstanding stock of Lincoln Memorial Life Insurance Company for total consideration of
$5.5 million. Lincoln Memorial Life Insurance Company had no active policies in-force; however, Lincoln Memorial Life Insurance Company is licensed to conduct business in 42 states and the District of Columbia. This acquisition expanded the number of states in which we are licensed to conduct business.

     On October 15, 1999, we purchased all of the outstanding shares of capital stock of Funeral Security Life Insurance Company for $5.0 million. As of such date, Funeral Security Life Insurance had approximately $31 million in assets and $30 million in liabilities. The acquisition will be accounted for using the purchase method.

     On October 28, 1999, we completed the sale of our insurance subsidiary, New Life Insurance Company, for approximately $5 million. Since all of the business of New Life Insurance is reinsured by another of our insurance subsidiaries, the sale of New Life Insurance is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

     On October 25, 1999, we entered into an agreement to purchase all the outstanding shares of capital stock of Dixie National Life Insurance Company for an estimated purchase price of approximately $10 million. Pursuant to the agreement, the actual purchase price will be based upon, among other items, an adjusted value of Dixie National's stockholder's equity. Dixie National's insurance operation consists of a closed block of life and annuity policies. Dixie National had approximately $35.5 million in assets and $32.0 million in liabilities as of September 30, 1999. The completion of the acquisition is subject to regulatory approval.

BUSINESS STRATEGY

     Our intended strategy is to grow our business by acquiring blocks of in-force life insurance and annuity business and companies that have blocks of such business. Any decision to acquire a block of business or an insurance company will depend on our assessment of various factors. No assurance can be given that we will be successful in consummating any acquisition, or that any acquisition, once completed, will ultimately enhance our results of operations.

     We believe we are well positioned to enhance the profitability of the businesses we acquire. We believe our investments in computer and administrative capabilities will allow us to add additional blocks of business and life insurance companies without a proportional increase in operating expenses. In addition to such economies of scale through the integration of systems and administration, we believe we can achieve other cost savings through the elimination or reduction of management and staff, home office and marketing expense where appropriate.

     By contrast, the acquisition of Lincoln Memorial Life Insurance Company was of a substantially non-operating company acquired primarily for its state licenses. No significant savings in expense were anticipated as a result of this transaction; however, we believe the acquisition of Lincoln Memorial Life Insurance Company afforded access to markets in 14 additional states more expeditiously and for a cost lower than that which would be required if our insurance subsidiaries had obtained licenses themselves.

     Another component of our strategy is to grow by increasing sales of our insurance to fund prearranged funeral contracts sold by National Prearranged Services and annuity products issued by its subsidiary insurers. In addition, we believe our acquisitions may enhance our marketing capabilities by providing us the opportunity to sell additional life insurance and annuity products to the policyholders whose business we have acquired.

     We seek to acquire in-force blocks of traditional life insurance and annuity business and seek products that do not strain our available statutory surplus. We seek "seasoned" life insurance business that has been in-force for several years in order to avoid the higher rate of policy lapses and surrenders normally experienced in the early years after issue. The assets supporting the business to be acquired are of special concern. We seek investment portfolios that are capable of being restructured to provide yield and quality improvements consistent with our investment philosophy and reserving requirements.

     In addition to the insurance product type, we consider several other factors when evaluating an insurance company acquisition. Among other things, we seek to identify small- to medium-size insurers that have relatively high operating and marketing expenses in relation to assets and premiums and thereby provide significant opportunities to reduce such expenses through application of our cost reduction strategies.

     Once we have identified a potential acquisition candidate we will undertake a more detailed evaluation of the business. We prepare an actuarial valuation of the in-force business to determine if the business can produce profits that are consistent with management's objectives. In connection with our normal investigation, we will review claims experience, underwriting standards and mortality, morbidity and other actuarial experience of the business. In addition, we will assess the quality of the records kept and their compatibility with our computer systems in order to determine whether the business can be assimilated by us in a timely and cost-effective manner.

     We may effect our acquisitions through the purchase of shares, if the acquisition candidate is an insurance company, or a reinsurance agreement if the proposed acquisition concerns a block of business. In executing stock acquisitions, we seek to identify and manage acquisition risks and other liabilities through seller contractual indemnification and other techniques.

NATIONAL PREARRANGED SERVICES, INC.

     National Prearranged Services, an affiliate, has been in the business of marketing prearranged funeral contracts since 1979 for funeral homes in Missouri, Texas and six other states, and is licensed to expand into an additional 22 states. In addition to marketing, National Prearranged Services recruits, trains and manages an agency field force, which is dedicated to selling only the products of the affiliated group of companies. National Prearranged Services believes that the market for preneed products is growing significantly with the aging of the U.S. population. The market for preneed products is primarily in the 50 and older age group. National Prearranged Services' strategy is to continue to capitalize on the demand for older age products, which management believes, will continue to present a growing market.

     We entered into an Exclusivity Agreement, dated April 1, 1998, with National Prearranged Services and National Prearranged Services Agency, pursuant to which National Prearranged Services and National Prearranged Services Agency agreed to purchase insurance policies to fund their prearranged funeral business exclusively from our subsidiaries. We agreed to pay, on a monthly basis, an amount equal to 2% of the face amount of such insurance issued during the prior month. The agreement expires in April 2003.

     A prearranged funeral contract allows customers to purchase at current prices services that may not be needed for many years. Under a prearrangement, family members generally are removed from the planning that would otherwise have been completed at the difficult time of death. However, by paying for the costs of pre-planning, the client loses use of any cash paid that could have been invested elsewhere. There is no affiliation between National Prearranged Services and any funeral home for which National Prearranged Services markets prearranged funeral contracts.

     In connection with issuing insurance policies to fund prearranged funeral contracts, except in Missouri, the individual owner of the policy assigns the policy to National Prearranged Services and/or National Prearranged Services Agency. As assignee, National Prearranged Services and/or National Prearranged Services Agency remit premiums to and receive policy benefits from us. In the State of

Missouri, a trust owns the policies, pays the premiums and receives the benefits. An independent investment advisor to the trust directs the monies in the trust as to the purchase of insurance policies.

     National Prearranged Services elects to invest in insurance policies as one of the methods of funding such contractual obligations. National Prearranged Services could invest in other statutorily appropriate instruments to fund such obligations but like most other preneed sellers today, prefers the use of insurance to do so. National Prearranged Services determines whether to purchase an insurance policy from us or use its own resources to satisfy its obligations created under the prearranged funeral contract based on the individual preneed laws in existence on the contract date and the underwriting standards as established by us and the state in which the purchaser resides. For example, in Missouri, the trust may choose to retain the funds from the prearranged funeral contract instead of purchasing an insurance policy because of the underwriting standards set by us when compared to the underwriting characteristics of the prearranged funeral contract purchaser. The option to not purchase an insurance policy is not available in all states.

     Should National Prearranged Services elect to purchase an insurance policy equal to the current cost of the contracted funeral, the insurance premiums to be charged are set by us based on actuarial review and analysis of the underwriting risks being assumed by us and the standardized rates are provided to National Prearranged Services . In the event a particular insurance policy has proceeds in excess of contracted-for funeral costs at the point of death, National Prearranged Services retains such proceeds as policyholder. National Prearranged Services (not us) is contractually obligated to provide the contracted-for funeral service at the point of death. The death benefits provided under the terms of the insurance policies may be greater than the cost of the funeral services due to excess interest earnings or additional insurance benefits provided under the terms of the participating policies or from a decline in the funeral service costs as contracted by National Prearranged Services from the funeral homes.

PRODUCT PROFITABILITY

     The long-term profitability of insurance products depends on the accuracy of the actuarial assumptions that underlie the pricing of such products. Actuarial calculations for such insurance products, and the ultimate profitability of such products, are based on four major factors: (1) persistency; (2) mortality (for life insurance); (3) return on cash invested by the insurer during the life of the policy; and (4) expenses of acquiring and administering the policies.

OPERATIONS AND ADMINISTRATION

     We emphasize a high level of service to agents and policyholders and strive to maintain low overhead costs. Our principal administrative departments are our financial, policyholder services and data processing departments. The financial department provides actuarial, accounting and budgeting services and establishes cost control systems for us. The policyholder services department reviews policy applications, issues and administers policies and authorizes disbursements related to claims. The data processing department oversees and administers our information processing systems.

     We have invested in data processing hardware and software and employ our data processing capacity in all facets of our operations.
All of our Austin, Texas and St. Louis, Missouri operations are processed on a network of personal computers. Our administrative departments use a common integrated system designed to permit us to function relatively efficiently, control costs and maintain relatively low overhead. Our system currently is servicing approximately 100,000 policies. Additional policies can be added at a relatively low marginal cost, thereby increasing economies of scale.

     As part of our acquisition strategy, we have developed management techniques to reduce costs by consolidating and standardizing the procedures and data processing systems employed in the administration of acquired companies and blocks of business. We believe that such consolidation and standardization permits the efficient combination of our facilities and operations with those of the companies and blocks of business that we acquire. As a result, many duplicative costs connected with training and employing personnel and with leasing or owning offices, marketing, data processing equipment and other facilities are reduced or eliminated.

INVESTMENTS

     The investment income of our insurance subsidiaries is an important part of our total revenues. Profitability is significantly affected by spreads between rates credited on insurance liabilities and interest rates earned on invested assets. As of December 31, 1998, the average, annual interest rate credited on our total reserve liability was approximately 7.3% per annum, and the average yield of our investment portfolio was approximately 8.6%. Increases or decreases in interest rates could increase or decrease the interest rate spread between interest rates credited on insurance liabilities and investment yields, which in turn could have a beneficial or adverse effect on our future profitability. Sales of fixed maturity securities that result in investment gains also may tend to decrease future interest yields from the portfolio. State insurance laws and regulations prescribe the types of permitted investments and limit their concentration in certain classes of investments.

     Our investment strategy is to maintain primarily an investment grade, fixed maturity portfolio, provide adequate liquidity for expected liability durations and other requirements and maximize total return. Consistent with this strategy, we invest primarily in securities of the U.S. government and its agencies, and collateralized mortgage obligations. At September 30, 1999, approximately 95% of the book value of our fixed maturity investments consisted of investment grade securities.

     We periodically review our existing portfolio of below investment grade securities and intend to maintain the holdings of such securities at or below the September 30, 1999 level. However, our ability to dispose of below investment grade securities is affected by market and other conditions. The markets for these securities are often less liquid and efficient than the markets for investment grade securities.

RESERVES

     In accordance with applicable insurance laws, our insurance subsidiaries have established and carry as liabilities in their statutory financial statements actuarially determined reserves to satisfy their annuity contract and life insurance policy obligations. Reserves, together with premiums to be received on outstanding policies and interest thereon at certain assumed rates, are calculated to be sufficient to satisfy policy and contract obligations. The actuarial factors used in determining such reserves are based on statutorily prescribed mortality tables and interest rates.

     The reserves recorded in our consolidated financial statements included elsewhere in this report are calculated based on generally accepted accounting principles and differ from those specified by the laws of the various states and recorded in the statutory financial statements of our insurance subsidiaries. These differences arise from the use of different mortality tables and interest rate assumptions, the introduction of lapse assumptions into the reserve calculation and the use of the net level premium reserve method on all insurance business.

     To determine policy benefit reserves for our life insurance products, we perform periodic studies to compare current experience for mortality, interest and lapse rates with projected experience used in calculating the reserves. Differences are reflected currently in earnings for each period. We historically have not experienced significant adverse deviations from our assumptions.

REINSURANCE

     We enter into coinsurance/funds withheld treaties and co/modco reinsurance agreements with reinsurers to increase our statutory surplus. The cost of the increase in statutory surplus is recognized as reinsurance premiums ceded. Consistent with the general practice of the life insurance industry, we have reinsured portions of the coverage provided by our insurance products with other insurance companies under agreements of indemnity reinsurance. The policy risk retention limit on the life of one individual does not exceed $50,000.

     Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a particular risk or to obtain a greater diversification of risk. Indemnity reinsurance does not discharge the primary liability of the original insurer to the insured.

COMPETITION

     The life insurance industry is highly competitive and consists of a large number of insurance companies, many of which have substantially greater financial resources, broader and more diversified product lines and larger staffs than those possessed by us. Competition also is encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries that are marketing insurance products and that offer competing products such as savings accounts and securities. Competition within the life insurance industry occurs on the basis of, among other things, interest rates, financial stability, policyholder service and ratings assigned by insurance rating organizations.

DIVIDENDS ON PARTICIPATING POLICIES

     The determination of dividends on participating policies is not dependent on any pre-determined factor and is completely at the discretion of the boards of directors of the insurance subsidiaries. Because we and National Prearranged Services are affiliated entities, National Prearranged Services, as the policyholder of a significant portion of our business, may exercise significant influence over the decision regarding the amount and timing of policyholder dividends. Our insurance subsidiaries paid no dividends in 1999, 1998, 1997 or 1996 on their direct business. Among other items, low levels of inflation were a factor for not paying dividends. There currently are no plans for paying dividends on our direct business in the foreseeable future; however, dividends could be declared should circumstances warrant.
The most likely circumstance that may warrant the declaration of policyholder dividends would be a significant increase in the level of inflation. The declaration of policyholder dividends would, through the provision of paid-up additions rather than cash dividends, provide additional death benefits under the insurance policies. The increased level of death benefits would contribute to covering the presumed increase in the cost of funeral services to be provided in the future. The ability to provide increased benefits under the terms of the insurance policies issued as a response to increased levels of inflation, which, in turn, allows us to remain competitive, is the primary reason for the utilization of participating policies. We do pay policyholder dividends on the life insurance and annuity policies that we acquired from Woodmen Accident and Life Company and World Insurance Company. Such amounts were $90,335 and $69,259 for the year ended December 31, 1998 and the nine months ended September 30, 1999.

EMPLOYEES

     At September 30, 1999, we had approximately 85 employees. We believe that we enjoy good relations with our employees and agents.

FACILITIES

     Memorial Service Life Insurance Company leases approximately
25,000 square feet in an office building located at 10 S. Brentwood, St. Louis, Missouri under the terms of a lease that expires in June 2002. Memorial Service Life Insurance Company also leases approximately 10,000 square feet of property at 1250 Capital of Texas Highway, Building 3, Suite 100, Austin, Texas under the terms of a lease that expires in August 2002. We believe that the properties currently leased by Memorial Service Life Insurance Company are suitable for our current operations and will allow for the expansion of our business in the near future. As our operation expands, the leasing of additional space in Austin, Texas may be necessary. We currently do not foresee any material difficulties with leasing additional space that may be required in the foreseeable future.

GOVERNMENT REGULATION

     Our insurance subsidiaries are subject to regulation by the insurance regulatory authorities in the states in which they are domiciled and the insurance regulatory bodies in the other jurisdictions in which they are licensed to sell insurance. The purpose of such regulation is primarily to provide safeguards for policyholders rather than to protect the interests of shareholders. The insurance laws of various jurisdictions establish regulatory agencies with broad administrative powers relating to the licensing of insurers and their agents, the regulation of trade practices, management agreements, investments, deposits of securities, the form and content of financial statements, rates charged by insurance companies, sales literature, terms of insurance policies, accounting practices and the maintenance of specified reserves, capital and surplus. Our insurance subsidiaries are required to file detailed periodic financial reports with supervisory agencies in each of the jurisdictions in which they do business. Our life insurance subsidiaries are licensed in 42 states and the District of Columbia. In March 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles. The codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, is proposed to be effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices and it is uncertain when, or if, the states in which the insurance companies are domiciled will require adoption of the codification for the preparation of statutory financial statements.

     In December 1992, the National Association of Insurance Commissioners adopted the Risk-Based Capital for Life and/or Health Insurers Model Act. Such act provides a tool for insurance regulators to determine the levels of capital and surplus an insurer must maintain in relation to its insurance and investment risks and whether there is a need for possible regulatory attention. The act (or similar legislation or regulation) has been adopted in states where our insurance subsidiaries are domiciled. The Texas Department of Insurance has adopted its own risk based capital requirements, the stated purpose of which is to require a minimum level of capital and surplus to absorb the financial, underwriting and investment risks assumed by an insurer. At December 31, 1998 and September 30, 1999, the total adjusted capital for each of our subsidiaries met or exceeded the required minimum levels.

     Most states have enacted legislation regulating insurance holding companies. The insurance holding company laws and regulations vary by state, but generally require an insurance holding company and its insurance company subsidiaries licensed to do business in the state to register and file certain reports with the regulatory authorities, including information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. State holding company laws also require prior notice or regulatory agency approval of certain material intercompany transfers of assets within the holding company structure.

     As a holding company, our ability to meet our financial obligations and pay operating expenses depends on the receipt of sufficient funds, primarily through dividends and management fees, from our subsidiaries. As Texas domiciled insurance companies, Memorial Service Life Insurance Company and Lincoln Memorial Life Insurance Company may not, without the prior approval of the Texas Department of Insurance, pay any dividend or distribution which, together with all other dividends and distributions paid within the preceding 12 months, exceeds the lesser of: (1) net gain from operations; or (2) 10% of capital and surplus, in each case as shown in its most recent annual statutory financial statements.

     Under Texas law, Memorial Service Life Insurance Company and Lincoln Memorial Life Insurance Company may not enter into certain transactions, including management agreements and service contracts, with members of its insurance holding company system, including us, unless the insurance companies have notified Texas Department of Insurance of their intention to enter into such transactions and Texas Department of Insurance has not disapproved of them within the period specified by Texas law. Among other things, such transactions are subject to the requirement that their terms be fair and reasonable and that the charges or fees for services performed be reasonable.

     As part of their routine regulatory oversight process, approximately once every three to five years, state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Memorial Service Life Insurance Company underwent such an examination during 1998 for the period ended December 31, 1997. New Life Insurance Company underwent such an examination during 1998 for the period ended
December 31, 1997. The final reports on the examinations issued by Texas Department of Insurance did not raise any issues we believe to be significant.

     In October 1996, Texas Department of Insurance issued an order and letter to Memorial Service Life Insurance Company and New Life Insurance Company, respectively, to comply with certain administrative and investment guidelines, including those relating to permissible investments. Memorial Service Life Insurance Company and New Life Insurance Company had invested a portion of their assets in derivative instruments in the belief that these instruments were allowed under Texas insurance investment guidelines. The Texas Department of Insurance alleged that these investments were not in compliance with state guidelines. We complied with the Texas Department of Insurance's position, immediately ceased investing in derivative instruments and liquidated our existing portfolio with a net gain in excess of $1.0 million. In May 1997, Memorial Service Life Insurance Company and New Life Insurance Company demonstrated to the Texas Department of Insurance that they had fully complied with all applicable guidelines and regulations, the companies agreed to furnish quarterly compliance reports to the Texas Department of Insurance and the department released the companies from the order. Subsequently, Texas investment regulations were changed to allow investments in derivatives on a restricted basis.

LEGAL PROCEEDINGS

     National Prearranged Services and New Life Insurance Company had been named defendants in a previously dismissed class-action lawsuit that was refiled during 1996 in St. Louis, Missouri, City Circuit Court. The suit involved a challenge to National Prearranged Services' methods of funding pre-arranged funeral contracts with policies issued by us. During 1999, the suit was settled with no financial impact to New Life Insurance Company.

     We also are subject to various other claims and contingencies arising out of the normal course of business. We believe that the total amounts that will ultimately be paid, if any, arising from these claims and contingencies will not have a material adverse effect on our financial condition, results of operations or cash flows.

MARKET PRICE OF THE COMMON STOCK AND RELATED MATTERS

     Our common stock trades on the Pacific Exchange under the symbol "LHC." The following table sets forth the reported high and low closing sales prices of shares of our common stock on the Pacific Exchange since November 2, 1998 (the date of our initial public offering).

                                                                      PRICE RANGE
                                                                ----------------------
         FISCAL YEAR                                            HIGH               LOW
         -----------                                            ----               ---
         Year ended December 31, 1998:
            Fourth Quarter (period Nov. 2, 1998 through
              Dec. 31, 1998)                                   $7.500            $5.800

         Year ended December 31, 1999:
            First Quarter                                       6.500             4.125
            Second Quarter                                      7.375             5.250
            Third Quarter                                       9.125             6.688
            Fourth Quarter                                      6.937             5.125

         Year ending December 31, 2000:
            First Quarter (through February 10, 2000)           5.063             4.750

     On February 10, 2000, the last reported closing sale price for our common stock on the Pacific Exchange was $4.875 per share. As of February 10, 2000, there were approximately 67 holders of record of shares of our common stock.

DIVIDEND POLICY

     We have never declared, nor have we paid, any cash dividends on our common stock. We currently intend to retain our earnings to finance future growth and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future. Your board of directors also plans to regularly review our dividend policy. Our ability to pay dividends will be dependent, in large measure, on our ability to receive dividends and management fees from our life insurance subsidiaries. The ability of these corporations to pay dividends and management fees, in turn, is limited pursuant to applicable insurance laws. Any future determination as to the payment of dividends will be at the discretion of your board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and such other factors as the board may deem relevant.

HIGH AND LOW SALE PRICES OF OUR COMMON STOCK AS OF THE DATE PRECEDING PUBLIC ANNOUNCEMENT OF TRANSACTION

     The following table sets forth the high and low prices per share of our common stock on the Pacific Exchange on February 10, 2000, which was the last trading day before the announcement of the proposed acquisition.

                                                                     PRICE RANGE
                                                                ---------------------
                                                                HIGH              LOW
                                                                ----              ---
           DATE
           ----
         February 10, 2000                                     $4.875            $4.875

          VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The table below sets forth, as of February 10, 2000, the beneficial ownership of shares of our common stock by (1) each person known by us to be the beneficial owner of more than five percent of our issued and outstanding common stock on that date, (2) each of our current directors, (3) each executive officer named in the Summary Compensation Table set forth in our proxy statement for the 1999 annual meeting of shareholders, individually, and (4) all executive officers and directors as a group.

           NAME AND ADDRESS                               NUMBER OF SHARES           PERCENT
          OF BENEFICIAL OWNER                          BENEFICIALLY OWNED<F1>         OWNED
          -------------------                          ----------------------        -------
Howard A. Wittner, Trustee of RBT Trust II<F2>
   7700 Bonhomme, Suite 400
   Clayton, Missouri 63105                                  4,000,500                 88.4%

Clifton Mitchell                                                5,937<F3>               --

Brent D. Cassity<F2><F4>
   10 S. Brentwood, Suite 340
   Clayton, Missouri 63105                                      5,937<F3>               --

Randall K. Sutton                                              13,000<F5>             <F6>

Paul J. Gallant                                                   200                 <F6>

John J. Gorman                                                 60,300                 <F6>

All executive officers and directors
   (six persons)                                            4,085,874                 89.8%

----------------
<F1> Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name. The percentage calculations for beneficial ownership are based upon 4,533,259 shares of common stock that were issued and outstanding as of February 10, 2000. No outstanding options are currently exercisable and none will be exercisable within 60 days of February 10, 2000.

<F2> Such shares are held of record by National Heritage Enterprises,
     Inc., which is wholly owned by the RBT Trust II, dated
     September 28, 1990, of which Mr. Wittner is the trustee and has sole voting and investment power. Brent D. Cassity currently serves as President of National Heritage Enterprises and National Prearranged Services. Upon consummation of the proposed transaction, the shares of common stock held by National Heritage Enterprises, Inc. will increase to 6,500,500, and indirectly increase the ownership interest by the RBT Trust II.

<F3> Represents shares subject to options exercisable currently or within 60 days after February 10, 2000.

<F4> Mr. Cassity is a one-third beneficiary of the RBT Trust II.
     Mr. Cassity does not have voting or investment power with respect to such shares.

<F5> Includes 5,000 shares subject to options exercisable currently or within 60 days after February 10, 2000.

<F6> Less than one percent.

            DESCRIPTION OF LINCOLN HERITAGE SECURITIES

GENERAL

     Our Amended and Restated Articles of Incorporation authorize 10,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, no shares of our preferred stock and 4,533,259 shares of our common stock were issued and outstanding, and 1,200,000 shares of our common stock were issuable upon exercise of outstanding options.

COMMON STOCK

     Your board of directors, in its sole discretion, may issue our common stock from the authorized and unissued shares of common stock. Each share of our common stock is entitled to one vote at all meetings of our shareholders for the election of directors and all other matters submitted to shareholder vote. There are no cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of our common stock can elect all the directors if they choose to do so. The rights, privileges and preferences of the holders of our common stock are subject to the rights of the holders of any shares of our preferred stock that may be designated and issued in the future. Subject to any restrictions contained in preferred stock, if any, holders of our common stock are entitled to receive dividends when and if declared by your board of directors out of our legally available assets. Our common stock has no preemptive or similar rights. There are no redemption or sinking fund provisions applicable to our common stock. Holders of our common stock are not liable to further call or assessment by us. Upon any liquidation, dissolution or winding up of Lincoln Heritage, after payment of our debts and other liabilities, and subject to the rights of holders of shares of our Preferred Stock, if any, holders of common stock are entitled to share pro rata in any distribution to our shareholders.

PREFERRED STOCK

     Your board of directors, without the approval of the holders of our common stock, is authorized to fix the number of shares of any series of preferred stock and to designate for issuance up to 1,000,000 shares of our preferred stock, par value $.01 per share, in such number of series and with such rights, preferences, privileges and restrictions (including, without limitation, voting rights) as your board of directors may from time to time determine. Issuance of our preferred stock, while providing flexibility in connection with possible acquisitions, may adversely affect the rights, privileges and preferences afforded the holders of our common stock, including a decrease in the amount available for distribution to holders of our common stock in the event of a liquidation or payment of our preferred stock dividends. Issuance of shares of our preferred stock also may have the effect of preventing or delaying a change in control of us without further action by our shareholders and could make removal of our present management more difficult.

STOCK OPTIONS

     We have filed a registration statement on Form S-8 registering an aggregate of 1,200,000 shares of our common stock subject to outstanding stock options and common stock issuable pursuant to our stock option plan.

TEXAS LAW AND LIMITATIONS ON CHANGES IN CONTROL

     Section 13.03 of the Texas Business Corporation Act prevents an "affiliated shareholder" (defined in Section 13.03, generally, as a person owning 20% or more of a corporation's outstanding voting shares) from engaging in a "business combination" with a publicly-held Texas corporation for three years following the date upon which such person became an affiliated shareholder unless: (1) before such person became an affiliated shareholder, the board of directors of the corporation approved the transaction in which the affiliated shareholder became an affiliated shareholder or approved the business combination;
(2) upon consummation of the transaction that resulted in the affiliated becoming an affiliated shareholder, the affiliated shareholder owned at least 85% of the voting shares of the corporation outstanding at the same time the transaction commenced (excluding shares held by directors who also are officers of the corporation and by employee plans that do not provide employee participants with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to the date upon which such person became an affiliated shareholder, the business combination is approved by the board of directors of the corporation and authorized at a special meeting of shareholders (not by written consent) by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the corporation not owned by the affiliated shareholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder.
Section 13.03 could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     Our bylaws generally will require at least 60 days' advance notice of any action to be proposed at a meeting of shareholders and set forth other specific procedures that a shareholder must follow. There also are specific procedures, including advance notice, for the nomination of a person to our board of directors when such person is nominated other than at the direction of the board. In addition, our bylaws provide that a special meeting of our shareholders may only be called by certain of our officers or by your board of directors; no such meeting may be called by shareholders. These provisions could have the effect of delaying, deferring or preventing a change in control of us or the removal of existing management.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement, dated as of April 6, 1998, we granted to National Heritage Enterprises, Inc., prior to the initial public offering certain "demand" and "piggyback" registration rights with respect to common stock owned by it as of such date. Pursuant to such agreement, National Heritage Enterprises has the right, subject to certain conditions, to require us to effect registration of its shares of our common stock under the Securities Act of 1933. National Heritage Enterprises has the right to demand (1) two registrations of its shares of our common stock on Form S-1 and (2) three registrations of its shares of our common stock on Form S-3, provided, we will not be obligated to effect any demand registration within six months after the effective date of a previous demand registration. In addition, subject to certain conditions, National Heritage Enterprises has the right to request that we include its shares of our common stock in any public offering of shares of our capital stock under the Securities Act of 1933 (other than with respect to a registration with respect to (1) common stock to be offered and sold by us pursuant to an employee benefit plan or (2) common stock for the purpose of consummating any acquisition by us). We are required to use our best efforts to effect a registration of such shares of common stock pursuant to such registration rights. We have been advised by National Heritage that it presently has no intention to exercise its registration rights.

     There are 4,000,000 shares of our common stock subject to either demand or piggyback registration rights pursuant to the registration rights. We are required to bear substantially all fees, costs and expenses of all such registrations (except for underwriting discounts or commissions), including the reasonable fees and disbursements of one counsel for the holder of common stock subject to such registration rights.

     We have reserved an aggregate of 1,200,000 shares of our common stock for issuance pursuant to our 1998 Long-Term Incentive Plan. As of the date hereof, we have issued options to purchase an aggregate of 1,200,000 shares of our common stock under the1998 Long-Term Incentive Plan. We filed a registration statement on Form S-8 under the Securities Act of 1933 to register shares to be issued upon exercise of options granted pursuant to the 1998 Long-Term Incentive Plan. To the extent not held by affiliates or subject to a lock-up agreement, shares of our common stock issued under the 1998 Long-Term Incentive Plan are available for sale in the public market without restriction.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                SELECTED CONSOLIDATED FINANCIAL DATA OF
                     LINCOLN HERITAGE CORPORATION

     We are providing the following selected consolidated financial data for us as of the dates and for the periods indicated, to aid you in your analysis of the financial aspects of the acquisition. Certain of the data presented here is derived from our consolidated financial statements. The consolidated financial data as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998 have been derived from, and should be read in conjunction with, our audited consolidated financial statements, which are included with this proxy statement. The following table also sets forth consolidated financial data as of September 30, 1999 and for the nine months ended
September 30, 1999 and 1998, which have been derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements, which are included with this proxy statement and which, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for such period. The results of the nine months ended September 30, 1999 are not necessarily indicative of the results expected for the year ending December 31, 1999. You should read those financial statements and related notes thereto and the selected consolidated financial data for a further explanation of the financial data summarized herein. You also should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lincoln Heritage" section which describes a number of factors that have affected the financial results of Lincoln Heritage. See "Where You Can Find More Information."

                                                                                                                 NINE MONTHS
                                                        YEAR ENDED DECEMBER 31,                              ENDED SEPTEMBER 30,
                                --------------------------------------------------------------------       ----------------------
                                 1994           1995           1996          1997<F1>       1998<F1>        1998           1999
                                -------        -------        ------         --------       --------       ------         -------
                              (UNAUDITED)                                                                       (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Premium income                  $24,001        $27,354        $33,274        $38,044        $41,363        $31,631        $33,358
Net investment income and
 realized gains                   3,908          4,514          5,729          8,838         12,575          9,184          7,680
Other revenue                         -              -              -              -            748            213            173
                                -------        -------        -------        -------        -------        -------        -------
   Total revenues                27,909         31,868         39,003         46,882         54,686         41,028         41,211

Benefits incurred                19,563         20,775         24,750         31,151         33,088         27,753         26,206
Other expenses<F2>               11,848          9,625         13,351         13,404         19,142         13,981         16,395
                                -------        -------        -------        -------        -------        -------        -------
Income (loss) before federal
 taxes                           (3,502)         1,468            902          2,327          2,456           (706)        (1,390)
Income taxes (benefits)            (610)           317            197            672            440           (204)          (331)
                                -------        -------        -------        -------        -------        -------        -------

Net income (loss)               $(2,892)       $ 1,151        $   705        $ 1,655        $ 2,016        $  (502)       $(1,059)
                                =======        =======        =======        =======        =======        =======        =======

Weighted average shares
 outstanding
   Basic                          4,000          4,000          4,000          4,000          4,087          4,000          4,523
   Diluted                        4,000          4,000          4,000          4,000          4,190          4,000          4,523
Earnings (loss) per share:
   Basic                        $  (.72)       $   .29        $   .18        $   .41        $   .49        $  (.13)       $  (.23)
   Diluted                         (.72)           .29            .18            .41            .48           (.13)          (.23)

                                                                            DECEMBER 31,
                                               -------------------------------------------------------------------    SEPTEMBER 30,
                                                1994            1995           1996        1997<F1>       1998<F1>        1999
                                               -------        -------        -------       --------       --------    -------------
                                             (UNAUDITED)                                                               (UNAUDITED)
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA<F1><F3>:

Invested assets                                $43,608        $56,082        $59,919       $120,041       $133,831       $123,962
Total assets                                    60,196         71,884         76,149        141,603        164,073        159,496
Total policy liabilities                        62,391         68,432         73,067        130,450        152,425        154,859
Shareholders' equity (deficit)                  (2,508)         2,713          1,856          6,883          8,815          3,173


--------------
<F1> Comparison of selected consolidated financial data in the table above is significantly affected by the assumption through coinsurance of a block of life and annuity business from Woodmen Accident and Life Company effective September 1, 1997. Lincoln Heritage received $48,025 in cash in exchange for assuming $50,857 in insurance liabilities. For the year ended December 31, 1998, amounts related to such assumption included premiums of approximately $58, investment income of approximately $1,227 for interest earned on the assets purchased with the cash received, benefits incurred of approximately $909 in interest paid on policyholder deposits and increase in future policy benefits.
     As of December 31, 1998, invested and total assets included approximately $41,657 and policy liabilities included approximately $42,048 associated with the assumption of the block of life and annuity business from Woodmen Accident and Life Company.

                                48




<F2> Other expenses for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 and 1998 are net of expense reimbursements from NPS in the amount of $2,695, $2,254, $2,064, and $2,067 respectively.

<F3> Comparison of selected consolidated financial data in the table above is also affected by the assumption through coinsurance of a block of life and annuity business from World Insurance Company effective on April 1, 1998. Lincoln Heritage received $19,941 in assets in exchange for assuming $21,910 in insurance liabilities. During 1998, Lincoln Heritage retroceded, through a coinsurance agreement, 50% of the life insurance assumed from World Insurance Company to Alabama Reassurance Company. As of December 31, 1998 and September 30, 1999, invested and total assets included approximately $22,200 and $21,700, respectively, and policy liabilities included approximately $21,800 and $21,600, respectively, associated with the business assumed from World Insurance Company.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                   LINCOLN HERITAGE CORPORATION

OVERVIEW

     We are a holding company for operating subsidiaries that consist primarily of life insurance companies. The life insurance companies primarily write policies sold by our affiliate, National Prearranged Services, in connection with National Prearranged Services' sale of prearranged funeral contracts. As a result of the growth in the amount of pre-arranged funeral contracts sold by National Prearranged Services over the past three years, our revenues have increased significantly. Our growth also resulted, to a lesser extent, from the acquisition of a block of life insurance and annuity policies from Woodmen Accident and Life Company in 1997 and World Insurance Company in 1998.

     Our revenues are derived primarily from premiums on insurance policies generated by National Prearranged Services. In the event of a decline in National Prearranged Services' pre-need sales, future revenue growth could be impacted in the event that we could not replace the National Prearranged Services sales force with our own or another marketing entity's sales force. Net investment income and realized investment gains also have contributed significantly to total revenues as our invested assets have grown.

     Our expenses consist principally of benefits paid or accrued, commissions on the sale of policies and general and administrative costs associated with life insurance company operations. We anticipate that benefit costs and commissions will continue to increase as we execute our growth plans. Although general and administrative costs have increased in accordance with the growth in our business, we believe our infrastructure will support increasing levels of internal revenue growth without the need for general and administrative expenses to increase at a similar rate.

     Our insurance subsidiaries are subject to a high degree of regulation from various state insurance administrators. Such regulation governs (among other things): investment policies; financial reporting; capital adequacy; terms of policies; and the ability of our subsidiaries to pay dividends and management fees to us. In addition, National Prearranged Services activities in selling prearranged funeral contracts are highly regulated in the states in which National Prearranged Services does business. These regulatory aspects and future changes therein could materially affect out financial condition and results of operations. See "Business of Lincoln Heritage -- Regulatory Factors."

     After assessing the current business environment in the funeral home and cemetery industry, management identified what it believes is a unique opportunity. With the largest companies in the industry having difficulties from over-valuation of properties combined with an aggressive buying strategy, management believes that there is an opportunity to acquire cemetery properties at reasonable prices that did not exist over the last few years caused by these large companies significantly scaling back their acquisition strategy. Management believes that the acquisition of Forever Enterprises will allow us to take advantage of this opportunity, together with Forever Enterprises' operational program and Forever Memorial's cemetery product, to create an opportunity to cause substantial growth for our shareholders. In order to implement such a strategy, capital is needed. Management believes that our access to public capital markets will be enhanced significantly which will increase the likelihood of success of the business strategy. This acquisition of Forever also brings under one corporate structure one of the primary sources of our new sales and all of the company's operational units.

     Our strategy is to increase shareholder value by growing our insurance business through: (1) selected acquisitions of life insurance companies and in-force life insurance policies and annuities;
(2) increases in life insurance policies arising out of prearranged funeral contracts sold by National Prearranged Services; and (3) acquisitions of cemetery properties. Our ability to acquire such companies, policies and properties will be dependent upon (among other things) our ability to identify, negotiate and complete transactions of favorable values, arrange necessary financing and integrate and manage the acquisitions after completion, including preserving customer relationships. There can be no assurance that we will successfully execute our strategy.

RESULTS OF OPERATIONS

Comparison of the Nine Months Ended September 30, 1999 and 1998

     Premium income increased approximately and $1.7 million, or 5%, in the nine-month period ended September 30, 1999 compared to the corresponding period of 1998. The increase for the nine-month period reflected higher overall volume of new policies issued for both limited pay and single pay policies compared to the corresponding period in 1998.

     Net realized investment gains decreased approximately $1.4 million, or 90%, in the nine-month period ended September 30, 1999 versus the corresponding period of 1998. Losses of approximately $3.2 million were incurred for the nine-month period ended September 30, 1999 reflecting management's recognition of a decline in market value associated with our investment in Autobond Acceptance Corp. Management believes that the decline was other than temporary and due to reasons other than market fluctuations and has recognized losses sufficient to reduce our investment in Autobond to its current market value of $98,000 as of September 30, 1999.

     Benefits decreased $1.5 million, or less than 6%, in the nine-month period ended September 30, 1999 compared to the corresponding period of 1998. The decrease in the nine-month period was due primarily to a decrease in the increase in future policy benefits as a result of higher volume of new policies issued for limited pay policies which have lower reserves per unit than single pay policies.

     Commissions increased approximately $944,000, or 8%, in the nine-month period ended September 30, 1999 compared to the corresponding period of 1998. These changes were attributable to higher sales volumes and mix of policies sold.

     General expenses, net of expenses reimbursed, increased approximately $2.0 million, or 66%, in the nine-month period ended September 30, 1999 compared to the corresponding period of 1998. The increase was attributable to higher administrative expenses as a result of increased sales volumes, support for increased levels of acquisition activities and regulatory reporting requirements, and approximately $330,000 related to the forfeiture of deposits and other expenses associated with our withdrawal of our proposal to acquire Harbourton Reassurance, Inc.

     The change in deferred acquisition costs increased approximately $662,000 for the nine-month period ended September 30, 1999 compared to the corresponding period of 1998. The increase for the nine-month period was due to higher rates of capitalization of the costs of acquiring new business due to higher volume of new business.

Comparison of the Years Ended December 31, 1998 and 1997

     Premium income increased $3.3 million, or 9%, from $38.0 million in the year ended December 31, 1997 to $41.4 million in the year ended December 31, 1998 due to higher sales volumes. Substantially all premium income was derived from National Prearranged Services. The fact that premium income increased only 9%, while the face amount of insurance in-force increased 15.9% reflected a shift in the relative proportions of policies sold from single pay to limited pay business which is ultimately more profitable to us.

     Net investment income increased $4.4 million, or 72%, from $6.2 million in the year ended December 31, 1997 to $10.6 million in the year ended December 31, 1998. This increase was attributable to a higher level of invested assets (primarily resulting from the acquisitions of blocks of business from Woodmen Accident and Life Company and World Insurance Company). Invested assets increased by 11% in 1998 compared to 1997. There was a larger increase in investment income due to the addition of the business from Woodmen Accident and Life Company late in 1997.

     Net realized gains decreased $730,000, or 27%, from $2.7 million in the year ended December 31, 1997 to $1.9 million in the year ended December 31, 1998. Gains were recognized in the year ended December 31, 1998, on sales of invested assets. However, these gains were partially offset by losses of approximately $1.0 million realized on the sale of certain investments whose market values declined significantly due to announcements of operating and financial difficulties of the issuers of these investments.

     Other revenue for the year ended December 31, 1998 of $748,000 represents primarily a gain on the sale of a portion of our in-force life business.

     Benefits increased $1.9 million, or 6%, from $31.2 million in the year ended December 31, 1997 to $33.1 million in the year ended
December 31, 1998, due to increases in death benefits and surrender benefits in proportion to the increases in overall policies in-force, increases in future policy benefits due to higher levels of policies in-force, and interest credited to policyholder accounts for the business acquired from Woodmen Accident and Life Company and World Insurance Company. These increases were partially offset by decreases in future policy benefits due to the impact of the surrenders and deaths.

     Surrenders increased from the year ended December 31, 1997 to the year ended December 31, 1998 by $3.1 million. This increase in surrenders was offset by a corresponding change in the increase in future policy benefits. Surrenders generally have little impact on current year operations due to the fact that surrender benefits are fully reserved and as surrender benefits are paid the reserve for future policy benefits is reduced by a corresponding amount. The more significant effect on operations occurs in future years when we lose future investment earnings on the business surrendered.

     Commissions increased $5.7 million, or 51%, from $11.2 million in the year ended December 31, 1997 to $16.9 million in the year ended December 31, 1998 due primarily to higher volumes of new policies when compared to the year ended December 31, 1997.

     General expenses, net of reimbursements, increased $2.5 million, or 100%, from $2.5 million in the year ended December 31, 1997 to $5.0 million in the year ended December 31, 1998 due primarily to increased policy administration and general and administration expenses as a result of increased volume of business from new policies written, acquisitions of blocks of policies such as the purchase of blocks of business from Woodmen Accident and Life Company and World Insurance Company, support for increased levels of acquisition activities and regulatory reporting requirements, and deferred compensation costs associated with our 1998 Long-Term Incentive Plan.

     Taxes, licenses and fees increased $166,000, or 21%, from $782,000 in the year ended December 31, 1997 to $948,000 in the year ended December 31, 1998 due primarily to fees associated with the routine regulatory examination of our insurance company subsidiaries which commenced in March 1998, additional fees associated with the acquisition of World Service Life Insurance Company of America in 1998 as well as increased taxes due to an increase in collected premiums.

     An increase in the amortization of the cost of policies purchased of $712,000 for the year ended December 31, 1998 compared to $262,000 for the year ended December 31, 1997 was primarily attributable to the purchase of blocks of business from Woodmen Accident and Life Company and World Insurance Company.

     The increase in the change in deferred acquisition costs of $2.9 million from $1.4 million for the year ended December 31, 1997 to $4.3 million for the year ended December 31, 1998 was due to the capitalization of the costs of acquiring new business at a higher rate than the amortization of such costs due to a higher volume of new policies issued.

     As a result of the foregoing, net income for the year ended
December 31, 1998 was $2.0 million, or $0.49 and $0.48 per basic and diluted share, respectively, an increase of 22%, 20% and 17%, respectively, over the prior year.

Comparison of the Years Ended December 31, 1997 and December 31, 1996

     Premium income increased $4.7 million, or 14%, from $33.3 million in 1996 to $38.0 million in 1997 due to an increase in the amount of new business written. The increase in new business written was primarily the result of increases in prearranged funeral contracts sold by National Prearranged Services. Such sales increased due to an expansion of National Prearranged Services' sales force. In addition, during 1997, we and National Prearranged Services agreed to retroactively increase premiums charged on certain policies issued by us. Such additional premiums included in revenues for the year ended December 31, 1997 were $339,828.

     Net investment income and net realized gains increased $3.1 million, or 54%, from $5.7 million in 1996 to $8.8 million in 1997. This increase was attributable to a higher level of average invested assets (primarily resulting from the acquisition of blocks of business from Woodmen Accident and Life Company) and a more actively managed investment portfolio. Average invested assets increased $31.7 million, or 56%, from $56.5 million in 1996 to $88.2 million in 1997.

     Benefits incurred increased $6.4 million, or 26%, from $24.8 million in 1996 to $31.2 million in 1997 primarily due to an overall increase in business in-force and interest credited to policyholder accounts related to the acquisition of blocks of business from Woodmen Accident and Life Company.

     Surrenders decreased from 1996 to 1997 by $5.1 million. This decrease in surrenders was offset by a corresponding change in the increase in future policy benefits. Surrenders generally have little impact on current year operations due to the fact that surrender benefits are fully reserved and as surrender benefits are paid the reserve for future policy benefits is reduced by a corresponding amount. The more significant effect on operations occurs in future years when we lose future investment earnings on the business surrendered.

     Our insurance subsidiaries have an agents' contract with National Prearranged Services and NPS Agency that obligates us to pay first-year and renewal commissions on policies written by National Prearranged Services and NPS Agency.

     Prior to January 1, 1997, the agents' contract called for maximum first-year commissions of up to 23% of the face amount of policies submitted and renewal commissions of up to 2% of the face amount of issued policies remaining in-force in years two though six. In order to better match the commissions paid with the profitability of the underlying polices, effective January 1, 1997, we, National Prearranged Services and NPS Agency agreed to amend the agents' contract to provide for increased first-year commissions of up to 31.5% of the face amount on single premium policies and terminate payments of renewal commission on policies issued on or before December 31, 1995. The effect of the amended agreement was a reduction in the increase in future policy benefits of $1.1 million on policies issued in 1997 and this effect net of $332,000 of income tax expense was reflected as an increase in additional paid-in capital for the year ended December 31, 1997.

     Other expenses remained relatively unchanged from 1996 to 1997; however, this was a result of three offsetting factors: (1) policy administration and general expenses increased $1.2 million as a result of the acquisition of the block of business from Woodmen Accident and Life Company, (2) general and administrative expenses decreased due to the initiation of a cost sharing agreement between us and National Prearranged Services, whereby National Prearranged Services reimbursed us $2.7 million for a portion of our general and administrative expenses attributable to National Prearranged Services' business (the $2.7 million was based on costs incurred by us in 1997 for the direct benefit of National Prearranged Services); and (3) commissions increased
$1.2 million due to higher sales levels. We and National Prearranged Services are affiliated companies. National Prearranged Services was formed earlier than us and, as such, National Prearranged Services assisted in our development. As the companies grew, and with the anticipation of the addition of outside shareholders, a more formal relationship among the entities became advisable, which resulted in the development of the cost sharing arrangement. See Note 11 to our consolidated financial statements.

     Net income for the year ended December 31, 1997 was $1.7 million, or $0.41 per basic and diluted share, an increase of 135% and 128%, respectively, over the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     Our insurance subsidiaries generally generate sufficient cash receipts from premium collections and investment income to satisfy our obligations. We believe that the investment portfolios of our insurance subsidiaries provide sufficient liquidity to meet our operating cash requirements.

     Our cash requirements for 1999 and in the future will depend upon mortality experience, acquisitions, timing of expansion plans and capital expenditures. We believe that anticipated revenue from operations should be adequate for the working capital requirements of our existing business over the next twelve months. In the event that our plans or assumptions change, or if the resources available to meet unanticipated changes in business conditions prove to be insufficient to fund operations, we could be required to seek additional financing prior to that time. On October 15, 1999, we completed our acquisition of all the outstanding shares of Funeral Security Life Insurance Company for $5 million. The purchase was funded from existing working capital.
On October 28, 1999 we sold our insurance subsidiary, New Life, for approximately $5 million and realized net proceeds of approximately
$1.4 million over the net assets sold.

     Total cash and investments decreased approximately $9.9 million from $133.8 million at December 31, 1998 to $124.0 million at September 30, 1999. Changes in the separate components of investment assets were due to the portfolio mix of our investment assets and changes in the fair value of actively managed fixed maturity and equity securities.

     Receivables from related parties increased approximately $458,000 from $1.5 million at December 31, 1998 to $1.9 million at September 30, 1999 due primarily to premiums on new business.

     Deferred policy acquisition costs, net increased approximately
$2.9 million from 16.9 million at December 31, 1998 to 19.8 million at September 30, 1999 due primarily to increases in new policies issued and in-force.

     Cost of policies acquired, net, decreased approximately $783,000 from $3.8 million at December 31, 1998 to $3.0 million at September 30, 1999 due to amortization of costs.

     Deferred taxes, net increased $2.6 million from $3.4 million at December 31, 1998 to $6.0 million due to primarily to deferred taxes on unrealized losses on investments.

     Other assets decreased approximately $301,000 from $1.0 million at December 31, 1998 to $703,000 at September 30, 1999 due to the forfeiture of deposits and other deferred expenses associated with our withdrawal of our proposal to acquire Harbourton Reassurance, Inc.

     Policyholder deposits decreased approximately $7.9 million from $47.2 million at December 31, 1998 to $39.3 million at September 30, 1999. Policyholder deposits are comprised primarily of blocks of annuities acquired in prior years. The decrease was due primarily to surrenders of policies and the absence of the issuance of new annuity policies.

     Other liabilities decreased approximately $816,000 from $2.0 million at December 31, 1998 to $1.1 million at September 30, 1999 due primarily to the application of unapplied customer payments to policies.

     In 1986 we formed Memorial Service Life Insurance Company, and acquired New Life Insurance Company (formerly known as Lincoln Memorial Life Insurance Company) in 1992. In 1998, we acquired Lincoln Memorial Life Insurance Company (formerly known as World Service Life Insurance Company of America) for a total consideration of $5.5 million.

     Effective September 1, 1997, we acquired a block of life insurance and annuity policies from Woodmen Accident and Life Company for a purchase price of approximately $3.5 million. In connection with this transaction, we assumed approximately $51 million of insurance liabilities and received approximately $48 million in cash.

     Effective April 1, 1998, we acquired a block of life insurance and annuity policies through coinsurance from World Insurance Company for a purchase price of approximately $2.0 million. In connection with this transaction, we assumed approximately $21.9 million of insurance liabilities and received approximately $19.9 million in assets.

     We have recently entered into an agreement to purchase all the outstanding shares of an insurance company for an estimated purchase price of approximately $10 million. Pursuant to the agreement, the actual purchase price will be based upon among other items, an adjusted value of stockholder's equity. The acquiree's insurance operation consists of a closed block of life and annuity policies. The acquiree has approximately $35.5 million in assets and $32.0 million in liabilities as of September 30, 1999. The completion of the purchase is subject to regulatory approval and is expected to be accounted for using the purchase method. The acquisition is expected to be funded from existing working capital.

QUARTERLY RESULTS OF OPERATIONS

     Our quarterly unaudited results of operations for 1997, 1998 and the nine months ended September 30, 1999 were as follows:

                                                                        QUARTER ENDED
                                 --------------------------------------------------------------------------------------------
                                                     1997                                           1998
                                 -------------------------------------------     --------------------------------------------
                                 MARCH 31     JUNE 30    SEPT. 30    DEC. 31     MARCH 31    JUNE 30     SEPT. 30     DEC. 31
                                 --------     -------    --------    -------     --------    -------     --------     -------
                                                                        (IN THOUSANDS)
Life premiums                     $8,631      $8,706      $8,483     $12,225      $7,257     $13,476     $10,898      $9,733
Net investment
   income                          1,263       1,249       1,857       1,801       2,252       2,581       2,840       2,965
Realized investment
   gains (losses)                     21          86         563       1,997         451         617         443         425
Net income (loss)                   (226)       (127)        984       1,024        (109)        121        (513)      2,518

                                              QUARTER ENDED
                                      --------------------------------
                                                   1999
                                      --------------------------------
                                      MARCH 31    JUNE 30     SEPT. 30
                                      --------    -------     --------
                                              (IN THOUSANDS)
Life premiums                         $ 9,713     $11,307     $12,337
Net investment
   income                               2,799       2,356       2,372
Realized investment
   gains (losses)                        (685)      1,540        (702)
Net income (loss)                      (1,410)        768        (418)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss arising from adverse changes in market rates and prices. Our primary market risk exposures are to changes in interest rates, although we also have certain exposures to changes in equity prices. We have no foreign exchange risk and no direct commodity risk. The active management of market risk is integral to our operations. To manage exposure to market risk, we may rebalance our existing asset or liability portfolios, change the character of our existing asset or liability portfolios, change the character of future investments purchased or use derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. Our market risk sensitive instruments are entered into for purposes other than trading.

     We have investment guidelines that define the overall framework for managing market and other investment risks, including the accountability and control over these activities. In addition, we have specific investment policies for each of our subsidiaries that delineate the investment limits and strategies that are appropriate given each entity's liquidity, surplus and regulatory requirements.

Interest Rate Risk

     Interest rate risk is the risk that we will incur economic losses due to adverse change in interest rates. This risk arises from many of our primary activities, as we invest substantial funds in interest-sensitive assets and also have certain interest sensitive liabilities in our life and annuity operations.

     We seek to invest premiums and deposits to create future cash flows that will fund future claims, benefits and expense, and earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit our exposure to interest rate risk, we adhere to a philosophy of managing the duration of assets and related liabilities.

     The carrying value of our investment portfolio as of September 30, 1999 was $124.0 million, of which 57% was invested in fixed maturity securities. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities. A 100 basis point decrease in interest rates would have decreased anticipated earnings from operations for the nine months ended

September 30, 1999 by approximately $530,000, which amount represents the decrease of investment income on our investment portfolio. The effect on the market value of the portfolio would be to increase the value by approximately $530,000. The reverse effect would result if interest rates increased by 100 basis points.

     The impact of a change in interest rates to the fair value of our policyholder deposits would be immaterial due to our ability to vary credited interest rates on annuity policies. The liability for future policy benefits of $114.30 million is affected by anticipated investment earnings, but such liability has been excluded from our analysis because it is not considered to be a financial instrument.

Equity Price Risk

     Equity price risk is the risk that we will incur economic losses due to adverse changes in a particular stock or stock index. At September 30, 1999, we had approximately $5.2 million, or less than 5% of our cash and investments, invested in equity securities. The effect of a ten percent change in equity prices would not materially impact our financial position, results of operations or cash flows.

YEAR 2000 COMPLIANCE

Year 2000 Issues

     Many current installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000.

Company Readiness

     Our information technology personnel has assessed our readiness to manage Year 2000 issues. This included a review of all current computer systems in use, as well as communications with significant vendors and other third parties to determine the extent to which our operations are vulnerable to third parties' failure to correct their own Year 2000 issues. Based on the overall assessment performed, we have determined that we will not need to significantly modify or replace any of our current systems in order to comply with Year 2000 issues. We have obtained written representations from all significant vendors and other third parties that their systems are currently, or will be, Year 2000 compliant. Based upon these communications with significant vendors and other third parties, we are not aware of any material impact on their systems relating to the transition to the Year 2000. However, we have no means of ensuring that these entities will be Year 2000 ready. The inability of third parties to complete their Year 2000 programs in a timely manner could materially impact us. The effect of non-compliant third parties is not determinable.

Year 2000 Costs

     Our total costs of Year 2000 efforts to date and future anticipated costs have not been and are not expected to be material.

Risks Associated with Our Year 2000 Issues

     We expect our internal systems to be Year 2000 compliant and believe that the worst case scenario would result from vendors or other third parties failing to achieve Year 2000 compliance. Due to the general uncertainty inherent in the Year 2000 problem, we cannot predict whether the consequence of Year 2000 failures will have a material adverse effect on our business, financial condition or results of operations. However, based on our assessment of our internal systems, communications with significant vendors and other third parties, we do not expect Year 2000 problems to result in a material adverse effect on our financial position, results of operations or cash flows. In the event significant vendors are not Year 2000 compliant, we will have a backup power supply and internal resources to address Year 2000 problems.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accountings Standard No. 131 Disclosures About Segments of an Enterprise and Related Information. Statement No. 131 establishes standards for disclosures related to business operating segments. Statement No. 131 had no significant effect on the disclosures set forth in our consolidated financial statements.

     In December 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-3 Accounting by Insurance and Other Enterprises for Insurance-related Assessments. Statement 97-3 provides guidance for determining when an insurance company or other enterprise should recognize a liability for guaranty-fund assessments and guidance for measuring the liability. Statement 97-3 became effective for financial statements of fiscal years beginning after December 15, 1998. The adoption of Statement 97-3 did not have a material effect on our financial position, results of operations or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and if it is, the type of hedge transaction. Statement No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We are assessing the impact that the adoption of Statement No. 133 will have on our consolidated financial statements, but do not expect such implementation to have a material adverse effect on our financial position, results of operations or cash flows.

      CERTAIN INFORMATION REGARDING FOREVER ENTERPRISES, INC.

     Forever Enterprises currently owns and operates cemetery properties in St. Louis and Independence, Missouri and Los Angeles, California. Building its cemetery property portfolio is one of Forever Enterprises' major strategic objectives.

     Forever Enterprises, operating as Cassity Heritage Funeral Homes, Inc., acquired its first funeral home and cemetery in 1989 and went on to accumulate nine funeral homes and three cemeteries between 1989 and 1993. In 1996, Forever Enterprises sold its funeral homes to Service Corporation International, but retained the Bellerive Cemetery and the Cremation Society of St. Louis in order to help launch Forever Enterprises' business plan. In November 1999, Forever Enterprises acquired a cemetery property known as Mount Washington Cemetery in Independence, Missouri. Forever Enterprises currently is negotiating with a potential fifty percent equity partner for the Mount Washington Cemetery property.

     Bellerive Cemetery currently serves as the prototype property to evaluate new ideas and refine operational practices. With help from such things as a new mausoleum, which was financed with proceeds from pre-construct sales, the Forever Memorial Biography program and a special commission structure, the Bellerive Cemetery has substantially grown its annual interments and its revenues since the early 1990's.

     Given the current financial conditions of the industry and the large consolidators, Forever Enterprises believes that the market and timing is very favorable for acquisitions of cemeteries. Large consolidators can no longer afford to pay inflated prices for properties, and are slowing their acquisition plans considerably. Management believes that the opportunity for expansion of Forever Enterprises' operating segment is excellent.

     While any property delivering high value to Forever Enterprises' business plan will be considered, most candidate properties are expected to be either mature or distressed in some way. A property might be considered mature or distressed for any number of reasons, including:

     * all or most of the ground spaces and/or mausoleum crypts have been sold
     * expansion opportunities on the property are perceived to be limited by present ownership
     * poor management and/or sales program resulting in financial under-performance
     * abuse or mismanagement of perpetual care fund, resulting in a property that can no longer meet its obligations to its customers or community

     Management believes that Forever Enterprises' operational plan and marketing expertise can create value from such properties. This belief has been supported by the acquisition of the Hollywood Memorial Park property in California. Forever Enterprises bought a 45% interest in Hollywood Memorial Park Cemetery in April 1998. At the time of purchase, the property, which is the resting place for such Hollywood greats as Cecil B. De Mille, Rudolph Valentino and Douglas Fairbanks, Sr., to name a few, was in bankruptcy, a serious state of disrepair and had virtually no customers or visitors. Implementation of the Forever Enterprise marketing program, along with capital and operating improvements and the addition of a funeral home, have helped the property achieve significant business increases. Since Forever Enterprises began operating the newly named Hollywood Forever, it has been featured in numerous local and national media sources including The New York Times, The Los Angeles Times and the Entertainment Tonight television program. In December 1999, Forever Enterprises acquired an additional 45% interest in the Hollywood Memorial Park Cemetery, through its acquisition of Dartmont Investment, Inc., bringing its total ownership to 90%.

              SELECTED CONSOLIDATED FINANCIAL DATA OF
                     FOREVER ENTERPRISES, INC.

     We are providing the following selected consolidated financial data for Forever Enterprises as of the dates and for the periods indicated, to aid you in your analysis of the financial aspects of the acquisition. The Forever Enterprises financial data as of and for the year ended December 31, 1998 have been derived from, and should be read in conjunction with, Forever Enterprises' audited financial statements, which are included with this proxy statement. The Forever Enterprises' financial data for the two years in the period ended December 31, 1997 have been derived from and should be read in conjunction with, Forever Enterprises' unaudited financial statements which also are included with this proxy statement. The following table also sets forth consolidated financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998, which have been derived from, and should be read in conjunction with, Forever Enterprises' unaudited financial statements included with this proxy statement. In the opinion of management, the unaudited financial information presented below of Forever Enterprises, contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly Forever Enterprises' financial condition as of such dates and results of operations for such periods. The results of the nine months ended September 30, 1999 are not necessarily indicative of the results expected for the year ending December 31, 1999. You should read the unaudited financial statements and related notes thereto and the selected consolidated financial data for a further explanation of the financial data summarized here. You also should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Forever Enterprises" section which describes a number of factors that have affected Forever Enterprises' financial results.

                                                                                                                 NINE MONTHS
                                                                  YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                                  -------------------------------------------------------     -------------------
                                                    1994        1995     1996<F1>       1997        1998        1998        1999
                                                  -------     -------    --------     -------     -------     -------     -------
                                                                  (UNAUDITED)                    (AUDITED)        (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Cemetery revenues                                 $ 4,433     $ 5,883     $   982     $ 1,622     $ 2,150     $ 1,364     $ 2,065
Expenses                                            3,059       5,431       1,081       1,295       2,539       1,610       2,121
                                                  -------     -------     -------     -------     -------     -------     -------
Operating income (loss)                             1,374         452         (99)        327        (389)       (246)        (56)
Other revenues (expenses)                            (151)        801         (80)        (38)        150         (28)         69
                                                  -------     -------     -------     -------     -------     -------     -------
Net income (loss) before income taxes               1,223       1,253        (179)        289        (239)       (274)         13
Income taxes (benefit)                                 --          --          --          --         (82)         --          --
                                                  -------     -------     -------     -------     -------     -------     -------
Net income (loss)                                 $ 1,223     $ 1,253     $  (179)    $   289     $  (157)    $  (274)    $    13
                                                  =======     =======     =======     =======     =======     =======     =======

Weighted average shares outstanding
   Basic                                           10,648      10,648      10,648      10,648      10,648      10,648      10,648
   Diluted                                         10,648      10,648      10,648      10,648      10,648      10,648      10,648
Earnings (loss) per share:
   Basic                                          $114.86     $117.67     $(16.81)    $ 27.15     $(14.73)    $(25.73)      $1.25
   Diluted                                         114.86      117.67      (16.81)      27.15      (14.73)     (25.73)       1.25

                                                                         DECEMBER 31,
                                                  -------------------------------------------------------   SEPTEMBER 30,
                                                    1994        1995      1996<F1>      1997        1998        1999
                                                  -------     -------     --------     ------      ------     -------
                                                                      (UNAUDITED)               (AUDITED)   (UNAUDITED)
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA<F2>

Cemetery property, net                            $ 2,324     $ 2,286      $2,116      $2,116      $2,160     $ 2,133
Total assets                                       10,889      10,927       4,732       8,184       9,927      12,356
Notes payable                                       2,570       2,581       1,456       1,322       2,464       2,442
Shareholder's equity                                1,827       3,080       2,770       3,059       3,001       5,619

--------------
<F1> In February 1996, Forever Enterprises sold all of its funeral homes and two of its cemetery properties.

<F2> At June 30, 1999, Forever Enterprises entered into an agreement with its affiliated companies whereby net amounts due from Forever Enterprises totaling approximately $2.6 million were capitalized. In addition, Forever Enterprises' parent company, National Heritage Enterprises, granted Forever Enterprises a 10% interest in its common stock in exchange for approximately $2.0 million in accounts receivable.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF
                       FOREVER ENTERPRISES

RESULTS OF OPERATIONS

Comparison of the Nine Months Ended September 30, 1999 and 1998

     Sales increased $700,000, or 51%, from $1.36 million in the nine-month period ended September 30, 1998 to $2.06 million in the nine-month period ended September 30, 1999 due to increased cemetery sales. In addition, sales of $544,000 related to Forever Memorial biographies contributed to the increase.

     Cost of sales increased $176,000, or 53%, from $302,000 in the nine-month period ended September 30, 1998 to $462,000 in the nine-month period ended September 30, 1999 due to increased cemetery sales. Cost of sales as a percentage of revenues for the period remained fairly consistent at 22% for the nine-month period ended September 30, 1998 compared to 23% for the nine-month period ended September 30, 1999.

     Selling, general and administrative expenses increased $350,000, or 27%, from $1.31 million in the nine-month period ended September 30, 1998 to $1.66 million in the nine-month period ended September 30, 1999 due to increased variable selling expenses (as a result of increased sales) and additional administrative costs associated with the Forever Memorial operations.

     Net loss decreased $272,000 from $274,000 in the nine-month period ended September 30, 1998 to net income of $13,000 in the nine-month period ended September 30, 1999 due to the factors discussed above.

Comparison of the Years Ended December 31, 1998 and December 31, 1997

     Sales increased $530,000, or 33%, from $1.62 million for the year ended December 31, 1997 to $2.15 million for the year ended December 31, 1998 due to increased cemetery sales. The increase in cemetery sales was driven in part, by the addition of a new community mausoleum to the Bellerive property. In addition, sales of $341,000 related to Forever Memorial biographies contributed to the increase.

     Cost of sales increased $373,000 from $339,000 for the year ended December 31, 1997 to $712,000 for the year ended December 31, 1998 due to increased cemetery sales and the relatively high initial cost for the increase in Forever Memorial biographies.

     Selling, general and administrative expenses increased $874,000 or 91%, from $956,000 for the year ended December 31, 1997 to $1.83 million for the year ended December 31, 1998 due to increased variable selling expenses (as a result of increased sales) and research and development expenses associated with the development of software for Forever Memorial operations.

     Other income increased $162,000, or 133%, from $121,000 for the year ended December 31, 1997 to $283,000 for the year ended December 31, 1998 due to increased interest income generated from the Hollywood Forever, Inc. notes receivable and other interest income.

     Net income decreased $132,000 from $289,000 net income for the year ended December 31, 1997 to $157,000 net loss for the year ended December 31, 1998 due to the factors discussed above.

Comparison of the Years Ended December 31, 1997 and December 31, 1996

     Sales increased $638,000, or 65%, from $982,000 for the year ended December 31, 1996 to $1.62 million for the year ended December 31, 1997 due to increased cemetery sales at the Bellerive property. Cemetery sales increased due to aggressive pre-selling of a new community mausoleum that opened during 1998.

     Cost of sales increased $131,000, or 63%, from $208,000 for the year ended December 31, 1996 to $339,000 for the year ended December 31, 1997 due to increased cemetery sales. Cost of sales as a percentage of revenues for the period remained consistent at 21%.

     Selling, general and administrative expenses increased $83,000 or 10%, from $873,000 for the year ended December 31, 1996 to $956,000 for the year ended December 31, 1997 due to increased variable selling expenses (as a result of increased sales) and research and development expenses associated with the Forever Memorial operations.

     Net income increased $468,000 from $179,000 net loss for the year ended December 31, 1996 to $289,000 net income for the year ended
December 31, 1997 due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Forever Enterprises generally does not generate enough cash to satisfy all of its obligations. Forever Enterprises periodically borrows from its parent company, National Heritage Enterprises, or utilizes its line of credit for its operating cash needs.

     Forever Enterprises has a five-year note with Allegiant Bank which matures January 5, 2003, with a balance outstanding of $2.19 million as of September 30, 1999 and the current principal portion due of $56,000. Principal payments of $4,674 are paid monthly at the "Corporate market" interest rate (rate was 8.25% per annum at September 30, 1999). The note is renewable at maturity subject to Allegiant Bank's discretion.

     Forever Enterprises also has a $250,000 revolving line of credit from Allegiant Bank at rates similar to the primary credit agreement discussed above. The balance outstanding was $250,000 at September 30, 1999. This line of credit is renewable on a yearly basis subject to Allegiant Bank's discretion.

     Forever Enterprises is currently constructing a new office building at Bellerive Cemetery at total projected capital cost of $330,000. The project is expected to be completed by January 2000. Forever Enterprises has paid approximately $100,000 toward the total cost of the project through September 1999 and will have capital needs of approximately $200,000 through January 2000.

     Hollywood Forever, Inc. estimated capital projects are expected to be less than $300,000 for the remainder of 1999.

     Changes in Forever Enterprises' consolidated balance sheet between December 31, 1997, December 31, 1998 and September 30, 1999 reflect growth through operations, increase in capital expenditures, increase in investment activity and increased equity contributions from Forever Enterprises' parent, National Heritage Enterprises.

     Property and equipment increased approximately $1.2 million from $1.7 million at December 31, 1997 to $2.9 million at December 31, 1998 due to completion of a community mausoleum.

     Accounts receivable from Hollywood Forever, Inc. increased approximately $990,000 from $0 at December 31, 1997 to $990,000 at December 31, 1998 due to the funding of numerous capital projects at the cemetery location. Hollywood Forever, Inc was formed in 1998 to acquire the Hollywood Memorial Park Cemetery that was in a serious state of disrepair. Consistent with its acquisition plan, Forever Enterprises has funded capital improvement projects at the cemetery. Forever Enterprises' 45% interest in Hollywood Forever, Inc. is recorded using the equity method of accounting.

     Net deferred software production costs increased $117,000 from $185,000 at December 31, 1997 to $302,000 at December 31, 1998 due to
the development of the software used by Forever Enterprises to capture and store the personalized Forever Memorial biographies. The decline in the balance at September 30, 1999 to $172,000 was due to the amortization of such costs upon completion of the software in 1998.

     Accounts payable to affiliated companies increased $1.4 million from receivables of $1.0 million at December 31, 1997 to payables of $398,000 at December 31, 1998 due to funds borrowed from such affiliated companies for capital projects such as mausoleum construction and software development, among others, at Hollywood Forever, Inc.

     Note payable increased $1.1 million from $1.3 million at December 31, 1997 to $2.4 million at December 31, 1998 due to a new financing arrangement with Allegiant Bank.

     Investment in affiliate increased $2.0 million from $0 at December 31, 1998 to $2.0 million at September 30, 1999 due to forgiveness of note receivable from Forever Enterprises' parent, National Heritage Enterprises, in exchange for a 10% interest in the common stock of National Heritage Enterprises.

     As of June 30, 1999, Forever Enterprises entered into an agreement with its affiliated companies whereby net amounts due from Forever Enterprises totaling approximately $2.6 million were capitalized.

     In November 1999, Forever Enterprises acquired a cemetery property located in Independence, Missouri known as Mount Washington Cemetery for approximately $1.2 million. Under the terms of the purchase agreement $1.0 million of the $1.2 million purchase price was placed into an escrow account to be used for capital improvements to the property. Forever Enterprises currently is negotiating with a potential fifty percent equity partner for the Mount Washington Cemetery property.

     In December 1999, Forever Enterprises acquired an additional 45% of the issued and outstanding stock of Hollywood Forever, Inc. for approximately $2.9 million bringing the total interest in Hollywood Forever, Inc. to 90%. Hollywood Forever, Inc. is the record owner of real property located in Hollywood, California known as the Hollywood Cemetery. Prior to its acquisition of an additional 45% of Hollywood Forever, Inc., Forever Enterprises had been managing the Hollywood Cemetery. Hollywood Forever, Inc. has total assets of approximately $3.2 million and total liabilities of approximately $3.0 million as of June 30, 1999.

                        INDEPENDENT AUDITORS

     The consolidated financial statements of Lincoln Heritage
Corporation as of and for the year ended December 31, 1998 included in this proxy statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

     The consolidated financial statements of Lincoln Heritage
Corporation as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 included in this proxy statement have been audited by Killman, Murrell & Company, P.C., independent auditors, as stated in their report appearing herein.

     The consolidated financial statements of Forever Enterprises as of and for the year ended December 31, 1998 included in this proxy statement have been audited by Rosenthal, Packman & Co., P.C., independent auditors, as stated in their report appearing herein.

                       SHAREHOLDER PROPOSALS

     Under applicable regulations of the Securities and Exchange Commission, all proposals of shareholders to be considered for inclusion in the proxy statement for the 2000 Annual Meeting of Shareholders must have been received at our offices, c/o Secretary, 1250 Capital of Texas Highway, Building 3, Suite 100, Austin, Texas 78746, by no later than December 21, 1999. Our by-laws provide that shareholder proposals, including nominations of directors, that do not appear in the proxy statement may be considered at a meeting of shareholders only if written notice of the proposal is received by our corporate secretary not less than 60 days and not more than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not earlier than the 10th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Under our by-laws, the date by which written notice of a proposal must be received by us to be considered at the 2000 annual meeting of shareholders is March 21, 2000.

     Any written notice of a shareholder proposal must include the following information: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such shareholder, as they appear on our books, and of such beneficial owner, and the class and number of shares of our common stock that are owned beneficially and of record by such shareholder and such beneficial owner.

                          OTHER MATTERS

     As of the date of this document, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document.


               WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with those requirements file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Commission's public reference rooms at the following locations:

Public Reference Room         New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.        Seven World Trade Center      Citicorp Center
Room 1024                     Suite 1300                    500 West Madison Street, Suite 1400
Washington, D.C. 20549        New York, NY 10048            Chicago, IL 60661-2511

     Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings with the Commission are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Lincoln Heritage are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     You should rely only on the information contained in or included in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in or included in this proxy statement. This proxy statement is dated February 14, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to you does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                       Page No.
                                                                                       --------
LINCOLN HERITAGE CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report............................................................  F-1

Consolidated Balance Sheets as of December 31, 1997 and 1998............................  F-3

Consolidated Statements of Operations for the Years Ended December 31, 1996,
   1997 and 1998........................................................................  F-4

Consolidated Statements of Shareholders' Equity and Comprehensive Income
   for the Years Ended December 31, 1996, 1997 and 1998.................................  F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1996,
   1997 and 1998........................................................................  F-6

Notes to Consolidated Financial Statements..............................................  F-7

LINCOLN HERITAGE CORPORATION CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet as of September 30, 1999 (Unaudited)............... F-26

Condensed Consolidated Statements of Operations for the Three- and
   Nine-Month Periods Ended September 30, 1998 and 1999 (Unaudited)..................... F-27

Condensed Consolidated Statements of Shareholders' Equity and Comprehensive Income
   for the Three- and Nine-Month Periods Ended September 30, 1999 (Unaudited)........... F-28

Condensed Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1998 and 1999 (Unaudited)........................................ F-29

Notes to Unaudited Condensed Consolidated Financial Statements.......................... F-30

FOREVER ENTERPRISES, INC. CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report............................................................ F-32

Consolidated Balance Sheets as of December 31, 1998
   and 1997 (Unaudited)................................................................. F-33

Consolidated Statements of Operations for the Years Ended December 31, 1998
   and 1997 and 1996 (Unaudited)........................................................ F-34

Consolidated Statements of Retained Earnings for the
   Years Ended December 31, 1998 and 1997 and 1996 (Unaudited).......................... F-35

Consolidated Statements of Cash Flows for the Years Ended December 31, 1998
   and 1997 and 1996 (Unaudited)........................................................ F-36


                                    66

                                                                                       Page No.
                                                                                       --------
Notes to Consolidated Financial Statements.............................................. F-37

FOREVER ENTERPRISES, INC. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet as of September 30, 1999 (Unaudited)............... F-45

Condensed Consolidated Statements of Operations for the Nine Months
   Ended September 30, 1999 and 1998 (Unaudited)........................................ F-46

Condensed Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1999 and 1998 (Unaudited)........................................ F-47

Notes to Unaudited Condensed Consolidated Financial Statements.......................... F-48

                     INDEPENDENT AUDITORS' REPORT





Board of Directors and Stockholders
Lincoln Heritage Corporation
Austin, Texas

We have audited the accompanying consolidated balance sheet of Lincoln Heritage Corporation and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Lincoln Heritage Corporation and subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP
March 26, 1999
Fort Worth, Texas

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






To the Board of Directors of
Lincoln Heritage Corporation:

We have audited the accompanying consolidated balance sheet of Lincoln Heritage Corporation (a Texas corporation) and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Heritage Corporation and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





/s/ KILLMAN, MURRELL & COMPANY, P.C.
Dallas, Texas
March 11, 1998

                             LINCOLN HERITAGE CORPORATION

                             CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  ---------------------------
                                                                       1997          1998
                                                                  ------------   ------------
ASSETS

CASH AND INVESTMENTS
   Fixed maturities available for sale at fair value
      (amortized cost $44,085,520 and $68,201,939)                $ 45,120,485   $ 65,628,083
   Equity securities available for sale at fair value
      (cost $1,013,365 and $7,939,451)                                 794,870      7,121,000
   Policyholder loans                                               11,457,962     17,257,122
   Cash and cash equivalents                                        62,667,707     43,824,537
                                                                  ------------    -----------
      TOTAL CASH AND INVESTMENTS                                   120,041,024    133,830,742
                                                                  ------------    -----------

Accrued investment income                                              609,847        463,616
Accounts receivable from related party                                 478,362      1,535,926
Funds withheld by ceding company                                       498,512        526,434
Deferred policy acquisition costs, net                              12,554,870     16,881,478
Fixed assets, net                                                      649,546      1,218,352
Cost of policies acquired, net                                       3,249,365      3,833,659
Goodwill, net                                                          773,436      1,413,550
Deferred tax assets, net                                             2,394,970      3,364,638
Other assets                                                           353,078      1,004,118
                                                                  ------------   ------------
   TOTAL                                                          $141,603,010   $164,072,513
                                                                  ============   ============


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Policy liabilities:
      Future policy benefits                                      $ 87,843,239   $104,201,323
      Policyholder deposits                                         41,613,697     47,163,465
      Claims and benefits payable                                      689,000        650,000
      Premiums received in advance                                     304,471        409,937
                                                                  ------------   ------------
         TOTAL POLICY LIABILITIES                                  130,450,407    152,424,725
                                                                  ------------   ------------

      Income tax payable                                             1,975,165         49,800
      Accounts payable and accrued expenses                            334,776        656,089
      Accounts payable to related party                                 17,090        163,292
      Other liabilities                                              1,942,861      1,964,045
                                                                  ------------   ------------
         TOTAL LIABILITIES                                         134,720,299    155,257,951
                                                                  ------------   ------------

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS'  EQUITY:
   Preferred stock ($0.01 par value; 1,000,000 shares
      authorized; none issued)                                               -              -
   Common stock ($0.01 par value; 10,000,000 shares
      authorized, 1,000,000 and 4,520,000 shares
      issued and outstanding, respectively)                             10,000         45,200
   Additional paid-in capital                                        2,075,576      4,734,350
   Retained earnings                                                 4,258,265      6,273,924
   Accumulated other comprehensive income (loss)                       538,870     (2,238,912)
                                                                  ------------   ------------
         TOTAL SHAREHOLDERS' EQUITY                                  6,882,711      8,814,562
                                                                  ------------   ------------

         TOTAL                                                    $141,603,010   $164,072,513
                                                                  ============   ============


    The accompanying notes are an integral part of these consolidated financial statements.


                                  LINCOLN HERITAGE CORPORATION

                              CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                        1996           1997           1998
                                                    -----------    -----------    -----------
REVENUES
   Life premiums                                    $33,273,417    $38,044,470    $41,363,384
   Net investment income                              3,710,720      6,171,215     10,638,406
   Realized investment gains, net                     2,018,362      2,666,448      1,935,935
   Other revenue                                              -              -        747,848
                                                    -----------    -----------    -----------
      TOTAL REVENUES                                 39,002,499     46,882,133     54,685,573
                                                    -----------    -----------    -----------

BENEFITS AND EXPENSES
   Death benefits                                    11,747,170     13,551,459     16,406,422
   Surrender benefits                                 5,167,946        115,758      3,165,939
   Increase in future policy benefits                 7,621,130     16,432,947     12,019,701
   Interest paid on policyholder deposits               214,054      1,051,087      1,495,680
   Commissions                                       10,043,563     11,247,606     16,850,227
   General expenses                                   3,856,016      5,211,651      7,211,722
   General expenses reimbursed by
      related party                                           -     (2,695,091)    (2,253,644)
   Taxes, licenses and fees                             720,278        782,470        948,452
   Amortization of cost of policies purchased                 -        262,188        711,564
   Change in deferred acquisition costs, net
      of amortization                                (1,269,257)    (1,405,263)    (4,326,608)
                                                    -----------    -----------    -----------

   TOTAL BENEFITS AND EXPENSES                       38,100,900     44,554,812     52,229,455
                                                    -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                              901,599      2,327,321      2,456,118
                                                    -----------    -----------    -----------

INCOME TAXES
   Current                                              789,216      1,752,358         49,800
   Deferred                                            (592,247)    (1,080,463)       390,659
                                                    -----------    -----------    -----------
   TOTAL INCOME TAXES                                   196,969        671,895        440,459
                                                    -----------    -----------    -----------

NET INCOME                                          $   704,630    $ 1,655,426    $ 2,015,659
                                                    ===========    ===========    ===========

Basic earnings per share                            $      0.18    $      0.41    $      0.49
                                                    ===========    ===========    ===========

Diluted earnings per share                          $      0.18    $      0.41    $      0.48
                                                    ===========    ===========    ===========

Weighted average shares outstanding:

Basic                                                 4,000,000      4,000,000      4,086,667
Diluted                                               4,000,000      4,000,000      4,189,804



    The accompanying notes are an integral part of these consolidated financial statements.

                                                   LINCOLN HERITAGE CORPORATION

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                     AND COMPREHENSIVE INCOME
                                       FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                              Total                      Additional  Accumulated Other
                                                          Shareholders'      Common        Paid-in    Comprehensive     Retained
                                                             Equity           Stock        Capital    Income (Loss)     Earnings
                                                          -------------      -------     ----------  ----------------- ----------
Balance, January 1, 1996                                  $ 2,713,460        $ 1,000     $       40    $   805,211     $1,907,209

Comprehensive income (loss) net of tax:
   Net income                                                 704,630              -              -              -        704,630

   Change in unrealized gains (losses)
      on available for sale securities
      net of tax of $804,531 and
      reclassification adjustment
      of $2,018,362                                        (1,561,735)             -              -     (1,561,735)             -
                                                          -----------
   Total comprehensive income (loss)                         (857,105)             -              -              -              -
                                                          -----------        -------     ----------    -----------     ----------

Balance, December 31, 1996                                  1,856,355          1,000             40       (756,524)     2,611,839

   Transfer to common stock in connection
      with stock split and stock dividend                           -          9,000              -              -         (9,000)

   Retroactive premium increase treated
      as paid-in capital, net of income tax
      expense of $314,884                                   1,259,536              -      1,259,536              -              -

   Benefit of reduction of future
      commissions treated as additional
      paid-in capital, net of tax expense
      of $332,000                                             816,000              -        816,000              -              -

   Comprehensive income (loss), net of tax:
      Net income                                            1,655,426              -              -              -      1,655,426

      Change in unrealized gains (losses)
         on available for sale securities,
         net of tax of $667,325 and
         reclassification adjustment of
         $2,666,448                                         1,295,394              -              -      1,295,394              -
                                                          -----------        -------     ----------    -----------     ----------

      Total comprehensive income                            2,950,820              -              -              -              -
                                                          -----------        -------     ----------    -----------     ----------

Balance, December 31, 1997                                  6,882,711         10,000      2,075,576        538,870      4,258,265

   Transfer to common stock in connection
      with stock split and stock dividend                           -         30,000        (30,000)

   Effect of stock options granted, net
      of applicable income tax effect
      of $70,652                                              137,147                       137,147

   Issuance of common stock                                 2,556,827          5,200      2,551,627

Comprehensive income (loss), net of tax:
   Net income                                               2,015,659                                                   2,015,659

   Change in unrealized gains (losses)
      on available for sale securities,
      net of tax of $1,430,978 and
      reclassification adjustment of
      $1,935,935                                           (2,777,782)                                  (2,777,782)
                                                          -----------

   Total comprehensive income                                (762,123)
                                                          -----------        -------     ----------    -----------     ----------

Balance, December 31, 1998                                $ 8,814,562        $45,200     $4,734,350    $(2,238,912)    $6,273,924
                                                          ===========        =======     ==========    ===========     ==========


                          The accompanying notes are an integral part of these consolidated financial statements.

                                  LINCOLN HERITAGE CORPORATION

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                  YEARS ENDED DECEMBER 31,
                                                                        ------------------------------------------
                                                                             1996          1997           1998
                                                                        ------------  -------------  -------------
OPERATING ACTIVITIES
Net income                                                              $    704,630  $   1,655,426  $   2,015,659
Adjustments to reconcile net income to
cash provided by (used in) operating activities:
   Realized investment gains                                              (2,018,362)    (2,666,448)    (1,935,935)
   Gain on sale of policies                                                        -              -       (590,142)
   Accretion of discount on investments                                      (47,604)      (458,056)    (1,990,046)
   Depreciation and amortization                                              87,129        368,068        967,513
   Deferred income taxes                                                    (238,533)      (699,519)       390,659
   Stock options issued                                                            -              -        137,147
   Changes in operating assets and liabilities (net of
   effects of acquisitions)
      Accrued investment income                                              (22,695)       (74,020)       195,231
      Accounts receivable from related party                               1,687,680        188,843     (1,057,564)
      Funds withheld by ceding company                                        76,605       (252,692)       (27,922)
      Deferred policy acquisition costs                                   (1,269,257)    (1,405,263)    (4,326,608)
      Other assets                                                           117,883       (627,109)      (484,307)
      Future policy benefits and deposit funds                             4,842,595      5,573,366      1,553,757
      Claims and benefits payable                                            141,000        (92,000)       (39,000)
      Premiums received in advance                                          (272,496)        92,022        105,466
      Income tax payable                                                     428,185      1,441,319     (1,813,790)
      Accounts payable and accrued expenses                                  (53,325)       106,465        321,067
      Accounts payable to related party                                      (62,304)        17,090        146,202
      Other liabilities                                                       36,428      1,250,388       (103,816)
                                                                        ------------  -------------  -------------
         NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES                                           4,137,559      4,417,880     (6,536,429)
                                                                        ------------  -------------  -------------

INVESTING ACTIVITIES
   Proceeds from sales of available
      for sale investments                                                37,390,456    166,376,535    342,392,212
   Purchase of available for sale investments                            (50,999,200)  (106,684,537)  (365,281,067)
   Purchase of fixed assets                                                        -              -       (762,418)
   Other invested assets, net                                              1,106,170              -              -
   Acquisition of subsidiary                                                       -              -     (5,041,514)
   Cash received from acquisition of life policies                                 -              -     18,272,718
   (Increase) decrease in policyholder loans issued                          673,276    (10,699,794)    (4,298,499)
   Other, net                                                                      -              -       (145,000)
                                                                        ------------  -------------  -------------
      NET CASH PROVIDED BY (USED IN)
         INVESTING ACTIVITIES                                            (11,829,298)    48,992,204    (14,863,568)
                                                                        ------------  -------------  -------------

FINANCING ACTIVITIES
   Capital contributions                                                           -      2,075,536              -
   Proceeds from stock offering                                                    -              -      2,556,827
                                                                        ------------  -------------  -------------
      NET CASH PROVIDED BY
         FINANCING ACTIVITIES                                                      -      2,075,536      2,556,827
                                                                        ------------  -------------  -------------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                                   (7,691,739)    55,485,620    (18,843,170)

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                                      14,873,826      7,182,087     62,667,707
                                                                        ------------  -------------  -------------

CASH AND CASH EQUIVALENTS,
   END OF YEAR                                                          $  7,182,087  $  62,667,707  $  43,824,537
                                                                        ============  =============  =============

SUPPLEMENTAL CASH FLOW INFORMATION
   INCOME TAXES PAID                                                    $     92,990  $     311,040  $   1,975,165
                                                                        ============  =============  =============


                 The accompanying notes are an integral part of these consolidated financial statements.

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

NOTE 1.  BUSINESS

     Lincoln Heritage is a life insurance holding company engaged in the ownership and operation of life insurance companies. Lincoln Heritage also acquires existing life insurance policies either through direct purchase or the acquisition of insurance companies. Lincoln Heritage's life insurance operations are conducted through its wholly owned life insurance subsidiaries which are subject to regulation by the state insurance department where they are licensed and undergo periodic examinations by those departments.

     The majority of Lincoln Heritage's life insurance premiums are derived from the issuance of insurance policies to fund prearranged funeral contracts sold by National Prearranged Services, Inc. ("NPS"), a related party, and NPS Agency, Inc. ("NPS Agency"). Funeral prearrangement is a means through which a customer contractually agrees to the terms of a funeral to be performed in the future. NPS or NPS Agency is the assignee and beneficiary of substantially all policies issued directly or assumed by Lincoln Heritage in connection with prearranged funeral contracts.

     Effective December 31, 1998, Lincoln Heritage reorganized its insurance company subsidiaries. The purpose of the reorganization was to streamline and consolidate Lincoln Heritage's insurance operations and strengthen the existing capital structure to facilitate the acceptance of acquisitions by regulatory authorities. The reorganization was accounted for as a tax-free transaction and had no impact on the consolidated financial statements. Concurrent with the reorganization, the name of Lincoln Memorial Life Insurance Company was changed to New Life Insurance Company and the name of World Service Life Insurance Company of America was changed to Lincoln Memorial Life Insurance Company ("Lincoln Memorial"). The reorganization had no effect on Memorial Service Life Insurance Company.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
---------------------

     The accompanying consolidated financial statements include the accounts of Lincoln Heritage and its direct and indirect wholly owned subsidiaries, Memorial, New Life and Lincoln. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), which differ from statutory accounting practices prescribed or permitted by regulatory authorities. All intercompany accounts and transactions have been eliminated in consolidation. Certain prior years amounts have been reclassified to conform with the 1998 presentation.

Use of Estimates
----------------

     The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

     The estimates susceptible to significant change are those used in determining deferred policy acquisition costs, cost of policies purchased, and the liabilities for future policy benefits, policyholder

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

deposits and claims, and benefits payable. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

Investments
-----------

     All fixed maturity and equity securities are classified as available-for-sale and, accordingly, such securities are carried at estimated fair value. Lincoln Heritage may sell these securities prior to maturity in response to changes in interest rates, issuer credit quality or liquidity requirements. Realized gains and losses on the sale of investments are determined utilizing the specific identification method. Unrealized gains and losses, net of tax, are recorded as a component of accumulated other comprehensive income, a separate component of shareholders' equity. The cost of fixed maturity securities is adjusted for amortization of premiums and discounts. If the fair value of an investment security declines for reasons other than temporary market conditions, the carrying value of such security is written down to fair value by a charge to operations. Policyholder loans are stated at their current unpaid principal balance, which approximates fair value.

Cash and Cash Equivalents
-------------------------

     For the purposes of reporting cash flows, cash and cash equivalents includes investments readily convertible to cash with remaining maturities at date of purchase of three months or less. Cash and cash equivalents include commercial paper and reverse repurchase agreements that are carried at cost, which approximates the fair value of the underlying securities.

     In order to increase Lincoln Heritage's return on investments and improve its liquidity, Lincoln Heritage enters into overnight reverse repurchase agreements. Lincoln Heritage purchases U.S. Treasury notes under agreements to resell such U.S. Treasury notes on a daily basis. Lincoln Heritage does not take possession of any securities and records such purchases as a book entry only. The amount at risk on a daily basis, in the event of default by the counterparty, is minimal as the carrying value of the underlying securities approximates the fair value of such securities. At December 31, 1998 and 1997, the carrying amount of overnight reverse repurchase agreements was $4,274,884 and $29,512,372, respectively.

Goodwill
--------

     Goodwill represents the excess of cost over the fair value of net assets acquired in acquisitions accounted for by the purchase method. Such amounts are being amortized on the straight-line basis as charges to income over 25 to 40 years. Amortization expense was $62,337, $22,748 and $22,748 for the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization was $198,825 and $136,488 as of December 31, 1998 and 1997, respectively. The carrying value of goodwill is periodically evaluated for indications of impairment based upon estimates of future earnings.

Deferred Policy Acquisition Costs (DPAC)
----------------------------------------

     The costs of acquiring new business generally consist of commissions, excluding renewal commissions (approximately 90% of DPAC is commissions paid to NPS), and other costs of acquiring new

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

business. Such costs vary with, and are primarily related to, the production of new business and are capitalized and deferred to the extent that they are recoverable from future profits. These costs are amortized over the premium paying periods of the related policies in proportion to the ratio of the annual premium revenue to the total anticipated premium revenue. Anticipated premium revenue was estimated using the same assumptions used for estimating the liabilities for future policy benefits.

Cost of Policies Acquired
-------------------------

     The cost of policies acquired represents the actuarially determined present value of projected future cash flows from acquired policies. The projected future cash flows are based on actuarially determined projections of future premiums, mortality, surrenders, operating expenses, investment yields and other factors. The projections consider all known or expected factors at the acquisition date. Actual experience may vary from projections due to differences in premiums collected, investment spread, mortality costs and other factors and any such differences are recorded in the period they are determined. The amounts are amortized over the lives of the acquired policies in relation to the remaining present value of the future cash flows from such policies.

Furniture and Equipment
-----------------------

     Furniture and equipment is carried at depreciated cost.
Depreciation is recorded using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Depreciation expense was $193,612, $83,132, and $50,379 for the years ended December 31, 1998, 1997, and 1996, respectively.
Accumulated depreciation was $377,893 and $184,281 at December 31, 1998, and 1997, respectively.

Future Policy Benefits
----------------------

     Future policy benefits are amounts that, when accumulated with interest and future premiums, will provide for the payment of benefits arising out of the insurance in-force. The liabilities for future policy benefits and expenses for limited pay life policies are computed using the net-level premium method which is based upon assumptions as to investment yields, mortality and withdrawals. Assumptions are based principally on modifications of the ultimate tables in common usage in the industry. Interest assumptions are 8% in years one (1) through five
(5), graded downward to 7.5% in years six (6) through fifteen (15) and remain at 7.5% thereafter.

Claims and Benefits Payable
---------------------------

     The liability for claims and benefits payable is based upon the estimated amount payable on claims reported prior to the balance sheet date which have yet to be settled, claims reported subsequent to the balance sheet date but incurred during the period then ended, and an estimate (based upon prior experience) of claims incurred, but not yet reported. Actual amounts may differ from those estimated and any such differences are recorded in the period they are determined.

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

Premiums and Expenses
---------------------

     Lincoln Heritage primarily issues limited pay and single premium policies. Accordingly, net premiums for direct and assumed policies are recorded as revenues and the difference between the gross premium received and the net premium is deferred and recognized in a constant relationship to the insurance in-force. Unearned premiums of $18,262,190 and $19,633,000 at December 31, 1998 and 1997, respectively, are included as a component of future policy benefit liabilities in the accompanying consolidated balance sheets. The change in unearned premiums is reflected as a component of the increase in future policy benefits in the accompanying consolidated statements of operations.

     Benefits and expenses are recognized as a level percentage of earned premiums by providing for future policy benefits and amortizing deferred acquisition costs.

     Receipts for annuities are classified as deposits instead of revenues. Accordingly, annuity premium deposits and annuity benefit payments are recorded as increases or decreases in a liability account rather than revenue or expense. Revenues for annuity policies are recorded for policy administration fees and surrender charges while expenses are recorded for interest credited to the policy account balances.

Reinsurance
-----------

     Lincoln Heritage's subsidiaries have coinsurance and modified coinsurance agreements with reinsurers to increase their statutory surplus for regulatory purposes. The terms of reinsurance agreements provide for all of the insurance risk associated with the business ceded to be transferred to the reinsurer. The purpose of the agreements is to allow Lincoln Heritage's insurance subsidiaries to take credits for reserves ceded to the reinsurer which provides increases in the insurance company's statutory surplus. The agreements provide for the profits of the reinsured business to decrease the amount of the reserve credit taken, thereby decreasing the insurance company's statutory surplus. Any losses are retained by the reinsurer for which a risk charge is paid. The effect of these agreements is that statutory surplus for Lincoln Heritage's insurance subsidiaries was $10,450,767 and $6,236,000 greater at December 31, 1998 and 1997, respectively, than what it would have been without these agreements. Since the primary liability of Lincoln Heritage to the insured has not been discharged through these agreements and no assets have been transferred, all reinsurance transactions except for the risk charge have been eliminated in the accompanying consolidated financial statements. The risk charge is recognized as reinsurance premiums ceded.

     In the normal course of business, Lincoln Heritage has reinsured portions of the coverage provided by its insurance products with other insurance companies under indemnity reinsurance agreements. Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a particular risk or to obtain a greater diversification of risk. Indemnity reinsurance does not discharge the primary liability of the original insurer to the insured.

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

Participating Policies
----------------------

     Participating policies represented 80% and 92% of the life insurance in-force at December 31, 1998 and 1997, respectively.
Determination of dividends on participating policies is not dependent on any factor and is completely at the discretion of the boards of directors of the insurance subsidiaries. Policyholder dividends of $90,335 were paid for the year ended December 31, 1998. No policyholder dividends were paid during 1997 and 1996.

Income Taxes
------------

     Income taxes are accounted for under the liability method.
Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is more likely than not that some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance is included in income. In assessing the realization of deferred income taxes, consideration is given as to whether it is more likely than not the deferred tax assets will be realized. The ultimate realization of deferred tax assets depends upon generating future taxable income during the periods in which the temporary differences become deductible.

Stock Based Compensation
------------------------

     In 1997 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation. Lincoln Heritage has elected to continue following the accounting guidance of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees for measurement and recognition of stock-based transactions with employees. No compensation cost is recognized for options issued when the exercise price of the options is at least equal to the fair market value of the common stock at the date of grant. Consistent with the provisions of SFAS No. 123, Lincoln Heritage discloses the pro forma effect on net income and earnings per share as if Lincoln Heritage had adopted SFAS No. 123.

     For all options granted to individuals that are not employees of Lincoln Heritage, Lincoln Heritage follows the requirements of SFAS
No. 123. Accordingly, the option exercise price will be compared to the fair value of the option at the date of grant and, to the extent that the fair value exceeds the option exercise price, compensation will be recognized in the consolidated financial statements of Lincoln Heritage.

Stock Splits and Earnings Per Share
-----------------------------------

     On September 19, 1997, Lincoln Heritage effected a 100,000-for-1 stock split in the form of a stock dividend. Upon consummation of such stock split, Lincoln Heritage had 1,000,000 shares of common stock issued and outstanding. On April 6, 1998, Lincoln Heritage effected a 3.2-for-1 stock split, in the form of a stock dividend, and on August 18, 1998, Lincoln Heritage declared and paid a 25% stock dividend. The earnings per share of Lincoln Heritage for all periods presented have been computed as if these stock splits and dividends occurred at January 1, 1996. The diluted earnings per share is computed using the treasury stock method unless the effect is anti-dilutive. The 103,137 increase in the

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

number of shares from basic to diluted in 1998 is a result of the options outstanding. There are no factors that affect the net income amount in the earnings per share computations.

Initial Public Offering
-----------------------

     In October, 1998, Lincoln Heritage completed its initial public offering and issued 520,000 shares of its common stock at a price of $7.50 per share. The net proceeds were approximately $2,500,000, after underwriting discounts, commissions, and other offering costs. The net proceeds were used to make a capital contribution on December 31, 1998 to one of Lincoln Heritage's insurance subsidiaries.

New Accounting Standards
------------------------

     In June 1997, the FASB issued SFAS No. 130, Reporting
Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Restatement of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 had no impact on the financial condition or results of operations of Lincoln Heritage, but required changes in Lincoln Heritage's disclosure and presentation requirements. The principal change was the disclosure of the components of and total comprehensive income within the Consolidated Statements of Shareholders' Equity.

     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for disclosures related to business operating segments. SFAS No. 131 had no significant effect on the disclosures set forth in Lincoln Heritage's consolidated financial statements.

     In December 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-3, Accounting by Insurance and Other Enterprises for Insurance-related Assessments (SOP 97-3). SOP 97-3 provides guidance for determining when an insurance company or other enterprise should recognize a liability for guaranty-fund assessments and guidance for measuring the liability. SOP 97-3 is effective for financial statements of fiscal years beginning after December 15, 1998. Lincoln Heritage anticipates that the adoption of SOP 97-3 will not have a material effect on Lincoln Heritage's financial position, results of operations or cash flows.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and if it is, the type of hedge transaction. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

June 15, 1999. Lincoln Heritage is assessing the impact that the adoption of SFAS No. 133 will have on its consolidated financial statements, but does not expect such implementation to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 3.  COINSURANCE OF LIFE INSURANCE AND ANNUITY POLICIES

     On September 1, 1997, Lincoln Heritage coinsured a block of life insurance and annuity policies from Woodmen Accident and Life Company (the "Woodmen Block"). The block of business consisted primarily of deferred annuities which are accounted for as investment contracts using deposit accounting. Lincoln Heritage assumed approximately $51,311,000 of insurance and annuity reserves in exchange for receiving $48,018,000 in cash. The net liabilities assumed, $3,293,000, plus other costs related to the coinsurance of the Woodmen Block in the amount of $218,000 have been shown as additions from acquisitions to the cost of policies purchased.

     Effective April 1, 1998, Lincoln Heritage coinsured a block of life insurance and annuity policies from World Insurance Company (the "World Block"). The reserves on the block of business consisted of approximately one-third deferred annuities, one-third interest sensitive life insurance, which is accounted for as investment contracts using deposit accounting, and one-third traditional whole life insurance. Lincoln Heritage assumed approximately $21,909,000 of insurance and annuity reserves in exchange for receiving $19,941,000 in assets. The net liabilities assumed, $2,205,716, plus other costs related to the coinsurance of the World Block in the amount of approximately $200,000 have been shown as additions from acquisitions to the cost of policies acquired.

NOTE 4.  INVESTMENTS

     The amortized cost and estimated fair value of fixed maturity and equity securities available for sale at December 31, 1998, were as follows:

                                                                    GROSS          GROSS       ESTIMATED
                                                  AMORTIZED      UNREALIZED     UNREALIZED       FAIR
                                                     COST           GAINS         LOSSES         VALUE
                                                 -----------     ----------    -----------    -----------
Fixed maturity securities
   U.S. government                               $11,455,626     $  468,009    $  (184,543)   $11,739,092
   Mortgage backed securities                     48,792,515        350,168       (483,129)    48,659,554
   Corporate bonds                                 7,953,798              -     (2,724,361)     5,229,437
                                                 -----------     ----------    -----------    -----------
      Total fixed maturity securities             68,201,939        818,177     (3,392,033)    65,628,083
Equity securities                                  7,939,451      1,138,873     (1,957,324)     7,121,000
                                                 -----------     ----------    -----------    -----------

      Total                                      $76,141,390     $1,957,050    $(5,349,357)   $72,749,083
                                                 ===========     ==========    ===========    ===========

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

     The amortized cost and estimated fair value of fixed maturity and equity securities available for sale at December 31, 1997, were as follows:

                                                                  GROSS           GROSS       ESTIMATED
                                                 AMORTIZED      UNREALIZED      UNREALIZED      FAIR
                                                    COST          GAINS           LOSSES        VALUE
                                                -----------     ----------      ---------    -----------
Fixed maturity securities
  U.S. government                               $11,530,209     $  100,390      $ (17,876)   $11,612,723
  Mortgage backed securities                     28,769,315        919,796       (127,599)    29,561,512
  Corporate bonds                                 3,785,996        192,783        (32,529)     3,946,250
                                                -----------     ----------      ---------    -----------
  Total fixed maturity securities                44,085,520      1,212,969       (178,004)    45,120,485
Equity securities                                 1,013,365         42,500       (260,995)       794,870
                                                -----------     ----------      ---------    -----------

   Total                                        $45,098,885     $1,255,469      $(438,999)   $45,915,355
                                                ===========     ==========      =========    ===========

     Unrealized gains (losses) included in accumulated other comprehensive income (loss) are reported net of tax effect of $1,153,395 and $227,600 in 1998 and 1997, respectively.

     The amortized costs and fair value of fixed maturities available for sale at December 31, 1998, by contractual maturity date are shown below. Expected maturities may differ from contractual maturities since certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 DECEMBER 31, 1998
                                                          --------------------------------
                                                           AMORTIZED            ESTIMATED
                                                              COST             FAIR VALUE
                                                          -----------          -----------
      In one year or less                                 $   124,976          $   126,101
      In years two through five                             3,777,968            3,509,514
      In years six through ten                              9,467,032            7,337,789
      After ten years                                       6,039,448            5,995,125

      Mortgage backed securities                           48,792,515           48,659,554
                                                          -----------          -----------

         Total                                            $68,201,939          $65,628,083
                                                          ===========          ===========

     Investments in fixed maturities or equity securities in any single entity in excess of 10% of shareholders' equity at December 31, 1998 other than investments issued or guaranteed by the United States government or a United States government agency, were as follows:

                                                                  DECEMBER 31, 1998
                                                           -------------------------------
                                                           AMORTIZED            ESTIMATED
                                                              COST              FAIR VALUE
                                                           ----------           ----------
      CAI Wireless Systems                                 $1,657,191           $1,198,745
      American Telecasting                                  1,561,754              657,380
      CS Wireless Systems                                   1,468,151            1,100,000
      Wireless One, Inc.                                    2,503,375            1,793,311
      Autobond Acceptance Corporation                       3,324,512            1,875,000
      Transnational Financial                               1,312,800              998,750
      Westower Corporation                                  2,202,392            3,285,000

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

Lincoln Heritage invests in both investment grade and below investment grade fixed maturity securities. At December 31, 1998, approximately 15% of the book value of Lincoln Heritage's fixed maturity investments consisted of below investment grade securities.

     Assets with a fair value of $11,648,261 at December 31, 1998, were on deposit with various state regulatory authorities. Assets with a fair value of $55,141,485 at December 31, 1998, were restricted as to use for the acquired Woodmen Block, World Block and other assumed business.

     Major categories of investment income consisted of the following:

                                                   YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                             1996           1997          1998
                                          ----------     ----------    -----------
Fixed maturities                          $3,162,390     $5,183,674    $ 7,700,956
Equities                                           -              -        292,440
Policyholder loans                            64,430        243,879        774,306
Short-term investments                       587,667        857,434      2,065,800
                                          ----------     ----------    -----------
Gross investment income                    3,814,487      6,284,987     10,833,502
Investment expenses                          103,767        113,772        195,096
                                          ----------     ----------    -----------
   Net investment income                  $3,710,720     $6,171,215    $10,638,406
                                          ==========     ==========    ===========

Gross realized investment gains consisted of the following:

                                                  YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                             1996           1997           1998
                                          ----------     ----------    -----------
Gross realized gains                      $2,188,649     $2,929,348    $ 4,198,392
Gross realized losses                       (170,287)      (262,900)    (2,262,457)
                                          ----------     ----------    -----------

   Net realized investment
    gains                                 $2,018,362     $2,666,448    $ 1,935,935
                                          ==========     ==========    ===========

     Proceeds from disposals of investments in fixed maturity and equity securities during the years ended December 31, 1998, 1997, and 1996 were $342,392,212, $162,383,038 and $50,999,200, respectively.

NOTE 5.  REINSURANCE

     Reinsurance contracts do not relieve Lincoln Heritage from its obligation to its policyholders. Failure of reinsurers to honor their obligations could result in losses to Lincoln Heritage. Consequently, allowances are established for amounts due from reinsurers that are deemed uncollectible. Lincoln Heritage evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurance insolvencies. Reinsurance receivables were $11,000 and $23,000 at December 31, 1998 and 1997, respectively. Reinsurance payables were $235,000 and $36,000 at December 31, 1998 and 1997, respectively.

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996


     The effect of reinsurance on premiums earned were as follows:

                                                   YEARS ENDED DECEMBER 31,
                                          -----------------------------------------
                                              1996           1997           1998
                                          -----------    -----------    -----------
Direct                                    $26,918,986    $34,925,424    $40,441,151
Reinsurance assumed                         6,538,596      3,371,830      1,212,257
Reinsurance ceded                            (184,165)      (252,784)      (290,024)
                                          -----------    -----------    -----------

      Premiums earned                     $33,273,417    $38,044,470    $41,363,384
                                          ===========    ===========    ===========

     Death benefits incurred on the business assumed were $818,793, $2,257,286, and $3,616,736, for the years ended December 31, 1998, 1997 and 1996, respectively. Recoveries of death benefits were not significant during 1998, 1997 and 1996 under reinsurance agreements.

NOTE 6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     In the normal course of business, Lincoln Heritage invests in various financial assets, incurs various financial liabilities and enters into agreements involving off-balance sheet financial instruments. The following estimated fair value amounts have been determined by Lincoln Heritage using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts Lincoln Heritage could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The methods and assumptions used to estimate the fair value of financial instruments are as follows:

     (ii) The carrying value of cash and cash equivalents approximates fair value due to the short maturities of these investments;
     (iii) Fair values of fixed maturities and equity securities with active markets are based on quoted market prices. For investments not actively traded, fair values were estimated using values obtained from independent pricing services;
     (iv) Fair value of policyholder loans approximates the carrying amount of such assets because the earned rate on the policy loans approximates Lincoln Heritage's current portfolio yield;
     (v) The carrying value of accounts receivable and payable and premiums received in advance approximates fair value due to their relatively short maturities; and
     (vi) The carrying amount of policyholder deposits approximates their fair value due to Lincoln Heritage's ability to adjust the rate at which interest is credited to the accounts.

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

     Fair values and carrying amounts for Lincoln Heritage's financial instruments are presented as follows:

                                                                  DECEMBER 31,
                                           --------------------------------------------------------
                                                      1997                          1998
                                           --------------------------    --------------------------
                                               FAIR         CARRYING        FAIR         CARRYING
                                               VALUE         AMOUNT         VALUE         AMOUNT
                                           -----------    -----------    -----------    -----------
      Cash and cash equivalents            $62,667,707    $62,667,707    $43,824,537    $43,824,537
      Fixed maturity securities             45,120,485     45,120,485     67,257,686     67,257,686
      Equity securities                        794,870        794,870      7,121,000      7,121,000
      Accounts receivable                      478,362        478,362      1,535,926      1,535,926
      Policyholder loans                    11,457,962     11,457,962     17,257,122     17,257,122
      Policyholder deposits                 41,613,697     41,613,697     47,163,465     47,163,465
      Premiums received in advance             304,471        304,471        409,937        409,937

NOTE 7.  DEFERRED POLICY ACQUISITION COSTS AND COSTS OF POLICIES
           ACQUIRED

Deferred Policy Acquisition Costs
---------------------------------

     Deferred policy acquisition costs ("DPAC") and the components of the change in DPAC were as follows:

                                                       YEARS ENDED DECEMBER 31,
                                             -----------------------------------------
                                                 1996           1997           1998
                                             -----------    -----------    -----------
      Balance, beginning of year             $ 9,880,350    $11,149,607    $12,554,870
      Change in balance:
         Deferrals                             3,932,030      4,161,506      8,926,805
         Amortization                         (2,662,773)    (2,756,243)    (4,600,197)
                                             -----------    -----------    -----------
         Net change                            1,269,257      1,405,263      4,326,608
                                             -----------    -----------    -----------

      Balance, end of year                   $11,149,607    $12,554,870    $16,881,478
                                             ===========    ===========    ===========

     Approximately 90% of deferred costs are commissions paid to NPS, a related party, or NPS Agency. Other costs include expenses related to the acquisition and issuance of new policies, such as the printing of policy forms and underwriting expenses.

Cost of Policies Acquired
-------------------------

     The cost of policies acquired ("CPA") and the components of the changes were as follows:


                                              YEARS ENDED DECEMBER 31,
                                             -------------------------
                                                 1997          1998
                                             ----------    -----------
      Balance, beginning of year             $        -    $ 3,249,365
      Additions from acquisition              3,511,553      2,205,716
      Gross amortization                       (348,933)    (1,047,244)
      Interest                                   86,745        335,680
      CPA on policies sold                            -       (909,858)
                                             ----------    -----------
      Balance, end of year                   $3,249,365    $ 3,833,659
                                             ==========    ===========

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996


     Interest is accrued on the unamortized balance of CPA at 7.5%. Approximately 8.2% of the balance at December 31, 1998 is expected to be amortized during each of the next five years. Lincoln Heritage had no policy acquisitions resulting in the recognition of CPA during or prior to 1996.

NOTE 8.  CLAIMS AND BENEFITS PAYABLE

     Activity in the liability for life claims payable was as follows:

                                             YEARS ENDED DECEMBER 31,
                                   -----------------------------------------
                                       1996           1997           1998
                                   -----------    -----------    -----------
Balance at January 1               $   640,000    $   781,000    $   689,000

Incurred related to:
   Current year                     11,812,138     13,573,754     16,387,714
   Prior year                          (64,968)       (22,295)        18,708
                                   -----------    -----------    -----------
      Total incurred                11,747,170     13,551,459     16,406,422
                                   -----------    -----------    -----------

Paid related to:
   Current year                     11,031,138     12,887,754     15,737,714
   Prior year                          575,032        755,705        707,708
                                   -----------    -----------    -----------

      Total paid                    11,606,170     13,643,459     16,445,422
                                   -----------    -----------    -----------

Balance at December 31             $   781,000    $   689,000    $   650,000
                                   ===========    ===========    ===========

NOTE 9.  INCOME TAXES

     The provision for income taxes gives effect to permanent differences between income for financial reporting purposes and taxable income. Accordingly, the effective income tax rate is less than the statutory federal corporate rate. A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

                                                  1996           1997           1998
                                               ---------      ---------      ---------
Tax at statutory rate                            306,544        791,289        835,080
Small life insurance company deduction          (243,940)      (126,920)      (619,154)
Alternative minimum taxes                        126,584              -              -
Other                                              7,781          7,526        224,533
                                               ---------      ---------      ---------
Total tax expense                              $ 196,969      $ 671,895      $ 440,459
                                               =========      =========      =========

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

                                                                              DECEMBER 31,
                                                                       -------------------------
                                                                          1997          1998
                                                                       ----------    -----------
DEFERRED TAX ASSETS:
Non life losses                                                        $        -    $   728,753
Net unrealized losses on available for sale securities                          -      1,153,395
Policy reserves and policy funds                                        4,684,072      7,991,569
Other liabilities                                                          28,301         48,112
                                                                       ----------    -----------
   Subtotal                                                             4,712,373      9,921,829
Valuation allowance                                                             -     (3,320,670)
                                                                       ----------    -----------
   Total deferred tax assets, net of valuation allowance                4,712,373      6,601,159
                                                                       ----------    -----------
DEFERRED TAX LIABILITIES:
Net unrealized gains on available for sale fixed maturities
   and equity securities                                                  277,600              -
Deferred policy acquisition costs                                       1,934,303      2,532,571
Other assets                                                              105,500        703,950
                                                                       ----------    -----------
Deferred tax liabilities                                                2,317,403      3,236,521
                                                                       ----------    -----------
   Net deferred tax assets                                             $2,394,970    $ 3,364,638
                                                                       ==========    ===========

     The valuation allowance has been provided to reduce deferred tax assets to an amount that management believes is more likely than not recoverable.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

Operating Leases
----------------

     Lincoln Heritage leases office space under two noncancelable lease agreements accounted for as operating leases. Rental expense on operating leases (exclusive of other expenses payable under the leases) was approximately $710,000, $550,000 and $550,000 for the years ended December 31, 1998, 1997, and 1996, respectively. Future minimum lease payments under the terms of these operating leases at December 31, 1998 are as follows:

     1999          $  795,985
     2000             811,570
     2001             821,269
     2002             448,622
                   ----------
                   $2,877,446
                   ==========

Legal and Other Proceedings
---------------------------

     NPS, a related party, along with New Life have been named defendants in a previously dismissed class-action lawsuit that was refiled during 1996 in St. Louis, Missouri, City Circuit Court. The suit

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

involves a challenge to NPS's methods of funding prearranged funeral contracts with policies issued by Lincoln Heritage. The suit contains no specified dollar amounts for damages. Both Lincoln Heritage and NPS believe that the claims are without merit and a motion is pending to dismiss Lincoln Heritage from the case. Lincoln Heritage does not believe the outcome of this lawsuit will have a material adverse effect on its financial condition, results of operations or cash flows.

     On December 31, 1998, a suit was filed in the U.S. District Court in Galveston, Texas against Lincoln Heritage, along with Memorial and New Life alleging trademark infringement regarding the use of the name "Lincoln Heritage." The suit seeks enjoinment from the use of the name "Lincoln Heritage." The suit contains no specified dollar amounts for damages. Lincoln Heritage believes the claims are defensible and without merit. Lincoln Heritage does not believe the outcome of the lawsuit will have a material adverse effect on its financial condition, results of operations or cash flows.

     Lincoln Heritage also is subject to various other claims and contingencies arising out of the normal course of business. Lincoln Heritage believes that the total amounts that will ultimately be paid, if any, arising from these claims and contingencies will not have a material adverse effect on its financial condition, results of operations or cash flows.

NOTE 11.  RELATED PARTY TRANSACTIONS

     Substantially all of Lincoln Heritage's life insurance policies are issued to fund prearranged funeral contracts that are sold by NPS, Inc. ("NPS") and NPS Agency, Inc. ("NPS Agency"). NPS is an affiliated company that collects all payments for prearranged funeral contracts and remits such amounts to Lincoln Heritage either directly or through assumed reinsurance.

     In connection with issuing insurance policies to fund prearranged funeral contracts, except in Missouri, the individual owner of the policy assigns the policy to NPS and/or NPS Agency. As assignee, NPS and/or NPS Agency remit premiums to and receive policy benefits from Lincoln Heritage. In the State of Missouri, a trust (the "Trust") owns the policies, pays the premiums and receives the benefits. An independent investment advisor to the Trust directs the monies in the Trust as to the purchase of insurance policies. The policy benefits that are paid in the ordinary course of business includes death benefits, surrender benefits and policy loans. Lincoln Heritage is not subject to significant credit risk on the policy loans, since Lincoln Heritage makes no policy loans which exceed the reserves held on the policy securing the loan and Lincoln Heritage has the right to deduct the loan amount from the death benefit payment or from the cash surrender value. Substantially all premiums, death benefits and surrender benefits during the years ended December 31, 1998, 1997 and 1996 were received from or paid to NPS , NPS Agency or the Trust. At December 31, 1998 and 1997, Lincoln Heritage had policyholder loans of $15,556,437 and $11,457,962, respectively, on policies of which NPS is the beneficiary.

     Lincoln Heritage's insurance subsidiaries have a contract (the "Contract") with NPS and NPS Agency that obligates Lincoln Heritage to pay first-year and renewal commissions on policies written by NPS and NPS Agency. Substantially all commissions incurred during the years ended December 31, 1998, 1997 and 1996, were paid to NPS or NPS Agency.

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996


     Prior to January 1, 1997, the Contract called for maximum first-year commissions of up to 23% of the face amount of policies submitted and renewal commissions of up to 2% of the face amount of issued policies remaining in-force in years two though six. In order to better match the commissions paid with the profitability of the underlying polices, effective January 1, 1997, Lincoln Heritage and NPS and NPS Agency agreed to amend the Contract to provide for increased first-year commissions of up to 31.5% of the face amount on single premium policies and terminate payments of renewal commission on policies issued on or before December 31, 1995. The effect of the amended contract was a reduction in the increase in future policy benefits of $1,148,000 on policies issued in 1997 and this effect net of $332,000 of income tax expense was recorded as an increase in additional paid-in capital for the year ended December 31, 1997.

     During 1997, Lincoln Heritage and NPS agreed to retroactively increase premiums charged on certain policies issued by Lincoln Heritage. The policies selected for the increase in premiums were those policies that did not meet the profitability criteria of Lincoln Heritage. No plans were found to have a premium deficiency prior to 1997. The amount of the increased premiums paid by NPS as a result of this retroactive rate adjustment was $1,923,000. Premiums in the amount of $1,574,420, collected as a result of the retro-active rate adjustment applicable to years prior to January 1, 1997, have been credited to additional paid-in-capital, net of income tax effect of $314,884. Increased premiums in the amount of $339,828 applicable to the year ended December 31, 1997, have been included in premium revenue.

     Effective January 1, 1997, Lincoln Heritage entered into a cost sharing agreement with NPS whereby NPS will reimburse Lincoln Heritage on a monthly basis for a portion of certain general and administrative costs paid for by Lincoln Heritage for the benefit of NPS . Costs reimbursed under the agreement were $2,253,644 and $2,695,091 for the years ended December 31, 1998 and 1997, respectively.

     Amounts receivable from NPS at December 31, 1998 and 1997, were $1,535,926 and $478,362, respectively. Amounts payable to NPS at December 31, 1998 and 1997, were $65,000 and $17,090, respectively.

     The majority shareholder of Lincoln Heritage has the right to cause Lincoln Heritage to register the majority shareholder's shares of common stock under the Securities Act of 1993, for resale, at the expense of Lincoln Heritage.

     Effective February 1, 1998, Lincoln Heritage purchased all of the assets of C. Mitchell Co., Inc. for $145,000. The unpaid balance of the purchase price bears interest at the rate of eight percent (8%) and is included as accounts payable to related parties. In connection with the sale of the assets of C. Mitchell Co., Inc., Clif Mitchell, a current executive officer and director of Lincoln Heritage, entered into a non-compete agreement with Lincoln Heritage for the sum of $60,000 payable in 15 equal installments beginning April 1, 1998.

NOTE 12.  EMPLOYEE BENEFIT PLAN

     Lincoln Heritage offers all of its employees who meet certain eligibility requirements a savings plan (the "401K Plan") under
Section 401(k) of the Internal Revenue Code. Each employee may elect to enter into a written salary deferral agreement under which an employee makes contributions to the 401K Plan. In

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

1996, Lincoln Heritage began matching 12% of the employees' contribution up to 6% of their salary. For the years ended December 31, 1998, 1997, and 1996 Lincoln Heritage contributed $8,683, $5,170 and $5,067, respectively, to the 401K Plan.

NOTE 13.  CONCENTRATIONS OF RISK

     At December 31, 1998 and 1997, Lincoln Heritage had significant investments in fixed maturity and short-term securities that are either direct obligations of the U.S. Government or an agency authorized by the U.S. Government. Lincoln Heritage periodically has significant investments in demand deposits in banks and other financial institutions that exceed federally insured amounts. Lincoln Heritage had accounts receivable from NPS and NPS Agency of $1,535,926 and $478,362 at December 31, 1998 and 1997, respectively. In addition, at December 31, 1998 and 1997, Lincoln Heritage had policyholder loans outstanding of $15,556,437 and $11,457,962, respectively, on policies of which NPS is the beneficiary. The policy loans are collateralized by the policy cash surrender values.

NOTE 14.  STATUTORY ACCOUNTING INFORMATION

     Lincoln Heritage's life insurance subsidiaries are required to file annual statements with insurance regulatory authorities prepared on the statutory basis of accounting. Statutory accounting practices prescribed or permitted by insurance regulatory authorities for Lincoln Heritage's insurance subsidiaries differ from GAAP. The statutory net income and shareholders' equity reported to regulatory authorities as of and for the periods ended were as follows:

                                          YEARS ENDED DECEMBER 31,
                                  ----------------------------------------
                                     1996           1997           1998
                                  ----------     ----------    -----------
Net income (loss)                 $2,597,707     $  530,509    $(1,775,721)
Shareholders' equity               5,353,237      7,863,137      7,815,609

     The ability of the life insurance subsidiaries to pay dividends or make other distributions is restricted by state insurance laws. Determining factors include, but are not limited to, net income after tax and shareholder's equity as reported on a statutory basis. At December 31, 1998, no amounts were available for transfer to the parent company by dividend, loan or advance, or were available for such a transfer only with prior regulatory approval. There have been no cash dividends paid by the life insurance subsidiaries to the parent since the formation or acquisition of the insurance subsidiaries.

NOTE 15.  ACQUISITIONS

     On May 15, 1998, Lincoln Heritage purchased all of the outstanding stock of Lincoln for approximately $5.5 million. Lincoln had no active policies in-force; however, Lincoln is licensed to conduct business in 42 states and the District of Columbia. The transaction was accounted for using the purchase method of accounting, and, accordingly, the assets and liabilities were recorded at their fair market value at the date of acquisition. The net assets, consisting primarily of investment securities, were approximately $5.1 million at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill. The results of operations of Lincoln for the period

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

subsequent to May 15, 1998 have been included in Lincoln Heritage's consolidated statements of operations. The pro forma effect of the purchase of Lincoln is immaterial.

NOTE 16.  STOCK OPTIONS

     Effective April 6, 1998, Lincoln Heritage adopted the Lincoln Heritage 1998 Long-Term Incentive Plan (the Plan). The Plan allows for the issuance of (1) stock options, (2) stock appreciation rights, (3) restricted shares of common stock, and (4) performance awards. A total of 1,200,000 shares of common stock have been reserved for issuance under the Plan. Options may be exercised only if the option holder remains continuously associated with Lincoln Heritage from the date of grant to the date of exercise, subject to certain conditions as specified in the Plan. An option granted under the Plan cannot be exercised later than ten years from the date of the grant. Any options that expire unexercised or that terminate upon an optionee's ceasing his or her association with Lincoln Heritage become available once again for issuance. Options vest over 4 years in 25% increments commencing one year from date of grant.

     Lincoln Heritage recognizes compensation expense for stock options granted to employees following the guidance of APB No. 25. Accordingly, Lincoln Heritage recognized compensation expense of approximately $115,000 related to awards for employees for the year ended December 31, 1998. Had Lincoln Heritage implemented SFAS No. 123, Lincoln Heritage's compensation expense would have increased by approximately $40,000 and Lincoln Heritage's pro forma net income, net income per share (basic) and net income per share (diluted), considering the effects of implementing SFAS No. 123, net of tax effects, would have been approximately $2,500,000, $0.61, and $0.60, respectively.

     Lincoln Heritage recognizes compensation expense for stock options granted to non employees in accordance with SFAS No. 123. Lincoln Heritage recognized compensation expense of approximately $93,000 for the year ended December 31, 1998, related to awards to non-employees. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the fair market value of the options granted to non-employees was estimated on the date of grant using the minimum value approach. The expected life of the options was 7.5 years, the risk-free interest rate used was 6% and there were no assumptions as to volatility or dividend yield. The effect of applying SFAS No. 123 is not necessarily indicative of the effects on future years due to, among other things, the vesting period of the stock options.

                LINCOLN HERITAGE CORPORATION

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

     A summary of Lincoln Heritage's stock option activity is as follows:

                                                          NUMBER          OPTION
                                                            OF             PRICE
                                                          SHARES         PER SHARE
                                                       ------------   ---------------
          Balance at January 1, 1998                            -         $    -
          Granted                                         399,500           3.75
          Forfeited                                        (3,750)          3.75
          Exercised                                             -              -
                                                         --------
          Outstanding at December 31, 1998                395,750           3.75
                                                         ========

          Options exercisable at 12/31/98                       -
                                                         ========

          Available for future grant                      804,250
                                                         ========

     The weighted average fair value of the options granted during the year ended December 31, 1998 was $7.50 per share.

NOTE 17.  SUBSEQUENT EVENTS

     On January 28, 1998, Lincoln Heritage executed a definitive stock acquisition agreement to acquire all of the outstanding stock of Harbourton Reassurance, Inc. ("Harbourton") and subsequently filed an application to acquire control with the insurance department in the State of Delaware. In March 1999, the application was withdrawn by Lincoln Heritage and a proposal to acquire Harbourton's in-force business is pending.

     Lincoln Heritage has investments in certain equity securities whose fair values have declined significantly from the fair values at December 31, 1998. The declines may be for reasons other than normal market fluctuations that may require Lincoln Heritage to recognize a loss during the first quarter of 1999. Lincoln Heritage is closely monitoring the current activities of the issuers of such securities.

NOTE 18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations for 1998 and 1997:

                                                          YEAR ENDED DECEMBER 31, 1998
                                             -------------------------------------------------------
                                                FIRST         SECOND         THIRD          FOURTH
                                             ----------    -----------    -----------     ----------
Life premiums                                $7,256,760    $13,476,192    $10,897,591     $9,732,841
Net investment income                         2,252,156      2,580,793      2,840,302      2,965,155
Realized investment gains                       450,914        617,289        442,905        424,827
Net income (loss)                              (109,155)       120,522       (513,297)     2,517,589
Basic earnings (loss) per share                   (0.03)          0.03          (0.13)          0.58
Diluted earnings (loss) per share                 (0.03)          0.03          (0.13)          0.57

                    LINCOLN HERITAGE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 & 1996

                                                          YEAR ENDED DECEMBER 31, 1997
                                             -------------------------------------------------------
                                                FIRST         SECOND          THIRD         FOURTH
                                             ----------     ----------     ----------    -----------
Life premiums                                $8,630,747     $8,705,537     $8,483,146    $12,225,040
Net investment income                         1,263,456      1,249,141      1,857,328      1,801,290
Realized investment gains                        20,748         86,343        562,781      1,996,576
Net income (loss)                              (226,279)      (126,705)       984,064      1,024,346
Basic earnings (loss) per share                   (0.06)         (0.03)          0.25           0.25
Diluted earnings (loss) per share                 (0.06)         (0.03)          0.25           0.25

     The improvement in earnings in the fourth quarter 1998 as compared to the third quarter 1998 included a gain from the sale of a portion of the World Block of approximately $590,000. From an operational perspective, during the fourth quarter 1998, estimates from prior periods for the reserve liabilities and the affiliated party cost sharing agreement were calculated for the entire calendar year. Also, the change in future policy benefit liabilities were significantly lower for the fourth quarter 1998 which reflects many factors such as the seasonality of Lincoln Heritage's business.

                            LINCOLN HERITAGE CORPORATION

                    UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                                                             SEPTEMBER 30,
                                                                                  1999
                                                                             -------------
ASSETS

Fixed maturities available-for-sale at fair value
   (amortized cost $80,186,103)                                               $ 71,076,038
   Equity securities at fair value (amortized cost $6,687,997)                   5,216,974
Policyholder loans                                                              21,973,465
Cash and cash equivalents                                                       25,695,254
                                                                              ------------
      Total cash and investments                                               123,961,731

Accrued investment income                                                          658,919
Accounts receivable from related party                                           1,993,625
Funds withheld by ceding company                                                   534,362
Deferred policy acquisition costs, net                                          19,750,731
Fixed assets, net                                                                1,447,980
Cost of policies acquired, net                                                   3,050,297
Goodwill, net                                                                    1,358,017
Deferred tax assets, net                                                         6,037,392
Other assets                                                                       702,995
                                                                              ------------
      Total                                                                   $159,496,049
                                                                              ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Policy liabilities:
   Future policy benefits                                                     $114,331,574
   Policyholder deposits                                                        39,287,982
   Claims and benefits payable                                                     500,000
   Premiums received in advance                                                    739,079
                                                                              ------------
      Total policy liabilities                                                 154,858,635

Income tax payable                                                                  35,800
Accounts payable and accrued expenses                                              280,624
Other liabilities                                                                1,148,322
                                                                              ------------
      Total liabilities                                                        156,323,381

SHAREHOLDERS' EQUITY:

Preferred stock ($.01 par value; 1,000,000 shares authorized,
   none issued)                                                                          -
Common stock ($.01 par value; 10,000,000 shares authorized,
   4,532,134 shares issued and outstanding)                                         45,321
Additional paid-in capital                                                       4,977,732
Retained earnings                                                                5,214,474
Accumulated other comprehensive loss                                            (7,064,859)
                                                                              ------------
      Total shareholders' equity                                                 3,172,668
                                                                              ------------

      Total                                                                   $159,496,049
                                                                              ============

          The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                          LINCOLN HERITAGE CORPORATION

                            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED            NINE MONTHS ENDED
                                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                                       --------------------------    --------------------------
                                                           1998           1999           1998           1999
                                                       -----------    -----------    -----------    -----------
REVENUES

Life premiums                                          $10,897,591    $12,337,243    $31,630,543    $33,357,696
Net investment income                                    2,840,302      2,372,410      7,673,251      7,526,920
Realized investment gains (losses), net                    442,905       (701,693)     1,511,108        153,002
Other revenue                                               65,065         40,674        212,931        173,182
                                                       -----------    -----------    -----------    -----------
   Total revenues                                       14,245,863     14,048,634     41,027,833     41,210,800

BENEFITS AND EXPENSES

Death benefits                                           4,045,996      3,953,820     12,335,933     13,509,901
Surrender benefits                                       1,088,746        114,469      1,567,331      1,003,985
Increase in future policy benefits                       3,974,317      4,781,027     12,382,365     10,130,252
Interest paid on policyholder deposits                     685,143        853,317      1,467,826      1,561,942
Commissions                                              4,875,589      4,913,278     11,811,695     12,755,692
General expenses                                         1,814,236      2,290,050      5,158,001      7,182,262
General expenses reimbursed by related party              (751,854)      (671,173)    (2,066,886)    (2,063,913)
Taxes, licenses and fees                                   243,620        102,274        661,468        731,583
Amortization of cost of policies purchased                  49,430         20,198        623,003        658,362
Change in deferred acquisition costs, net               (1,057,320)    (1,890,855)    (2,206,954)    (2,869,253)
                                                       -----------    -----------    -----------    -----------
   Total benefits and expenses                          14,966,903     14,466,405     41,733,782     42,600,813

LOSS BEFORE FEDERAL INCOME TAXES                          (722,044)      (417,771)      (705,949)    (1,390,013)


Income tax benefits                                       (208,743)             -       (204,019)      (330,563)
                                                       -----------    -----------    -----------    -----------

NET LOSS                                               $  (513,297)   $  (417,771)   $  (501,930)   $(1,059,450)
                                                       ===========    ===========    ===========    ===========

Basic loss per share                                   $     (0.13)   $     (0.09)   $     (0.13)   $     (0.23)
                                                       ===========    ===========    ===========    ===========

Diluted loss per share                                 $     (0.13)   $     (0.09)   $     (0.13)   $     (0.23)
                                                       ===========    ===========    ===========    ===========

Weighted average shares outstanding:

Basic                                                    4,000,000      4,523,474      4,000,000      4,523,474
Diluted                                                  4,000,000      4,523,474      4,000,000      4,523,474





    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                              LINCOLN HERITAGE CORPORATION

                                     UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
                                      SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                                 ACCUMULATED
                                                                                    ADDITIONAL      OTHER
                                                                        COMMON       PAID-IN    COMPREHENSIVE     RETAINED
                                                       TOTAL            STOCK        CAPITAL        (LOSS)        EARNINGS
                                                    -----------        -------     ----------   -------------   -----------
Balance, December 31, 1997                          $ 6,882,711        $10,000     $2,075,576    $   538,870    $ 4,258,265


Comprehensive loss, net of tax:

   Net loss                                            (501,930)             -              -              -       (501,930)
   Change in unrealized losses on
      available for sale and equity
      securities, net of applicable
      income tax benefit of $1,052,823               (2,043,715)             -              -     (2,043,715)             -
                                                    -----------

      Total comprehensive (loss)                     (2,545,645)             -              -              -              -
                                                    -----------

Transfer to common stock in
   Connection with stock split and
   Stock divided                                              -         30,000        (30,000)             -              -

Effect of stock options granted under stock
option plans, net of applicable income
tax effect of $58,550                                   113,560              -        113,560              -              -
                                                    -----------        -------     ----------    -----------    -----------


Balance, September 30, 1998                         $ 4,450,626        $40,000     $2,159,136    $(1,504,845)   $ 3,756,335
                                                    ===========        =======     ==========    ===========    ===========


Balance December 31, 1998                           $ 8,814,562        $45,200     $4,734,350    $(2,238,912)   $ 6,273,924


Comprehensive income, net of tax:

   Net loss                                          (1,059,450)             -              -              -     (1,059,450)
   Change in unrealized losses on
      available for sale and equity
      securities, net of applicable
      income tax benefit of $2,486,094               (4,825,947)             -              -     (4,825,947)             -
                                                    -----------

      Total comprehensive (loss)                     (5,885,397)             -              -              -              -
                                                    -----------

Issuance of shares for stock options                     45,503            121         45,382              -              -

Effect of stock options granted under stock
   option plan, net of applicable income
   tax effect of $102,000                               198,000              -        198,000              -              -
                                                    -----------        -------     ----------    -----------    -----------


Balance, September 30, 1999                         $ 3,172,668        $45,321     $4,977,732    $(7,064,859)   $ 5,214,474
                                                    ===========        =======     ==========    ===========    ===========

         The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                                LINCOLN HERITAGE CORPORATION

                 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                                                             1998           1999
                                                                        ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                                             $   (501,930)  $ (1,059,450)
   Adjustments to reconcile net income to cash
   used in operating activities:
      Realized investment gains                                           (1,511,108)      (153,001)
      Accretion of discount on investments                                (1,170,911)      (265,077)
      Depreciation and amortization                                          809,440        926,630
      Deferred income taxes                                                 (163,096)      (321,060)
      Stock options                                                          172,060        300,000
      Accrued investment income                                              (74,344)      (195,303)
      Accounts receivable from related parties                            (1,272,522)      (457,699)
      Funds withheld by ceding company                                             -         (7,928)
      Deferred acquisition costs                                          (2,206,954)    (2,869,253)
      Other assets                                                          (810,946)       301,123
      Future policy benefits and deposit funds                             3,333,775      2,254,768
      Claims and benefits payable                                           (300,000)      (150,000)
      Premiums received in advance                                            32,117        329,142
      Federal income tax payable                                          (1,975,165)       (14,000)
      Accounts payable and accrued expenses                                  (16,223)      (375,465)
      Accounts payable to related party                                      162,327       (163,292)
      Other liabilities                                                     (122,570)      (690,723)
                                                                        ------------   ------------
         Net cash used in operating activities                            (5,616,050)    (2,610,588)
                                                                        ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Proceeds from sales of available-for-sale investments                 223,824,091     53,429,486
   Purchases of available for sale investments                          (230,933,520)   (63,513,214)
   Policyholder loans, net                                                (3,559,578)    (4,716,343)
   Purchase of fixed assets                                                 (607,593)      (442,363)
   Acquisition of subsidiary                                              (5,066,809)             -
   Other, net                                                               (897,133)      (321,764)
                                                                        ------------   ------------
      Net cash used in investing activities                              (17,240,542)   (15,564,198)
                                                                        ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Issuance of shares for stock options                                            -         45,503
                                                                        ------------   ------------
   Net cash provided by financing activities                                       -         45,503
                                                                        ------------   ------------

NET DECREASE IN CASH AND
   CASH EQUIVALENTS                                                      (22,856,592)   (18,129,283)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            62,667,707     43,824,537
                                                                        ------------   ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                $ 39,811,115   $ 25,695,254
                                                                        ============   ============

SUPPLEMENTAL CASH FLOW INFORMATION
   Federal income taxes paid                                            $  1,975,165   $          -
                                                                        ============   ============

                 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                    LINCOLN HERITAGE CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


NOTE 1.  BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements include the accounts of Lincoln Heritage and its direct and indirect wholly owned subsidiaries: Memorial Service Life Insurance Company, New Life Insurance Company, and Lincoln Memorial Life Insurance Company. These condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. All intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the current period presentation.

The accompanying condensed consolidated financial statements and notes thereto as of September 30, 1999 are unaudited and should be read in conjunction with Lincoln Heritage's audited financial statements included in Lincoln Heritage's Annual Report filed with the Securities and Exchange Commission for the year ended December 31, 1998. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly Lincoln Heritage's financial position, results of operations and cash flows as of September 30, 1999 and for the three and nine months ended September 30, 1999 and 1998 respectively. The results for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending
December 31, 1999.

NOTE 2.  STOCK SPLITS AND EARNINGS PER SHARE

On April 6, 1998, Lincoln Heritage effected a 3.2-for-1 stock split, in the form of a stock dividend, and on August 18, 1998, Lincoln Heritage declared and paid a 25% stock dividend. The earnings per share of Lincoln Heritage for all periods presented have been computed as if these stock splits and dividends occurred at January 1, 1998. The diluted earnings per share is computed using the treasury stock method unless the effect is anti-dilutive.

NOTE 3.  INVESTMENTS

In the nine month period ended September 30, 1999, Lincoln Heritage recognized losses for declines in market value associated with Lincoln Heritage's investment in Autobond Acceptance Corporation ("Autobond"). Management believes that the decline in market value is other than temporary and due to reasons other than market fluctuations and has recognized losses of $578,000 and $3.2 million for the three and nine months ended September 30, 1999, respectively. These recognized losses reduced the Company's total investment in Autobond to $98,000 as of September 30, 1999.

                LINCOLN HERITAGE CORPORATION

   NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     The amortized cost and estimated fair value of fixed maturity and equity securities available-for-sale as of September 30, 1999, are as follows:

                                                                     GROSS          GROSS         ESTIMATED
                                                     AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                                       COST          GAINS          LOSSES          VALUE
                                                       ----          -----          ------          -----
Fixed maturity securities
      Corporate bonds                               $15,035,512     $191,075    $ (1,367,906)    $13,858,681
      Mortgage backed securities                     48,755,173       72,493      (6,483,011)     42,344,655
      U.S. government                                16,395,418      118,653      (1,641,369)     14,872,702
                                                    -----------     --------    ------------     -----------
            Total fixed maturity securities          80,186,103      382,221      (9,492,286)     71,076,038

Equity securities                                     6,687,997       86,935      (1,557,958)      5,216,974
                                                    -----------     --------    ------------     -----------

      Total                                         $86,874,100     $469,156    $(11,050,244)    $76,293,012
                                                    ===========     ========    ============     ===========

NOTE 4.  SUBSEQUENT EVENTS

     On October 15, 1999, the Company purchased all of the outstanding shares of capital stock of Funeral Security Life Insurance Company for $5.0 million. As of such date, Funeral Security Life Insurance had approximately $31 million in assets and $30 million in liabilities. The acquisition will be accounted for using the purchase method.

     On October 28, 1999, the Company completed the sale of its insurance subsidiary, New Life Insurance Company for approximately
$5 million. Since all of the business of New Life Insurance Company is reinsured by another of the Company's insurance subsidiaries, the sale of New Life Insurance is not expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

     Lincoln Heritage has recently entered into an agreement to purchase all the outstanding shares of an insurance company for estimated purchase price of approximately $10 million. Pursuant to the agreement, the actual purchase price will be based upon, among other items, an adjusted value of stockholder's equity of the aquiree. The acquiree's insurance operations consists of a closed block of life and annuity policies. The acquiree has approximately $35.5 million in assets and $32.0 million in liabilities as of September 30, 1999.
The completion of the purchase is subject to regulatory approval.

                    INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of Forever Enterprises, Inc.
Saint Louis, Missouri


We have audited the accompanying balance sheet of Forever Enterprises, Inc. (a Missouri corporation and wholly-owned subsidiary of National Heritage Enterprises, Inc.) and subsidiaries as of December 31, 1998, and the related statement of operations, retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forever Enterprises, Inc. and subsidiaries as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ Rosenthal, Packman & Co., P.C.




Saint Louis, Missouri

December 22, 1999

                                       FOREVER ENTERPRISES, INC.
                                      CONSOLIDATED BALANCE SHEETS
                                                ASSETS
                                                ------
                                                                       DECEMBER 31,              DECEMBER 31,
                                                                          1998                      1997
                                                                       ------------              ------------
                                                                                                 (UNAUDITED)
Cash                                                                   $   15,528                 $        0
Accounts receivable                                                     2,366,232                  2,116,278
Inventory                                                                 431,460                    389,998
Other                                                                      30,000                          0
                                                                       ----------                 ----------
                                                                        2,843,220                  2,506,276
                                                                       ----------                 ----------

Cemetery property, net                                                  2,159,621                  2,116,518
Property and equipment, net                                             2,881,077                  1,695,971
Accounts receivable - Hollywood Forever, Inc.                             992,589                          0
Investment in Hollywood Forever, Inc. - equity basis                       90,000                          0
Accounts receivable, affiliate                                                  0                  1,024,060
Preneed CSA trust assets                                                  601,415                    550,797
Deferred preneed expenses                                                  14,306                     58,650
Deferred software development costs, net                                  301,980                    184,523
Other                                                                      43,212                     46,824
                                                                       ----------                 ----------
                                                                        7,084,200                  5,677,343
                                                                       ----------                 ----------

Total Assets                                                           $9,927,420                 $8,183,619
                                                                       ==========                 ==========
                                  LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Accounts payable                                                       $  470,349                 $  196,048
Other current liabilities                                                 270,694                    404,858
                                                                       ----------                 ----------
                                                                          741,043                    600,906
                                                                       ----------                 ----------

Note payable                                                            2,464,590                  1,322,227
Accounts payable, affiliate                                               397,943                          0
Deferred preneed revenues                                               3,294,164                  3,201,371
Other liabilities                                                          28,319                          0
                                                                       ----------                 ----------
                                                                        6,185,016                  4,523,598
                                                                       ----------                 ----------
Total Liabilities                                                       6,926,059                  5,124,504

Shareholder's Equity:
Common stock                                                                1,000                      1,000
Paid in capital                                                         2,000,000                  2,000,000
Retained earnings                                                       1,000,361                  1,058,115
                                                                       ----------                 ----------
Total Shareholder's Equity                                              3,001,361                  3,059,115
                                                                       ----------                 ----------

Total Liabilities and Shareholder's Equity                             $9,927,420                 $8,183,619
                                                                       ==========                 ==========
                                        See accountants' audit report.
                    The notes are an integral part of the consolidated financial statements.

                              F-33

                                          FOREVER ENTERPRISES, INC.
                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                               FOR THE YEAR ENDED
                                                          --------------------------------------------------------------
                                                          DECEMBER 31,             DECEMBER 31,             DECEMBER 31,
                                                             1998                     1997                     1996
                                                          ------------             ------------             ------------
                                                                                                (UNAUDITED)
Sales                                                     $ 2,150,577              $1,622,356               $ 981,559

      Cost of sales                                          (712,238)               (338,763)               (207,676)
                                                          -----------              ----------               ---------

Gross profit                                                1,438,339               1,283,593                 773,883
                                                          -----------              ----------               ---------

      Selling, general and administrative                  (1,827,143)               (956,112)               (873,111)

      Interest expense                                       (133,346)               (159,459)               (173,898)

      Other income                                            283,210                 121,031                  94,256
                                                          -----------              ----------               ---------

Net income (loss) before income taxes                     $  (238,940)             $  289,053               $(178,870)

      Current income tax benefit                               82,120                       0                       0
                                                          -----------              ----------               ---------

Net income (loss)                                         $  (156,820)             $  289,053               $(178,870)
                                                          ===========              ==========               =========

                                        See accountants' audit report.
                    The notes are an integral part of the consolidated financial statements.

                                           FOREVER ENTERPRISES, INC.
                                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                                          DECEMBER 31,            DECEMBER 31,            DECEMBER 31,
                                                              1998                    1997                    1996
                                                          ------------            ------------            ------------
                                                                                              (UNAUDITED)
Common stock:
      Balance at beginning and end of year                 $    1,000              $    1,000              $    1,000
                                                           ----------              ----------              ----------

Additional paid-in-capital:
      Balance at beginning and end of year                  2,000,000               2,000,000               2,000,000
                                                           ----------              ----------              ----------

Retained earnings:
     Balance at beginning of year                           1,058,115                 769,062                 947,932
     Prior period adjustment                                   99,066                       0                       0
     Net income (loss)                                       (156,820)                289,053                (178,870)
                                                           ----------              ----------              ----------
     Balance at end of year                                 1,000,361               1,058,115                 769,062
                                                           ----------              ----------              ----------

Total shareholder's equity                                 $3,001,361              $3,059,115              $2,770,062
                                                           ==========              ==========              ==========

                                        See accountants' audit report.
                   The notes are an integral part of these consolidated financial statements.

                              F-35

                                        FOREVER ENTERPRISES, INC.
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                              FOR THE YEAR ENDED
                                                                -----------------------------------------------
                                                                DECEMBER 31,       DECEMBER 31,    DECEMBER 31,
                                                                   1998               1997            1996
                                                                ------------       ------------    ------------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
      Net (loss) income                                         $  (156,820)        $ 289,053      $   (178,870)

Adjustments to reconcile net (loss) income to net
cash provided by (used in) by operating activities:
      Depreciation                                                  140,975            91,916           117,044
      Amortization                                                  150,989           207,007            98,934
      Changes in operating assets and liabilities:
            Accounts receivable                                    (199,954)            5,796           690,911
            Inventories                                             (41,462)         (374,089)          (25,404)
            Trust assets                                            (50,618)              463                 0
            Deferred expense                                         44,344           188,667           128,995
            Other assets                                            (26,389)            3,335            10,760
            Accounts payable                                        324,300            42,415          (383,657)
            Deferred revenues                                        92,793           (23,577)                0
            Other liabilities                                        (5,845)          183,354           (41,101)
                                                                -----------         ---------      ------------
Total cash provided by operating activities                         272,313           614,340           417,612
                                                                -----------         ---------      ------------

Cash flows from investing activities:
      Increase in fixed assets                                   (1,279,184)          (86,251)                0
      Decrease in property and equipment                                  0                 0         5,304,734
      Increase in investments - Hollywood                           (90,000)                0                 0
      Increase in deferred software development costs              (362,806)         (184,523)                0
      Proceeds from sale of funeral homes                                 0                 0         8,383,000
                                                                -----------         ---------      ------------
Total cash provided by (used in) investing activities            (1,731,990)         (270,774)       13,687,734
                                                                -----------         ---------      ------------

Cash flows from financing activities:
      Increase in accounts receivable                              (992,589)                0                 0
      Increase (decrease) in accounts payable from
         Affiliate                                                1,226,365          (317,735)       (4,597,157)
      Proceeds from debt                                          2,516,000                 0                 0
      Retirement/repayment of debt                               (1,373,637)         (133,332)       (1,125,848)
      Distribution of proceeds from sale                                  0                 0        (8,383,000)
                                                                -----------         ---------      ------------
Total cash provided by (used in) financing activities             1,376,139          (451,067)      (14,106,005)
                                                                -----------         ---------      ------------

Prior period adjustment                                              99,066                 0                 0
                                                                -----------         ---------      ------------

Net increase (decrease) in cash                                      15,528          (107,501)             (659)

Cash at beginning of year                                                 0           107,501           108,160
                                                                -----------         ---------      ------------

Cash at end of year                                             $    15,528         $       0      $    107,501
                                                                ===========         =========      ============
                                    See accountants' audit report.
               The notes are an integral part of the consolidated financial statements.

                    FOREVER ENTERPRISES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1998


NOTE 1 - BUSINESS:
------------------

Forever Enterprises, Inc. (a wholly-owned subsidiary of National Heritage Enterprises, Inc. (NHE)) owns Mason Securities Association, Inc. (Mason), Forever Memorial, Inc. and owns 45% of Hollywood Forever, Inc. (owner of Hollywood Forever Cemetery). Forever Enterprises, Inc. (the Company) also owns, and leases to Service Corporation International, Incorporated, Pfitzinger funeral home located in Kirkwood, Missouri. Mason owns and operates Bellerive Cemetery (Bellerive) and the Cremation Society of St. Louis.

Bellerive is a non-denominational cemetery with a mausoleum located on 45 acres of land in Creve Coeur, Missouri (west St. Louis County). The Cremation Society is an association that provides for cremations in conjunction with Bellerive. Hollywood Forever Cemetery is a 62 acre cemetery located in Los Angeles, California. Forever Memorial is a company that creates personal biographies of individuals using audio, video and other techniques. Forever Memorial customers primarily come from several cemeteries that work with Forever Memorial in marketing and distribution of the personal biographies. Once a biography is created, it will be perpetually preserved on the Company's computer network. Present loved ones and future generations can view the personal biographies at the Company's audio/video display kiosks installed at cemeteries.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------------

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Mason Securities Association, Inc. and Forever Memorial, Inc. The consolidated financial statements also include the investment in Hollywood Forever, Inc. carried on the equity basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Accounts receivable

Balance consists of receivables from cemetery customers who had pre-purchased cemetery property and merchandise and are paying the balance in installment payments. Customers who purchase cemetery property and merchandise on an at-need basis must pay the entire purchase amount at the time of sale.

                     FOREVER ENTERPRISES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1998

Prior Period Adjustment

The prior period adjustment to retained earnings was the result of a correction of an error in inventory costing for the mausoleum.

Concentrations of Credit

The Company had accounts receivable of $2,366,232 from numerous individual customers at December 31, 1998. The largest individual balance at December 31, 1998 was $40,312 or 1.7% of the total balance. The credit risk associated with these customers is generally considered minimal because of the wide dispersion of the customers served. Procedures are in place to monitor delinquent accounts.

Cemetery Property and Mausoleum

Cemetery property consists of developed and undeveloped cemetery property and is valued at cost. Repairs and maintenance are charged to expense as incurred whereas major improvements are capitalized. Cemetery property is expensed as sales of cemetery plots occur. Mausoleum inventory is the cost of unsold mausoleum crypts and niches. Mausoleum inventories are expensed as sales of crypts and niches occur. A portion of the cost of the mausoleum is included in buildings in the accompanying financial statements and is being depreciated over the useful life of the mausoleum. See additional discussion of depreciation below.

Long-lived Assets

The Company periodically reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows attributable to the asset is less than the asset's carrying amount. The Company has not identified any such impairment loss.

Depreciation

Property and equipment are being depreciated using the straight-line method over the estimated useful lives of the various classes of assets that range from 3 to 30 years. As of December 31, 1998 and 1997, accumulated depreciation was $395,984 and $225,321, respectively. Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $140,975, $91,916 and $117,044, respectively. Repairs and maintenance are charged to expense as incurred whereas major replacements are capitalized.

Preneed CSA Trust

The value of the insurance policies in trust is the actuarial present value of the benefits to be received less the premiums to be paid (i.e., the reserve value of the policies).

                    FOREVER ENTERPRISES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1998

Deferred Preneed Expenses

Based on historical costs, a small portion of each premium paid into life insurance is booked to deferred expenses to offset actual cost of preneed services and are expensed at time of need.

Deferred Preneed Revenue

As each preneed contract is entered into by the Company, the face amount of the contract is posted to deferred revenue. At the time of need
(fulfillment of the contract) the Company takes into revenue the full amount of the contract.

Deferred Software Development Costs

The Company's Forever Memorial subsidiary has incurred $452,970 and $184,523 in costs to develop the software used to process and display the Forever biographies for the years ended December 31, 1998 and 1997, respectively. Such costs have been deferred and are being amortized over the useful life of the software. Total amortization expense for the year ended December 31, 1998 was $150,989.

Revenue/Expense Recognition

Cemetery property and merchandise sales are recorded at the time of a completed sales contract. Costs related to such sales are charged to operations at the time the sale is recorded. Costs related to merchandise are based on actual costs incurred or estimated based on future costs to purchase the merchandise. For sales of preneed merchandise, a corresponding liability is recorded representing the cemetery's obligation to purchase the merchandise at the time of need. At December 31, 1998, the liability representing such merchandise is $75,000 and is included in other current liabilities in the accompanying financial statements.

Funds from the sale of preneed interments and cremation services are placed in trust and are used to pay premiums on life insurance policies issued by an affiliated life insurance company. Unperformed interment right obligations and cremation services are not included in the accompanying financial statements. For the year ended December 31, 1998 the Company sold $277,262 in such preneed interment rights and cremation services.

A large portion of the insurance policies held in trust include insurance policies on price guaranteed prearranged funeral services entered into prior to the Company's sale of its funeral homes in 1996. The total face amount of insurance policies purchased and held in trust approximated $3.3 million at December 31, 1998.

Other Income

For the year ended December 31, 1998 other income is primarily composed of rents received from Pfitzinger Funeral Home of $54,000, interest income of $71,000 generated by the perpetual care trust, interest income of $60,000 generated by Hollywood Forever, Inc. notes receivable and intercompany commissions of $94,000 from Forever Memorial, Inc.

                    FOREVER ENTERPRISES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1998

Perpetual Care

A portion of the sales from cemetery property is required by state law to be paid into perpetual care trust funds. In accordance with state laws, the Company remits amounts to the perpetual care trust after the sale is paid in full. Therefore, the Company records a liability for amounts to be remitted when contracts are to be paid in full. Such liability was $192,628 and $111,363 for the years ended December 31, 1998 and 1997, respectively, and was recorded in other current liabilities in the accompanying financial statements. Interest income from such perpetual care trust funds is recognized as other revenue in the accompanying financial statements and is intended to defray ongoing maintenance costs. Interest income from the trust was approximately $71,000 for the year ended December 31, 1998. The fair value of the Company's perpetual care trust for the years ended December 31, 1998 and 1997 was $882,145 and $845,136, respectively. The principal of the trust cannot be withdrawn and accordingly, is not included in the accompanying financial statements.

Comprehensive Income

The components of comprehensive income that are excluded from net income are not significant, individually or in the aggregate, therefore, no separate statement of comprehensive income has been prepared.

Income Taxes

The Company does not file its own tax return. The Company's income and expenses are included as a part of the consolidated return filed by the parent company, NHE. The current income tax benefit for the year ended December 31, 1998 was $82,120 and has been posted as a receivable from NHE.


NOTE 3 - ACQUISITION AND DISPOSITIONS:

On April 3, 1998 the Company assisted in the formation of Hollywood Forever, Inc. (Hollywood Forever). Hollywood Forever is a company in which the Company has a 45% interest. On April 6, 1998 Hollywood Forever acquired Hollywood Memorial Park Cemetery in Los Angeles, California. Upon acquisition, the cemetery's name was changed to Hollywood Forever Cemetery. The acquisition was accounted for using the purchase method of accounting. The total purchase price, including acquisition costs, of Hollywood Forever Cemetery, including the portion not owned by the Company, was $589,842.
The Company's portion of the purchase price was financed through a note payable to NHE, the Company's parent. See Note 10 for supplemental financial information on Hollywood Forever, Inc.

                  FOREVER ENTERPRISES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEAR ENDED DECEMBER 31, 1998


NOTE 4 - PROPERTY AND EQUIPMENT:

Property and equipment at December 31, 1998 and 1997 are comprised of the following:

                                                                    1998              1997
                                                                 ----------        ----------
      Land                                                       $  500,000        $  500,000
      Buildings                                                   2,117,236         1,210,488
      Automobiles                                                    44,202            21,700
      A/V Equipment                                                 202,880                 0
      Computer Equipment                                            190,668                 0
      Furniture and Fixtures                                         56,276            14,488
      Machinery and Equipment                                       139,141           204,616
      Software                                                       26,658                 0
            Accumulated Depreciation                               (395,984)         (255,320)
                                                                 ----------        ----------
      Total Property and Equipment, net                          $2,881,077        $1,695,972
                                                                 ==========        ==========

NOTE 5 - FINANCING:

In January of 1998, the Company entered into a new financing agreement with Allegiant Bank, whereby the Company executed a five year renewable note payable with Allegiant Bank for $2,250,000. Approximately $1,350,000 of the note proceeds went to repay the previous note payable to the former owners of Bellerive. The balance outstanding and the current portion due on the note at December 31, 1998 are $2,198,590 and $56,088 respectively. Principal payments of $4,674 are paid monthly along with interest at the "corporate market" interest rate (rate was 8.0% per annum at December 31, 1998). The "corporate market" interest rate is based upon an index developed by Allegiant Bank.

The Company also has a $250,000 revolving line of credit from Allegiant Bank at rates similar to the primary credit agreement discussed above. The current balance outstanding is $200,000 at December 31, 1998. This line of credit is renewable on a yearly basis subject to Allegiant Bank's discretion.


NOTE 6 - LEASE COMMITMENTS:

The Company leases certain computer and other equipment under non-cancelable lease agreements. These agreements extend for a period of 36 to 60 months and contain purchase or renewable options. Because it is generally the Company's intention to enter into new leases at the end of the lease periods, such leases are recorded as operating leases in the accompanying financial statements. In addition, the Company has also entered into non-cancelable leases recorded as capital leases.

                  FOREVER ENTERPRISES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEAR ENDED DECEMBER 31, 1998

NOTE 6 - LEASE COMMITMENTS: (CONTINUED)

Minimum lease payments under long-term capital and operating leases at December 31, 1998 are as follows:

                               Operating          Capital
1999                             47,189             8,512
2000                             39,998             5,305
2001                             20,304             3,094
                               --------           -------
                               $107,491           $16,911
                               ========           =======

Rent expense under all operating leases for the years ended December 31, 1998, 1997 and 1996 were approximately $36,424, $16,455 and $22,733, respectively.

NOTE 7 - RELATED PARTIES:

National Heritage Enterprises, Inc. (NHE) charges the Company a portion of the rent and utility costs of the leased office space at 10 South Brentwood Boulevard. Such costs, which are included in selling, general and administrative expenses in the accompanying financial statements, approximated $137,000 for the year ended December 31, 1998.

The Company's wholly-owned subsidiary Forever Memorial, Inc. engages in intercompany sales transactions. Bellerive sells products produced by Forever Memorial through their cemetery operations. Bellerive remits such sales amounts to Forever Memorial in exchange for a commission payment of 35% of the net sales amount. Additionally, Forever Memorial sells products directly at Bellerive and pays Bellerive a commission of 20% on such sales.

Sales amounts recorded by Bellerive and remitted to Forever Memorial totaled $250,000 for the year ended December 31, 1998. Forever Memorial sold $40,000 in products directly at Bellerive and paid total commissions to Bellerive of $93,878 for the year ended December 31, 1998. Bellerive records such commissions as other income and Forever Memorial records such commissions as cost of sales in the accompanying financial statements.
All intercompany transactions have been eliminated in the accompanying financial statements with the exception of the commissions paid from Forever Memorial to Bellerive, reflected as other income, and the corresponding cost of sales recorded in Forever Memorial's accounts. Such intercompany transactions have no net effect on the financial statements.

The Company sells preneed interment rights and cremation services and funds such obligations through the purchase of life insurance policies from Lincoln Memorial Life Insurance Company (Lincoln), an affiliate of the Company. Total premiums paid to Lincoln for the years ended December 31, 1998, 1997 and 1996 were $168,086, $188,204 and $303,943, respectively.

At December 31, 1998 and 1997, the Company had payables to affiliated companies of $397,943 and receivables of $1,024,060, respectively.

                       FOREVER ENTERPRISES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE YEAR ENDED DECEMBER 31, 1998


NOTE 8 - RETIREMENT PLANS:

The Company offers all of its employees who meet certain eligibility requirements a retirement savings plan (the Plan) under Section 401(k) of the Internal Revenue Code. Each employee may elect to enter into a written salary deferral agreement under which an employee makes contributions to the Plan.

NOTE 9 - SUBSEQUENT EVENTS:

On April 22, 1999 the Company undertook the construction of an office building at the Bellerive location. The building contract is for a sum of $294,708. The building was approximately 80% complete at the end of our field work.

On November 15, 1999 the Company purchased the assets of a Kansas City, Missouri cemetery now known as Mount Washington Forever, Inc. The cost to the Company was $1,200,000.

On December 9, 1999 the Company acquired all of the stock ownership interest of Dartmont Finance Corporation's subsidiary, Dartmont Investment, Inc., in Hollywood Forever, Inc. (45%). Total cost to the Company will be $2,927,830.

NOTE 10 - HOLLYWOOD FOREVER FINANCIAL INFORMATION:

Forever Enterprises, Inc. - 45%, Dartmont Investment, Inc. - 45% and Odessa Group, L.L.C. - 10%, own Hollywood Forever, Inc. The investment in Hollywood Forever, Inc. is accounted for using the equity method on the Company's accompanying financial statements. The following is the Hollywood Forever balance sheet as of December 31, 1998 and the related statement of operations for the period ending December 31, 1998. These statements were not within the scope of our audit, and therefore, we do not express an opinion on them.

                                          Hollywood Forever, Inc.
                                               Balance Sheet
                                             December 31, 1998
Assets                                                     Liabilities and Equity
------                                                     ----------------------
Cash                                      $   61,462       Accounts payable and
Trade accounts receivable, net               212,799         other current liabilities               $  116,087
                                          ----------
   Total current assets                      274,261

Developed cemetery land and
   improvements                            1,052,996       Obligations under capital lease              120,371
Buildings and improvements                   786,792       Accounts payable to affiliates             1,982,549
Machinery and computer                                     Other long-term liabilities                  258,162
   equipment                                 237,631                                                 ----------
Furniture and fixtures                        93,883         Total long term liabilities              2,361,082
Accumulated depreciation                     (21,550)
                                          ----------       Paid in capital                              200,000
   Total fixed assets                      2,149,752       Retained deficit                            (253,156)
                                                                                                     ----------
                                                              Total stockholders' equity                (53,156)

Total Assets                              $2,424,013       Total Liabilities and Equity              $2,424,013
                                          ==========                                                 ==========

                              F-43

                 FOREVER ENTERPRISES, INC.
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEAR ENDED DECEMBER 31, 1998


NOTE 10 - HOLLYWOOD FOREVER FINANCIAL INFORMATION: (CONTINUED)

                        Hollywood Forever, Inc.
                       Statement of Operations
     Start of Operations - April 3, 1998 through December 31, 1998

Sales                                                            $1,219,062

  Cost of Sales                                                     187,425
                                                                 ----------

Gross Profit Margin                                               1,031,637

  Selling, general and administrative                             1,276,381

  Interest expense                                                   82,844

  Other (income) expense                                            (74,432)
                                                                 ----------

Net Income (Loss)                                                $ (253,156)
                                                                 ==========

                              F-44

                                  FOREVER ENTERPRISES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                           ASSETS

                                                                                 SEPTEMBER 30,
                                                                                     1999
                                                                                 -------------
Cash                                                                              $    16,844
Accounts receivable, net                                                            2,672,241
Inventory                                                                             378,107
Other                                                                                  30,000
                                                                                  -----------
                                                                                    3,097,192
                                                                                  -----------

Cemetery property, net                                                              2,132,990
Property and equipment, net                                                         2,857,589
Accounts receivable - Hollywood Forever, Inc.                                       1,164,589
Investment in Hollywood Forever, Inc. - equity basis                                   90,000
Investment in National Heritage Enterprises                                         2,000,000
Preneed CSA trust assets                                                              672,389
Deferred preneed expenses                                                             129,210
Deferred software development costs, net                                              171,813
Other                                                                                  40,816
                                                                                  -----------
                                                                                    9,259,396
                                                                                  -----------

Total Assets                                                                      $12,356,588
                                                                                  ===========

                        LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Accounts payable                                                                  $   222,131
Other current liabilities                                                             501,715
                                                                                  -----------
                                                                                      723,846
                                                                                  -----------

Long-term note payable                                                              2,442,309
Deferred preneed revenues                                                           3,519,329
Other long-term liabilities                                                            52,203
                                                                                  -----------
                                                                                    6,013,841
                                                                                  -----------
Total liabilities                                                                   6,737,687

Shareholder's Equity:
Common stock ($0 par; authorized 30,000 shares; issued
      14,222; outstanding 10,648 shares)                                                1,000
Paid-in capital                                                                     4,604,204
Retained earnings                                                                   1,013,697

                                                                                  -----------
Total Shareholder's Equity                                                          5,618,901
                                                                                  -----------

Total Liabilities and Shareholder's Equity                                        $12,356,588
                                                                                  ===========

    The notes are an integral part of these condensed consolidated financial statements.

                              F-45

                                 FOREVER ENTERPRISES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                                              FOR THE NINE MONTHS ENDED
                                                         -------------------------------------
                                                         SEPTEMBER 30,           SEPTEMBER 30,
                                                             1999                    1998
                                                         -------------           -------------
Sales                                                     $ 2,064,886             $ 1,363,832

     Cost of sales                                           (462,730)               (301,513)
                                                          -----------             -----------

Gross profit                                                1,602,156               1,062,319
                                                          -----------             -----------

     Selling, general and administrative                   (1,657,624)             (1,308,863)

     Interest expense                                        (143,257)               (138,263)

     Other income                                             212,061                 110,364
                                                          -----------             -----------

Net income (loss)                                         $    13,336             $  (274,443)
                                                          ===========             ===========

     The notes are an integral part of these condensed consolidated financial statements.

                                        FOREVER ENTERPRISES, INC.
                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                 FOR THE NINE MONTHS ENDED
                                                                           ------------------------------------
                                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                                               1999                   1998
                                                                           -------------          -------------
Cash flows from operating activities:

     Net income (loss)                                                      $    13,336            $  (274,443)

Adjustments to reconcile net loss to net cash provided by operating activities

     Depreciation and amortization                                              110,439                292,594
     (Increase) decrease in:
             Accounts receivable                                               (306,009)               (82,104)
             Inventories                                                         53,353                (65,517)
             Trust assets                                                       (70,974)                    --
             Deferred assets                                                   (114,904)                    --
             Other assets                                                         2,396                (37,718)
     Increase (decrease) in:
             Accounts payable                                                  (248,218)               367,208
             Deferred revenue                                                   225,165                     --
             Other liabilities                                                  254,905                 77,582
                                                                            -----------            -----------
Total cash provided by operating activities                                      49,656                277,602

Cash flows from investing activities:

Increase in property and equipment                                              (60,320)              (917,624)
Increase in investments - Hollywood Forever                                          --                (90,000)
Increase in deferred software development costs                                      --               (415,936)
                                                                            -----------            -----------
Total cash used in investing activities                                         (60,320)            (1,423,560)

Cash flows from financing activities:

Increase in accounts receivable-Hollywood Forever, Inc.                        (172,000)              (449,845)
Increase in investment in NHE                                                (2,000,000)                    --
Increase (decrease) in accounts payable, affiliate                             (397,943)               856,377
Capital contributions                                                         2,604,204                     --
Proceeds from note payable and line of credit                                    50,000              2,250,000
Repayment of notes payable                                                      (72,281)            (1,359,616)
                                                                            -----------            -----------
Total cash provided by financing activities                                      11,980              1,296,916
                                                                            -----------            -----------

Net increase in cash                                                              1,316                150,958

Cash at beginning of period                                                      15,528                     --
                                                                            -----------            -----------

Cash at end of period                                                       $    16,844            $   150,958
                                                                            ===========            ===========

        The notes are an integral part of these condensed consolidated financial statements.

                              F-47

                   FOREVER ENTERPRISES, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  SEPTEMBER 30, 1999 AND 1998


NOTE 1 - BUSINESS:
------------------

Forever Enterprises, Inc. (a wholly-owned subsidiary of National
Heritage Enterprises, Inc. (NHE), owns Mason Securities Association, Inc. (Mason), Forever Memorial, Inc. and owns 45% of Hollywood Forever, Inc. (owner of Hollywood Forever Cemetery). Forever Enterprises, Inc. (the Company) also owns, and leases to Service Corporation
International, Incorporated, Pfitzinger Funeral Home located in
Kirkwood, Missouri. Mason owns and operates Bellerive Cemetery
(Bellerive) and the Cremation Society of St. Louis.

Bellerive is a non-denominational cemetery with a mausoleum located on 45 acres of land in St. Louis, Missouri. The Cremation Society is an association that provides for cremations in conjunction with Bellerive. Hollywood Forever Cemetery is a 62-acre cemetery located in Los Angeles, California. Forever Memorial is a company that creates personal biographies of individuals using audio, video and other techniques. Forever Memorial customers primarily come from several cemeteries that work with Forever Memorial in marketing and distribution of the personal biographies. Once a biography is created, it will be perpetually preserved on the Company's computer network. Present loved ones and future generations can view the personal biographies at the Company's audio/video display kiosks installed at cemeteries.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------------

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Mason Securities Association, Inc. and Forever Memorial, Inc. The condensed consolidated financial statements also include the investment in Hollywood Forever, Inc. carried on the equity basis. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles. All intercompany transactions and balances have been eliminated.

The accompanying condensed consolidated financial statements and notes thereto as of September 30, 1999 are unaudited and should be read in conjunction with the Company's audited financial statements. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements, and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of September 30, 1999 and for the nine months ended September 30, 1999 and are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

NOTE 3 - FORGIVENESS OF NOTES
-----------------------------

As of June 30, 1999, the Company entered into an agreement with its affiliated companies whereby net amounts due from the Company totaling approximately $2.6 million were capitalized. In addition, NHE granted the Company a 10% interest in its common stock in exchange for approximately $2 million in amounts receivable by the Company. This amount is reflected in the balance sheet as an investment in affiliate.

NOTE 4 - SUBSEQUENT EVENTS
--------------------------

In November, 1999, Forever Enterprises acquired a cemetery property located in Independence, Missouri known as Mount Washington Cemetery for approximately $1.2 million.

In December, 1999, Forever Enterprises acquired an additional 45% of the issued and outstanding stock of Hollywood Forever, Inc. for approximately $2.9 million bringing the total interest in Hollywood Forever, Inc. to 90%.

                                                        ANNEX A
                                                        -------
                    [CROWN CAPITAL LETTERHEAD]






February 14, 2000

Board of Directors
Lincoln Heritage Corporation
1250 Capital of Texas Highway
Building 3, Suite 100
Austin, TX  78746

Members of the Board:

You have requested our opinion on the fairness, from a financial point of view, to Lincoln Heritage Corporation ("Purchaser") of the consideration to be paid by Purchaser in connection with the proposed purchase by Purchaser (the "Stock Purchase") of all of the issued and outstanding shares of capital stock of Forever Enterprises, Inc. ("FEI"), a wholly owned subsidiary of National Heritage Enterprises, Inc. ("Seller"), pursuant to the Stock Acquisition Agreement (the "Agreement") dated December 20, 1999. Pursuant to the terms of the Agreement, Purchaser will pay Seller a total purchase price of twelve million dollars ($12,000,000.00) (the "Purchase Price"). The Purchase Price will be paid by issuance and delivery to Seller of such number of shares of Purchaser's common stock, $0.01 par value ("Purchaser Common Stock"), equal to the quotient of the Purchase Price divided by the closing price of Purchaser's Common Stock on the Pacific Stock Exchange, on the market business day immediately preceding the closing date, provided that Purchaser shall not be obligated to issue more than 2,400,000 shares of Purchaser Common Stock.

In connection with rendering our opinion, we have reviewed certain publicly available information with respect to Purchaser and FEI and certain other financial information with respect to Purchaser and FEI, including financial forecasts, that were provided to us by Purchaser and FEI, respectively. We have discussed the past and current business operations and financial conditions of Purchaser and FEI as well as other matters we believe relevant to our inquiry required to consummate the Stock Purchase with certain officers and employees of Purchaser and FEI, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Purchaser and FEI, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the respective managements of Purchaser or FEI as to the future financial performance of Purchaser and FEI, respectively, and we express no view with respect to such forecasts or the assumptions on which they were based. We also have assumed that the Stock Purchase will be consummated in accordance with the terms of the Agreement. We have not made, obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Purchaser or FEI.

Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the trading range for the Purchaser Common Stock following the consummation of the Stock Purchase, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Purchaser's underlying business decision to effect the Stock Purchase. Our opinion is directed only to the fairness, from a financial point of view, of the Purchase Price to Purchaser and does not constitute a recommendation concerning how holders of Purchaser Common Stock should vote with respect to the transactions contemplated by the Agreement.

We have been engaged by the Board of Directors of Purchaser in connection with the purchase to prepare this opinion of fairness and will receive a fee for our services, which is not contingent upon consummation of the purchase. We have not previously rendered investment banking or financial advisory services to the Purchaser, Seller or their affiliates.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair to Purchaser from a financial point of view.

Very truly yours,

/s/ Crown Capital Corporation

Crown Capital Corporation

                                                           ANNEX B
                                                           -------

                    STOCK ACQUISITION AGREEMENT
                    ---------------------------

     THIS AGREEMENT ("Agreement") made and entered into this 20th day of December, 1999, by and between LINCOLN HERITAGE CORPORATION, a Texas corporation ("Purchaser"), and NATIONAL HERITAGE ENTERPRISES, INC., a Missouri corporation ("Seller").

     WHEREAS, Seller is the owner of 10,648 shares (the "Stock") of FOREVER ENTERPRISES, INC., a Missouri corporation ("Corporation"), constituting all of the issued and outstanding stock of the Corporation; and

     WHEREAS, Seller desires to sell the Stock to Purchaser as more particularly set forth below, and Purchaser desires to purchase the Stock upon the terms and conditions set forth herein.

     NOW, THEREFORE, for and in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1.   Sale of Stock.  Subject to the terms and conditions
          -------------
hereof, Seller shall sell, transfer, assign, convey and deliver to Purchaser on the Closing Date (defined in paragraph 8 hereof) the Stock, and Purchaser shall purchase from Seller the Stock free and clear and exclusive of any and all liabilities, obligations, liens, claims or encumbrances, whether absolute, accrued, contingent or otherwise.

     2.   Purchase Price and Method of Payment.  Purchaser shall pay
          ------------------------------------
to Seller a total purchase price of Twelve Million Dollars ($12,000,000.00) (the "Purchase Price"). The Purchase Price will be paid by issuance and delivery to Seller on the Closing Date of a number of shares of Purchaser's common stock, par value $.01 per share ("Purchaser Common Stock"), equal to the lesser of (i) 2,400,000 or (ii) the quotient of the Purchase Price divided by the closing price for Purchaser's stock on the Pacific Stock Exchange on the market business day immediately preceding the Closing Date.

     3.   Delivery of Stock.  On the Closing Date, Seller shall
          -----------------
endorse and deliver to Purchaser Certificate No. 30 representing all of the Stock. Seller shall do any and all other acts and execute and deliver any and all assignments or other documents as Purchaser may reasonably request in order to accomplish a complete transfer of the Stock as herein contemplated. Purchaser shall deliver a certificate evidencing the shares of Purchaser Common Stock issuable to Seller pursuant to paragraph 2 ("Purchaser Shares"), bearing restrictive legends.

     4.   Representations and Warranties of Seller.  Seller
          ----------------------------------------
covenants, represents and warrants to Purchaser as follows:

          4.1  Valid Corporation.  Seller is a corporation duly
               -----------------
organized, validly existing and in good standing under the laws of the State of Missouri.

          4.2  Corporate Authority.  Seller has full power and
               -------------------
authority from its Board of Directors and sole shareholder to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement and all other agreements herein contemplated to be executed in connection herewith by Seller have been duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise by Seller and contribute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

          4.3  Title to Stock.  The Stock constitutes all of the
               --------------
issued and outstanding stock of the Corporation. Seller is the holder and owner of record of all of the Stock. Except for the pledge of the Stock to Lincoln Memorial Life Insurance Company to secure a $4,000,000 loan to Corporation, all of said shares of Stock are free and clear and exclusive of any and all options, restrictions, liabilities, obligations, liens, claims or encumbrances, whether absolute, accrued, contingent or otherwise, and are not subject to restrictions with respect to transferability.

          4.4  Corporate Organization.  Corporation is duly
               ----------------------
organized, validly existing and in good standing under the laws of Missouri and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business in the manner in which such business is now conducted. Corporation has an authorized capital of thirty thousand (30,000) shares, no par value, of common stock, ten thousand six hundred forty-eight (10,648) shares of which are validly issued and outstanding, fully paid and non-assessable. There are no options, warrants, contracts or other obligations outstanding for the issuance or sale of additional shares. There are no preference shares, or other kinds or classes of securities of Corporation outstanding, and no warrants, options, contracts, rights of preemption or other obligations contingent or otherwise, for the issuance thereof.

          4.5  Corporate Subsidiaries.  Corporation has three
               ----------------------
wholly owned subsidiaries, Forever Memorial, Inc., a Missouri corporation, BDC Properties, Inc., a Missouri corporation, Mount Washington Forever, Inc., a Missouri corporation and Dartmont Investment, Inc., a Delaware corporation ("Dartmont") (sometimes collectively, referred to as "Corporate Subsidiaries"). The Corporate Subsidiaries are duly organized, validly existing and in good standing under the laws of Missouri. The Corporate Subsidiaries have all requisite power and authority (corporate and other) to own their properties and assets and to conduct their respective businesses in the manner in which such businesses are now being conducted. Forever Memorial is qualified to do business and in good standing in the States of California, Indiana, Kansas and New Jersey. Except as set forth in this Section 4.5, Corporation does not own any capital stock in any other corporation.

          4.6  Hollywood Forever.  Corporation directly or
               -----------------
indirectly through Dartmont, owns in the aggregate nine hundred (900) shares constituting ninety percent (90%) of the issued and outstanding stock of Hollywood Forever, Inc., a California corporation ("Hollywood"), free and clear of all liens and encumbrances other than those imposed by the Hollywood Cemetery Shareholders Agreement dated April 8, 1998 (a true and correct copy of which has been furnished to Purchaser). Hollywood is the record owner of that certain real property located in Hollywood, California known as the Hollywood Cemetery.

          4.7  Mason Securities Association.  Corporation owns all
               ----------------------------
of the beneficial ownership units in Mason Securities Association, a Missouri common law business trust ("Mason"), free and clear of all liens and encumbrances. Mason is the record owner of that certain real property located in Creve Coeur, Missouri known as the Bellerive Cemetery which is encumbered by an Allegiant Bank mortgage, the terms of which have been provided to Purchaser. (Hollywood, Mason and the Corporate Subsidiaries being sometimes referred to collectively herein as the "Subsidiaries").

          4.8  Assets and Liabilities of Corporation on the Closing
               ----------------------------------------------------
Date.  Corporation and its Subsidiaries shall have no liabilities other
----
than those disclosed on the consolidated

Closing Date balance sheet to be provided to Purchaser on the Closing Date ("Closing Date Balance Sheet"). Effective on or before the Closing Date, all intercorporate indebtedness of Corporation (net of intercorporate Corporation payables which shall be directly credited against intercorporate receivables) owed to Seller, National Prearranged Services, Inc. or any other affiliates shall be contributed to the capital of Corporation. In addition, in full satisfaction of the obligations of Seller to Corporation, on or before the Closing Date, Seller shall have issued thirty-three (33) shares of its voting common stock to Corporation, constituting ten percent (10%) of the then issued and outstanding shares of Seller.

          4.9  Tax Matters.  All tax returns and tax reports
               -----------
required to be filed with all appropriate governmental agencies have been duly and timely filed by Corporation and the Subsidiaries. All federal, state, city profits, earnings, franchise, sales, use, occupation, property, excise, social security, withholding, unemployment insurance or other taxes due and owing in connection with the operation of Corporation's or the Subsidiaries' respective businesses for any period ending on or before the Closing Date either have been i) paid by Seller, Corporation or the Subsidiaries, ii) will be paid by Seller at such time as the same may become due, or iii) will be properly reflected on the Closing Date Balance Sheet. Seller shall be solely responsible for the payment of any and all taxes, including all federal, state and local income and profit taxes which result from Corporation's and the Subsidiaries' respective businesses attributable to any period ending on or prior to the Closing Date, to the extent said tax liabilities have not been properly reflected on the Closing Date Balance Sheet. Neither Corporation nor any of the Subsidiaries have received any notice of any pending examination pertaining to, or claims for, taxes or assessments asserted against Corporation or any of the Subsidiaries by any taxing authority in respect of any period prior to the date hereof.

          4.10 Litigation, Compliance and Environmental Matters.
               ------------------------------------------------

               (a)  Litigation Pending or Threatened.  There is no
                    --------------------------------
action, suit, arbitration, proceeding, or grievance or investigation, pending or, to Seller's knowledge, threatened, before any court, tribunal, panel, master or governmental agency, authority or body to which Corporation or any of the Subsidiaries are subject.

               (b)  Violation of Law.  To the knowledge of Seller,
                    ----------------
Corporation and the Subsidiaries are not in violation of any provision of any law, statute, decree, order or regulation. Corporation and the Subsidiaries have all federal, state, local and foreign licenses, permits and other governmental authorizations required in the conduct of their respective businesses.

               (c)  Environmental Matters.  To the best of
                    ---------------------
Seller's knowledge, there are no toxic chemicals, toxic substances, asbestos or radioactive or hazardous waste or materials or other hazardous substances or underground storage tanks or other pollutants or environmentally regulated substances (collectively called "Pollutants") that have been used, generated, placed or stored on or beneath any real property currently or formerly used by Corporation or any of the Subsidiaries ("Property"), and has not received any notice from any governmental authorities or any other third parties respecting Pollutants on or beneath the surface of or emanating from any Property or ordering the remediation of any environmental condition on or at any Property.

          4.11 Labor and Employment Agreements.
               -------------------------------

               (a) Neither Corporation nor any of the Subsidiaries is (and will not be on the Closing Date) a party to: (i) any union collective bargaining or similar agreement, (ii) any profit sharing, pension, deferred compensation, bonus, stock option or incentive plan for which Purchaser will have any responsibility after the Closing Date,
(iii) any plan or policy providing for "fringe benefits" to Seller's employees for which Purchaser will have any responsibility after the Closing Date, (iv) any plan, policy or arrangement which provides medical or health benefits to retirees for which Purchaser will have any responsibility after the Closing Date, or (v) any outstanding contract or commitment with any officers, employees, agents, consultants or advisors for which Purchaser will have any responsibility after the Closing Date.

               (b) Neither Corporation nor any of its Subsidiaries are in default with respect to any term or condition of any agreement, plan or contract, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder. Corporation and the Subsidiaries have withheld and paid to the appropriate governmental authorities, or is withholding for payment not yet due to such authorities, all amounts required to be withheld from its employees and is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

               (c) To the best of Seller's knowledge, there is not pending or threatened any labor negotiation, demand, proposal, dispute, strike, work stoppage, charge, complaint, happening or other event or condition of a character (including an attempt by any union to represent employees of Corporation or any of the Subsidiaries as a collective bargaining agent) which would adversely impact Corporation or any of its Subsidiaries.

          4.12 Agreement Not in Breach of Certain Instruments.
               ----------------------------------------------
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the

Articles of Incorporation or Bylaws of Seller or result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with, (i) any judgment, decree, order or award of any court, governmental body or arbitrator to which Seller is a party or may be bound, (ii) any law, rule or regulation applicable to Seller, or
(iii) except as otherwise disclosed in this Agreement, any indenture, license, permit, contract, lease, commitment, understanding or other agreement to which Seller is a party or may be bound.

          4.13 Regulatory Approvals.  To Seller's knowledge, other
               --------------------
than as may be required by the Pacific Stock Exchange and the Securities and Exchange Commission, no consent, approval or authorization of, or declaration, failing or registration with, any federal, state, municipal or local governmental or regulatory authority or any other person is required of Seller in connection with the execution and delivery of this Agreement.

          4.14 Corporation Financial Statements.
               --------------------------------

               (a)  Attached hereto as Schedule 4.14 are copies of
                                       -------------
the following financial statements:

                    (i)  Consolidated balance sheets as of
December 31, 1998 and 1997, related consolidated statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998, together with the notes thereto, audited by Corporation's independent auditors (as of and for the year ended December 31, 1998 only); and

                    (ii) Unaudited condensed consolidated balance sheet of Corporation as of September 30, 1999 (the "Interim Balance Sheet") and related condensed consolidated statements of operations, changes in shareholder's equity and cash flows for the three and nine month periods ended September 30, 1999 and 1998 (collectively, the "Interim Financial Statements").

               (b)  The financial statements referenced in Schedule
                                                           --------
4.14 are referred to collectively as the "Corporation Financial
----
Statements". The Corporation Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, and present fairly the consolidated financial position of Corporation and the Subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholder's equity and cash flows of Corporation and the Subsidiaries for the periods stated therein.

               (c)  Undisclosed Liabilities.   Except as set forth
                    -----------------------
in the Interim Balance Sheet or the Schedules to this Agreement, neither Corporation nor any of the Subsidiaries have any liabilities or obligations of any kind, whether existing, fixed, contingent upon future events, vested, funded, unfunded or otherwise, except for (i) current liabilities which were incurred since the date of the Interim Balance Sheet in the ordinary course of Corporation's or the Subsidiary's, as the case may be, business, (ii) liabilities which will not have a Material Adverse Effect, and (iii) liabilities disclosed in this Agreement (including the Schedules hereto). For purposes of this Agreement, the term "Material Adverse Effect" means (A) any adverse impact on the assets, operations, liabilities, earnings, business or condition (financial or otherwise) of Corporation or any Subsidiary which represents a diminution in value to Corporation or the Subsidiary (whether immediate or as a result of diminished future net cash flows, and taking into account available insurance net of deductibles) of more than Fifty Thousand Dollars ($50,000), or (B) the creation of any lien, security interest, charge or encumbrance upon any of the Shares or any of the property of Corporation or any Subsidiary.

          4.15 Absence of Certain Changes or Events.  Since
               ------------------------------------
December 31, 1998, and except as disclosed in the Interim Financial Statements or on Schedule 4.14 or as contemplated in this Agreement,
                 -------------
there has not been with respect to Corporation or any Subsidiary:

               (a) any change in the operations, earnings, business or condition (financial or otherwise) which has been or which reasonably should expect to have, individually or in the aggregate with other changes, a Material Adverse Effect;

               (b)  any damage, destruction or casualty loss
(whether or not covered by insurance) which has been or which reasonably should expect to have a Material Adverse Effect;

               (c) any increase in the compensation payable to any director, officer, employee or agent other than routine increases made in the ordinary course of business consistent with past practice, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of such director, officer, employee or agent, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by Corporation or Subsidiary with respect to any such director, officer, employee or agent;

               (d) any addition to, or modification of, any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, arrangement or practice, other than accruals in accordance with the normal practices of Corporation and the Subsidiaries;

               (e) any sale, assignment or transfer (including without limitation any collateral assignment or the granting or permitting of any lien, charge or encumbrance) of any asset, property or right (except any sale or disposal of worn out and obsolete fixed assets, each in the ordinary course of business);

               (f)  any amendment, modification, waiver or
cancellation of any debt owned to, or claim of, Corporation or any Subsidiary, or settlement of any dispute involving any payment or other obligation due to or owned by Corporation or any Subsidiary to be made or performed after the Closing Date, involving more than $50,000 (provided that all items excluded by reason of such threshold can not exceed $150,000 in the aggregate);

               (g) any borrowing of money, any increase in any existing indebtedness, or the incurrence of any obligation or liability (whether absolute or contingent), other than current liabilities incurred in the ordinary course of business:

               (h) any capital expenditure or commitment to make a capital expenditure (exclusive of expenditures for repair or maintenance of equipment in the ordinary course of business) exceeding $50,000 individually or $150,000 in the aggregate, or the execution of any lease or similar arrangement with respect to any aspect of the business of Corporation or any Subsidiary, or incurring of liability therefor;

               (i) any cancellation, termination or amendment of any material contract, agreement, license or other instrument to which Corporation or any Subsidiary is a party or by which it is bound;

               (j) any lending or advance of money or other pledging of credit, by way of guaranty or otherwise, in connection with any aspect of its business, except normal travel and expense advanced to employees and normal equity advances incurred with respect to residential real property, in the ordinary course of business consistent with prior practice;

               (k) any declaration or payment of any dividend or other distribution of any kind with respect to any of the capital stock of Corporation or any Subsidiary;

               (l) any change in the methods of accounting employed in preparing the Interim Financial Statements;

               (m) any failure on the part of Corporation or any Subsidiary to operate its business in the ordinary course;

               (n) any agreement by, or commitment of, Seller, Corporation or any Subsidiary to do or permit any of the foregoing; or

               (o) any other event or condition outside the ordinary course of business that relates specifically to Corporation or any Subsidiary, as distinct from general economic conditions and matters affecting the relocation industry as a whole, which in any one case or in the aggregate will or can reasonably be expected to have a Material Adverse Effect.

          4.16 Corporate Minutes and Stock Transfer Records.
               --------------------------------------------
Seller has furnished to Purchaser for review the corporate minutes of Corporation and the Subsidiaries, which are current, complete and correct and which contains a complete and accurate record of all material actions taken by the Board of Directors and shareholders of Corporation and the Subsidiaries. Seller has furnished to Purchaser for review the stock certificate books of Corporation and the Subsidiaries, which are current, complete and correct and which accurately reflect all transactions involving equity securities of Corporation and the Subsidiaries.

          4.17 Investment Representations.
               --------------------------

               (a) This Agreement is made with Seller in reliance upon the Seller's representation to the Purchaser, which by its acceptance hereof Seller hereby confirms, that the Purchaser Shares to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person, or to any third person, with respect to any of the Purchaser Shares.

               (b) Seller understands that the Purchaser Shares are not registered under the Securities Act of 1933, as amended, on the ground that the sale provided for in this Agreement and the issuance of the Purchaser Shares hereunder is exempt from registration under the Securities Act of 1933, as amended, and that Purchaser's reliance on such exemption is predicated on seller's representations set forth herein. Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, Seller has in mind merely acquiring the Purchaser Shares for a fixed or determinable period in the future, or for a market rise or for sale if the market does not rise. Seller hereby confirms that it has not such intention.

               (c) Seller represents that it is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended, and that it is experienced in evaluating and investing in companies such as Purchaser, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to the capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. Seller further represents that it has had access, during the course of the transaction and prior to its purchase of the Purchaser Shares, to the same kind of information that would be provided in a registration statement filed by the Purchaser under the Securities Act of 1933, as amended, and that it has had, during the course of the transaction and prior to its purchase of the Purchaser Shares, the opportunity to as questions of, and receive answers from, the Purchaser concerning the terms and conditions of the offering and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it had access.

               (d) Seller understands that the Purchaser Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933, as amended, or an exemption therefrom, and that in the absence of any effective registration statement covering the Purchaser Shares or an available exemption from registration under the Securities act of 1933, as amended, the Purchaser Shares must be held indefinitely. In particular, Seller is aware that the Purchaser Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, unless all of the conditions of that Rule are met. Seller represents that, in the absence of an effective registration statement covering the Purchaser Shares, it will sell, transfer or otherwise dispose of the Purchaser Shares only in a manner consistent with its representations set forth herein.

          4.18 Legends; Stop Transfer.
               ----------------------

               (a) All certificates for the Purchaser Shares shall bear the following legend:

          These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act of an opinion of counsel satisfactory to the Purchaser that such registration is not required.

               (b) The certificates for the Purchaser Shares shall also bear any legend required by any applicable state securities law.

               (c) In addition, the Purchaser shall make a notation regarding the restrictions on transfer of the Purchaser Shares in its stock books and the Purchaser Shares shall be transferred on the books of the Purchaser only if transferred or sold pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering such shares or pursuant to and in compliance with the provisions of this Section 4.18.

          4.19 Survival of Representations and Warranties.   The
               ------------------------------------------
representations and warranties made by Seller herein shall be true and correct in all respects on the Closing Date and shall survive the Closing Date for a period of three (3) years.

     5.   Representations and Warranties of Purchaser. Purchaser
          -------------------------------------------
represents and warrants to Seller as follows:

          5.1  Organization.  Purchaser is duly organized and
               ------------
validly existing as a corporation in good standing under the laws of the State of Texas with the corporate power to own its properties and carry on its business in the manner in which such business is now being conducted.

          5.2 Authority.    Purchaser has full corporate power and on
              ---------
the Closing Date will have taken all corporate action necessary to execute, deliver and perform this Agreement. This Agreement and all other agreements herein contemplated to be executed in connection herewith by Purchaser have been duly executed and delivered by Purchaser, have been effectively authorized by all necessary action, corporate or otherwise, by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms.

          5.3 Regulatory Approvals.   To Purchaser's knowledge,
              --------------------
other than the approval of the Pacific Stock Exchange and the Securities and Exchange Commission, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, municipal or local governmental or regulatory authority or any other person is required of Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          5.4  Agreement Not in Breach of Certain Instruments.
               ----------------------------------------------
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser or result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with, (i) any mortgage, indenture, lease, agreement, contract, license, permit, trust or other instrument or commitment of any kind to which Purchaser is or may be bound, (ii) any judgment, decree, order or award of any court, governmental body or arbitrator to which Purchaser is a party or may be bound or (iii) any law, rule or regulation applicable to Purchaser.

          5.5  Purchaser Financial Statements.  The consolidated
               ------------------------------
balance sheets of Purchaser and its subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, together with the notes thereto, audited by Purchaser's independent auditors, as filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1998 (collectively, the "Purchaser Financial Statements"), have been prepared in accordance with generally accepted accounting principles, present fairly the consolidated financial position of Purchaser and its subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of Purchaser and its subsidiaries for the periods stated therein and are derived from the books and records of Purchaser and its subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices.

          5.6  Validity of Stock.  The Purchaser Shares, when
               -----------------
issued, sold and delivered in accordance with the terms of this Agreement, shall be duly and validly issued, fully paid and nonassessable and will be free of any liens or encumbrances, except for restrictions on transfer imposed by applicable federal and state securities laws.

          5.7. Survival.  The representations and warranties made
               --------
by Purchaser herein shall be true and correct in all respects on the Closing Date and shall survive the Closing Date for a period of three
(3) years.

     6.   Conduct of Business Pending Closing Date.  From and after
          ----------------------------------------
the date of this Agreement and until the Closing Date, Seller covenants, represents and warrants as follows:

          6.1 Full Access.  Seller shall cause Corporation to
              -----------
allow, at Purchaser's expense and at all reasonable times, Purchaser's employees, attorneys, accountants and other authorized representatives, free and full access to the offices, properties, books, records, documents and correspondence of Corporation relating to the business of Corporation and all of the work papers and other documents relating to same in the possession of Corporation's auditors or counsel, in order that Purchaser may have full opportunity to make such investigation as it may desire of the property, assets and the business of Corporation and in connection therewith furnish Purchaser at Purchaser's expense with photocopies of all such work papers and other documents as Purchase may request.

          6.2  Preservation of Organization.  Seller shall use its
               ----------------------------
best efforts to cause Corporation and its Subsidiaries to preserve their respective businesses and their respective business organizations intact, to keep available to Purchaser their present employees and to preserve for Purchaser their present relationships with their customers and others having business relations with them.

          6.3  Carry on Business in Regular Course.  Seller shall
               -----------------------------------
cause Corporation and its Subsidiaries to continue to operate their respective businesses in their normal and customary manner and shall not make any changes in their policies or methods of operations and shall keep and maintain all of their real property and improvements, equipment, furniture, fixtures and other assets in good order and repair. Without limiting the generality of the foregoing, Seller shall take all necessary steps regarding the operation of Corporation's and the Subsidiaries' respective businesses to assure that:

               (a) Neither Corporation nor any of its Subsidiaries shall further mortgage, pledge or subject to any lien, charge or encumbrance of any kind, any of its assets, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default.

               (b) Neither Corporation nor any of its Subsidiaries shall sell, assign, transfer or otherwise dispose of any of its inventory or assets other than in the ordinary course of business.

               (c) Neither Corporation nor any of its Subsidiaries shall amend its Articles of Incorporation (other than a Purchaser approved change of Corporation's name) or Bylaws.

               (d) Neither Corporation nor any of its Subsidiaries shall enter into any transaction material in nature or amount other than in the ordinary and usual course of business.

               (e) Corporation and its Subsidiaries shall maintain their respective books, accounts and records in the usual, regular and ordinary manner on a basis consistent with that heretofore employed.

               (f) Corporation and its Subsidiaries shall conduct their respective businesses in accordance with all laws, rules and regulations of the city, state and federal governments.

               (g) Corporation and its Subsidiaries shall maintain in full force and effect (i) existing insurance policies to cover and protect against loss or damage to the assets of Corporation or its Subsidiaries, as the case may be, (ii) all presently existing health insurance, and (iii) all fidelity insurance, if any, presently carried.

               (h) Neither Corporation nor any of its Subsidiaries shall increase any compensation payable to any officer, employee or agent of said corporation, and neither Corporation nor its Subsidiaries shall make any bonus payment or arrangement with any such person.

               (i) Corporation shall not declare, set aside, pay or make any dividend, in cash, property or stock, or redeem, purchase, issue or acquire any of its Shares or any options, warrants or rights therefor, make any distribution of any kind or make any other changes in its capital structure or agree to do or cause or permit any of the foregoing to be done.

     7.   Conditions Precedent to Purchaser's Obligations.   All
          -----------------------------------------------
obligations of the Purchaser hereunder, including its obligation to consummate this Agreement, shall be subject to Seller's fulfillment on the Closing Date, of each of the following express conditions precedent (any of which may be waived in whole or in part in writing by the Purchaser):

               (a) Seller's covenants, representations and warranties herein contained shall be true on the Closing Date;

               (b) Seller shall have performed or complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on the Closing Date;

               (c) Seller shall execute or deliver instruments of transfer as Purchaser may reasonably require to effectively carry out the transfer of the Stock contemplated by this Agreement;

               (d) Purchaser shall have received shareholder approval of the transactions contained herein; and

               (e) Purchaser shall have received from its financial advisor an opinion, dated as of the date of the proxy statement for the special meeting of the shareholders of Purchaser to vote upon this Agreement, that the consideration to be paid by Purchaser for the Shares is fair to the shareholders of Purchaser from a financial point of view.

     8.   Closing Date.  The Closing Date of the transactions,
          ------------
transfers and exchanges herein set forth shall be effective as of the close of Seller's business on January 31, 2000 or such later date agreed to by the parties.

     9.   Mutual Indemnification.  All statements contained herein
          ----------------------
and in any certificate, instrument or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the respective parties hereunder, and each party shall pay, defend, indemnify and hold harmless the other against any and all losses, claims, liabilities, damages or expenses of any kind (including, without limitation, reasonable attorneys' fees and accounting fees, whether or not litigation be commenced in aid thereof) resulting from any misrepresentation, inaccuracy or breach of any representation, warranty or covenant herein contained or contained in any certificate, document, list, schedule or instrument delivered to either party in connection with this Agreement or the transactions contemplated herein, or other breach hereof or failure of compliance herewith. All claims or demands for indemnification hereunder must be asserted within the limitation periods set forth in Sections 4.19 and 5.7 hereof.

     10.  Expenses of Sale; Brokers.  Seller and Purchaser shall
          -------------------------
bear all its own costs and expenses (including attorney's and accountant's fees) incident to the performance by it of its obligations under this Agreement. Each party represents that no broker is involved and agrees to indemnify and hold the other party harmless from and against all claims for finder's fees and commissions made by any person allegedly arising from acts of such indemnifying party.

     11.  Binding Agreement.  All of the terms of this Agreement
          -----------------
shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their heirs, personal representatives, successors and assigns.

     12.  Entire Agreement.  This Agreement embodies the entire
          ----------------
agreement between the parties and may not be modified or terminated orally. This Agreement shall be construed and interpreted according to the laws of the State of Missouri.

     13.  Notices.  All notices required to be given or which may be
          -------
given hereunder shall be deemed delivered and deposited in the United States mail by registered or certified mail, postage prepaid, at the addresses as set forth below:

     A.   If to Purchaser:

          Lincoln Heritage Corporation
          1250 Capital of Texas Highway
          Building 3, Suite 100
          Austin, Texas 78746
          Attn:  Clifton Mitchell, President

     B.   If to Seller:

          National Heritage Enterprises, Inc.
          10 S. Brentwood
          St. Louis, Missouri 63105
          Attn:  Brent D. Cassity, President

     C.   With a copy of all such notices to be sent to:

          Wittner, Poger, Spewak & Maylack, P.C.
          7700 Bonhomme, Suite 400
          St. Louis, Missouri 63105
          Attn:  Jean H. Maylack

     14.  Severability.  In the event any one or more of the
          ------------
provisions contained in this Agreement or application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement or any other implication thereof shall not in any way be effected or impaired.

     15.  Counterparts.  This Agreement may be executed
          ------------
simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed this 20th day of December 1999.



                    LINCOLN HERITAGE CORPORATION

                    By:  /s/ Clifton Mitchell
                         ---------------------
                         Clifton Mitchell, President

                           "Purchaser"



                    NATIONAL HERITAGE ENTERPRISES, INC.

                    By:  /s/ Brent D. Cassity
                         ---------------------
                         Brent D. Cassity, President

                             "Seller"

             RESOLUTION TO AMEND THE AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION
                                OF
                   LINCOLN HERITAGE CORPORATION


     The following amendment to the Amended and Restated Articles of Incorporation of Lincoln Heritage Corporation shall be considered and voted upon by the shareholders of Lincoln Heritage Corporation at the Special Meeting of Shareholders to be held March 9, 2000:

     RESOLVED, that Article First of the Amended and Restated Articles of Incorporation of Lincoln Heritage Corporation (the "Corporation") be amended in its entirety to read as follows:

         "FIRST: The name of the Corporation is Forever Enterprises, Inc."

                   LINCOLN HERITAGE CORPORATION
            PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                          MARCH 9, 2000

     The undersigned hereby appoints Randall K. Sutton and Howard A. Wittner, and each of them, with or without the other, proxies, with full power of substitution to vote, as designated below, all shares of common stock, $0.01 par value, of Lincoln Heritage Corporation (the "Company") that the undersigned signatory hereof is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the law offices of Wittner, Poger, Spewak and Maylack, P.C., 7700 Bonhomme Avenue, Suite 400, St. Louis, Missouri 63105, on Thursday, March 9, 2000, at 10:00 a.m., and all adjournments thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.


1. A proposal to approve an amendment to the Amended and Restated Articles of Incorporation of Lincoln Heritage Corporation to change the name of Lincoln Heritage Corporation to "Forever
     Enterprises, Inc."

     / / FOR                / / AGAINST               / / ABSTAIN


2. Proposal to approve the stock acquisition agreement dated as of December 20, 1999 by and between National Heritage Enterprises, Inc. and Lincoln Heritage Corporation pursuant to which Lincoln Heritage Corporation will acquire Forever Enterprises, Inc. in exchange for shares of Common Stock, $0.01 par value, of Lincoln Heritage Corporation.

     / / FOR                / / AGAINST               / / ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE MATTERS LISTED IN PROPOSALS 1 AND 2.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPROVAL OF THE MATTERS SET FORTH IN PROPOSALS NO. 1 AND 2 ABOVE.

                                 DATED:
                                       --------------------------------


                                 --------------------------------------
                                              Signature

                                 --------------------------------------
                                       Signature, if held jointly

                                 Please sign exactly as name appears on
                                 this Proxy Card. When shares are held
                                 by joint tenants, both should sign.
                                 When signing as attorney-in-fact,
                                 executor, administrator, personal
                                 representative, trustee or guardian,
                                 please give full title as such. If a
                                 corporation, please sign in full
                                 corporate name by President or other
                                 authorized officer. If a partnership,
                                 please sign in partnership name by
                                 authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.